    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 18, 1997.


                                                      REGISTRATION NO. 333-18605
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                AMENDMENT NO. 3

                                       TO

                                   FORM SB-2
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                    PIRANHA INTERACTIVE PUBLISHING, INC.(R)
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

              NEVADA                             7372                           86-0779928
   (STATE OR OTHER JURISDICTION      (PRIMARY STANDARD INDUSTRIAL            (I.R.S. EMPLOYER
OF INCORPORATION OR ORGANIZATION)    CLASSIFICATION CODE NUMBER)           IDENTIFICATION NO.)

                            1839 WEST DRAKE, SUITE B
                              TEMPE, ARIZONA 85283
                                 (602) 491-0500
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                               TIMOTHY M. BRANNAN
                      CHAIRMAN OF THE BOARD AND PRESIDENT
                            1839 WEST DRAKE, SUITE B
                              TEMPE, ARIZONA 85283
                                 (602) 491-0500
(NAME, ADDRESS INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                               AGENT FOR SERVICE)
                            ------------------------

                                WITH COPIES TO:


                   JAMES L. ADLER, JR., ESQ.                                        SHELDON MISHER, ESQ.
               SQUIRE, SANDERS & DEMPSEY L.L.P.                                    BACHNER, TALLY, POLEVOY
                    TWO RENAISSANCE SQUARE                                              & MISHER LLP
              40 NORTH CENTRAL AVENUE, SUITE 2700                              380 MADISON AVENUE, 18TH FLOOR
                    PHOENIX, ARIZONA 85004                                        NEW YORK, NEW YORK 10017
                   TELEPHONE: (602) 528-4000                                      TELEPHONE: (212) 687-7000
                      FAX: (602) 253-8129                                            FAX: (212) 682-5729


                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable from time to time after the date of this Registration
                                   Statement.
                            ------------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. [X]
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [X]
                            ------------------------
================================================================================


           TITLE OF EACH CLASS OF SECURITIES                    AMOUNT TO BE           PROPOSED MAXIMUM            AMOUNT OF
                   TO BE REGISTERED                              REGISTERED           AGGREGATE PRICE(1)        REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------------
Units, each consisting of one share of Common Stock,
  $.001 par value and one Class A Warrant(2)...........           1,840,000                 9,200,000                  2,788
Common Stock, $.001 par value(3).......................           1,840,000                11,960,000                  3,625
Unit Purchase Option(4)................................             160,000                       160                      1
Units, each consisting of one share of Common Stock,
  $.001 par value and one Class A Warrant(5)...........             160,000                   960,000                    291
Common Stock, $.001 par value(5).......................             160,000                 1,040,000                    315
    Total..............................................                                    23,160,160                 16,721(6)
==============================================================================================================================


    (1) Estimated solely for purposes of determining the registration fee in accordance with Rule 457(a) under the Securities Act of 1933.

    (2) Includes 240,000 Units subject to the Underwriter's over-allotment option.

    (3) Issuable on exercise of the Class A Warrants.
    (4) To be issued to the Underwriter.
    (5) Issuable upon exercise of the Unit Purchase Option and/or the Warrants issuable thereunder.

    (6) Not reduced by reason of deletion of Class B Warrants and Bridge Securityholders' Warrants from registration. This fee has previously been paid.


    Pursuant to Rule 416 under the Securities Act of 1933, as amended, there are also being registered such additional shares of Common Stock as may become issuable pursuant to anti-dilution provisions upon exercise of the Class A Warrants and the Unit Purchase Options.

    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

                                EXPLANATORY NOTE


     This Registration Statement covers the registration of (i) up to 1,840,000 units, including units to cover over-allotments, if any, (collectively, the "Units"), each Unit consisting of one share of Common Stock, $.001 par value ("Common Stock"), of Piranha Interactive Publishing, Inc., a Nevada corporation (the "Company"), and one redeemable Class A Warrant ("Class A Warrant"), for sale by the Company in an underwritten public offering and, (ii) 1,840,000 shares of Common Stock underlying the Class A Warrants included in the Units. Upon the closing of this Offering, the Company shall issue an additional 750,000 Class A Warrants (the "Selling Securityholders' Warrants") to certain of its securityholders (the "Selling Securityholders") upon the automatic conversion of 750,000 warrants (the "Bridge Warrants") acquired by them in the Company's private placement in November and December 1996 (the "Bridge Financing"). The Selling Securityholders' Warrants are expected to become freely tradeable one year from the closing date of the offering made hereby; additionally the Selling Securityholders have agreed not to exercise their Selling Securityholders' Warrants for a period of one year from the date of the Prospectus included in this Registration Statement. The Company has agreed to file a Registration Statement covering the Selling Securityholders' Warrants for the current use by the holders thereof upon disposition of the Selling Securityholders' Warrants or the shares of Common Stock issuable upon exercise of such Warrants. The Company will file such Registration Statement nine months from the date of this Prospectus, and shall cause such Registration Statement to be declared effective 12 months from the date of this Prospectus.

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                  SUBJECT TO COMPLETION, DATED AUGUST 18, 1997



PROSPECTUS                                                       1,600,000 UNITS

                                 [PIRANHA LOGO]
                    PIRANHA INTERACTIVE PUBLISHING, INC.(R)


     All of the Units being offered hereby (the "Offering") are being sold by Piranha Interactive Publishing, Inc., a Nevada corporation (together with its predecessor, the "Company"). Each unit ("Unit") offered by the Company consists of one share of Common Stock, $.001 par value ("Common Stock"), and one redeemable Class A Warrant ("Class A Warrant"). The Class A Warrants included in the Units offered hereby are collectively referred to in this Prospectus as the "Class A Warrants" or "Warrants." The components of the Units will be separately transferable immediately upon issuance. Each Class A Warrant entitles the holder to purchase for $6.50 one share of Common Stock, subject to adjustment, at any time until the fifth anniversary of the date of this Prospectus. Commencing one year from the date hereof, the Class A Warrants are subject to redemption by the Company at a redemption price of $.05 per Warrant on 30 days' written notice, provided the average closing bid price of the Common Stock for any 30 consecutive trading days ending within 15 days of the notice of redemption exceeds $9.10 per share (subject to adjustment). See "Description of Securities".



     Prior to this Offering, there has been no public market for the Units, Common Stock or the Warrants and there can be no assurance that such a market will develop. The Common Stock, Units and Class A Warrants have each been approved for quotation on the Nasdaq SmallCap Market ("Nasdaq") under the symbols "PRAN", "PRANU" and "PRANW", respectively, subject to notice of issuance. It is anticipated the initial public offering price will be $5.00 per Unit. See "Underwriting" for a discussion of factors considered in determining the initial public offering price. FOR INFORMATION CONCERNING A SECURITIES AND EXCHANGE COMMISSION INVESTIGATION RELATING TO THE UNDERWRITER, SEE "RISK FACTORS" AND "UNDERWRITING".



     Upon completion of this Offering (assuming no exercise of the Underwriter's over-allotment option), the Officers and Directors of the Company as a group will hold approximately 50% of the Company's outstanding voting stock, all of which voting stock is controlled by Timothy M. Brannan, President and Chairman of the Company, as Voting Trustee under a Voting Trust Agreement and as proxy pursuant to an Irrevocable Proxy Agreement. See "Principal Stockholders".

                               ------------------
   THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK AND IMMEDIATE SUBSTANTIAL DILUTION. SEE "RISK FACTORS" AND "DILUTION" BEGINNING ON PAGE 7 OF
   THIS PROSPECTUS. THESE SECURITIES SHOULD NOT BE PURCHASED BY INVESTORS WHO
               CANNOT AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT
                               ------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES AGENCY NOR HAS THE COMMISSION OR ANY
    SUCH AGENCY PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


==============================================================================================================
                                                                                              PROCEEDS TO
                                                  PRICE TO PUBLIC       UNDERWRITING          COMPANY(2)
                                                                        DISCOUNTS AND
                                                                       COMMISSIONS(1)
--------------------------------------------------------------------------------------------------------------
Per Unit.......................................         $5.00               $.475               $4.525
--------------------------------------------------------------------------------------------------------------
Total(3).......................................      $8,000,000           $760,000            $7,240,000
==============================================================================================================



(1) Does not include additional compensation to be received by the Underwriter in the form of (a) a non-accountable expense allowance payable by the Company to the Underwriter equal to 3% ($240,000) of the aggregate initial public offering price of the Units ($276,000 if the overallotment option is exercised in full) and (b) an option to the Underwriter (the "Unit Purchase Option") to purchase up to 160,000 Units for $6.00 per Unit (120% of the initial public offering price) during the three-year period commencing two years after the date of this Prospectus . The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting".



(2) Before deducting expenses of the Offering payable by the Company estimated at $880,000 ($916,000 if the over-allotment option is exercised in full), including the Underwriter's non-accountable expense allowance.



(3) The Company has granted the Underwriter a 45-day option to purchase up to 240,000 additional Units on the same terms and conditions as set forth above solely to cover over-allotments, if any. If the over-allotment option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions and Proceeds to Company will be $9,200,000, $874,000 and $8,326,000, respectively. See "Underwriting".


                               ------------------


    The Units are offered by the Underwriter on a "firm commitment" basis, subject to prior sale, when, as and if delivered to and accepted by the Underwriter, and subject to the right of the Underwriter to withdraw, cancel or modify such offer without notice and to reject orders in whole or in part and to certain other conditions. It is expected that delivery of the certificates representing the Units will be made at the offices of D.H. Blair Investment Banking Corp., 44 Wall Street, New York, New York 10005, on or about September
  , 1997.


                      D.H. BLAIR INVESTMENT BANKING CORP.
                The date of this Prospectus is August   , 1997.

                                [COMPANY'S LOGO]

     Piranha publishes interactive multimedia software providing education, entertainment, reference and personal productivity titles for the home personal computer market.

   [Photos of six products offered by the Company, clockwise from upper left:
Majestic(TM); Syn-Factor(TM); Travel CD Piranha Pack(TM); Alice's Adventures in
    Wonderland; Piranha Pack -- Something for Everyone(TM); and The Academic
                           Edge(TM)Piranha Pack(TM).]

    The Company intends to distribute to its shareholders annual reports containing financial statements audited by its independent public accountants and will make available copies of quarterly reports for the first three quarters of each fiscal year containing unaudited financial information.

    CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE UNITS. SUCH TRANSACTIONS MAY INCLUDE THE PURCHASE OF UNITS, THE COMMON STOCK AND WARRANTS, FOLLOWING THE PRICING OF THE OFFERING TO COVER A SYNDICATE SHORT POSITION IN THE UNITS, THE COMMON STOCK AND WARRANTS, OR FOR THE PURPOSE OF MAINTAINING THE PRICE OF THE UNITS AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

   Piranha Interactive Publishing(R), Majestic(TM), Alien Encounter(TM), Syn-Factor(TM), Treasured Tales(TM), Travel CD Piranha Pack(TM), The Academic Edge(TM), Piranha Pack -- Something For Everyone(TM), Piranha Pack(TM), Preschool Mother Goose(TM) and the Piranha logo are trademarks of the Company. This Prospectus also includes trademarks and trade names of entities other than the Company.

                               PROSPECTUS SUMMARY


     The following summary is qualified in its entirety by the more detailed information and financial statements (including the notes thereto) appearing elsewhere in this Prospectus. Unless otherwise indicated, the information in this Prospectus does not give effect to the exercise of: (i) the Underwriter's over-allotment option; (ii) the Warrants; or (iii) the Unit Purchase Option. Except as specifically otherwise set forth elsewhere in this Prospectus, all share information contained herein gives retroactive effect to the reincorporation of the Company in the State of Nevada (previously organized and existing as an Arizona corporation) and a recapitalization effected in November 1996 (the "Recapitalization") consisting of (i) an increase in the Company's authorized shares of Common Stock to 20,000,000 shares; (ii) the provision for 5,000,000 shares of Preferred Stock, with the designations, powers and preferences to be determined by the Board of Directors from time to time; (iii) the conversion upon such reincorporation and Recapitalization of all of the issued and outstanding shares of Common Stock, no par value, of the Arizona corporation into 1,200,000 shares of the Nevada corporation's Common Stock, $.001 par value, on an approximately 242-for-one basis and (iv) an approximately
0.33 share of Common Stock dividend declared by the Company as of August 11, 1997 and issued as to each share of the Company's then outstanding Common Stock. When used in this Prospectus, unless otherwise specified, the term "Common Stock" shall refer to the $.001 par value Common Stock of the surviving Nevada corporation. See "Capitalization" and "Description of Securities".


                                  THE COMPANY


     Piranha Interactive Publishing, Inc. (the "Company") publishes interactive multimedia software products providing education and entertainment as well as reference and personal productivity titles for the home personal computer ("PC") market. The Company generally licenses software programs being developed by independent third party developers. The Company then directs and assists the developers in finishing the programs according to its specifications, imprints and duplicates the programs in a media format, packages them in a proprietary manner, and markets and distributes the finished products under the Piranha name as well as proprietary titles whenever possible. Since the release of its first title in August 1995, the Company has licensed and marketed seven titles under its own label including (i) three "Piranha Packs," each of which offers 10 or 11 individual subject titles relating to a central theme and (ii) four standalone, individually packaged titles. In addition, the Company has marketed 13 titles under affiliate relationships with two third party publishers pursuant to revenue-sharing agreements. To date, the Company has published all of its titles in computer compact disc read-only memory ("CD-ROM") format. In the future, the Company may distribute its products in other media, such as digital versatile disc ("DVD"), on-line information services, television-based formats, telephone and cable networks and direct broadcast satellite, if market acceptance of such formats becomes widespread.



     The Company intends to focus its product offerings on "edutainment" titles, which combine entertainment and educational content, games, reference and personal productivity titles, and other content titles which it determines to have market potential. The Company has published and plans to publish titles in various categories, including entertainment (e.g. Majestic: Alien Encounter, a deep space adventure game), early childhood education (e.g. Treasured Tales Presents Alice's Adventures in Wonderland, a children's interactive storybook), reference (e.g. Academic Edge, a 10 CD educational theme pack), and personal productivity (e.g. Travel CD Piranha Pack, an 11 CD travel and recreational theme pack). When practicable, the Company publishes titles which are episodic in design, thereby facilitating the production of sequential products and the generation of increased customer loyalty. For example, Syn-Factor, the sequel to the Company's game, Majestic: Alien Encounter, was released in February of 1997. The Company is also scheduled to release Dead Reckoning, a 3-D action game, and Cracking the Conspiracy [working title], a 3-D adventure game, during the fourth quarter of 1997.


     The Company's strategy is generally to license its software programs from independent, third party software developers. The Company believes this strategy enables it to avoid expending significant financial resources over a lengthy period of time towards the research and development of a product that may never achieve significant market acceptance, a substantial burden facing in-house software development companies.

As competition for products from independent developers intensifies, however, the Company may be required to commit significant financial resources to third party developers in order to obtain desirable programs. By drawing upon independent developers, the Company is able to capitalize upon the variety of creative products currently being developed by a growing number of independent software developers, an increase made possible in part by the availability of industry standard authoring tools which assist software programmers with the technical development of the titles. Pursuant to license agreements with these developers, the Company pays a royalty based upon sales of the product and in most instances an up-front advance and/or guaranteed minimum royalty payment. The Company has also designed one title, Preschool Mother Goose, with the assistance of consultants which it then subcontracted to independent software programmers for development. The Company may follow the same procedure with additional future titles.

     The Company's growth strategy consists of (i) targeting the growing home-based, consumer PC market, (ii) building the brand recognition of "Piranha" title offerings, (iii) expanding and enhancing its portfolio of interactive multimedia software products by generally licensing software programs from third party developers who are in the process of developing such products, (iv) expanding the placement of Piranha products with retailers and distributors, and
(v) seeking out appropriate strategic relationships, including the acquisition of other software publishers.


     The Company presently sells its products to retailers and distributors through its own direct sales and marketing efforts. The Company's marketing activities include channel marketing in partnership with its retailers and distributors; direct advertising in PC periodicals; Internet website demos and advertising; trade shows; and pre-release marketing. Since its inception in November 1994, the Company has entered into distribution agreements with several large national software distributors, as well as a number of other smaller and specialty distributors. The Company currently places its products with a number of the largest software retailers (in terms of software sales volume) in the United States.



     The Company's management team has worked closely together for the past three to six years and all have prior software publishing experience. The Company was incorporated in Arizona on November 14, 1994 and reincorporated in Nevada on November 22, 1996. Its corporate headquarters are located at 1839 West Drake, Suite B, Tempe, Arizona 85283, and its telephone number is (602) 491-0500. The Company's website address is http://www.piranhainteractive.com.

                            ------------------------

     This Prospectus contains "forward-looking statements," including statements regarding, among other items, the Company's growth strategy, future products, sales, ability to license future software programs and market products and anticipated trends in the Company's business. Actual results could differ materially from these forward-looking statements as a result of a number of factors, including, but not limited to, the Company's early stage of development, the need for additional financing, intense competition in various aspects of its business, the seasonal nature of its business, its dependence on third party authors and key personnel, and other factors described under "Risk Factors" and elsewhere herein.

                                  THE OFFERING


Securities Offered by the
  Company..................  1,600,000 Units, each Unit consisting of one share of Common Stock and one Class A Warrant. Each Class A Warrant is exercisable at any time during the five years following the date of this Prospectus to purchase one share of Common Stock for $6.50, subject to adjustment. The Class A Warrants are subject to redemption by the Company at $.05 per Warrant upon 30 days prior written notice at any time commencing one year from the date of this Prospectus in certain circumstances. The Common Stock and Class A Warrants will be separately tradeable immediately upon issuance. See "Description of Securities".



Common Stock Outstanding
  Before Offering(1).......  1,600,000 shares(2)



Common Stock Outstanding
  After Offering(1)........  3,200,000 shares(2)(3)



Use of Proceeds............  The Company intends to use the proceeds for repayment of an aggregate of $1,500,000 principal amount of notes issued pursuant to the Bridge Financing (the "Bridge Notes"), plus accrued interest; repayment of an aggregate of $575,000 principal amount of notes issued to the Underwriter and a corporation controlled by a family member of the sole stockholder of the Underwriter (collectively, the "Underwriter Notes") plus accrued interest; acquisition of software programs; sales and marketing costs, including salaries for additional personnel; and working capital. See "Use of Proceeds" and "Underwriting".


Risk Factors...............  The securities offered hereby involve a high degree of risk and will result in immediate substantial dilution to public investors. An investment in the Units offered hereby should be made only after a careful consideration of the various risks which may affect the Company and its operations. See "Risk Factors" and "Dilution".

Proposed Nasdaq Symbols....  Common
                               Stock       -- PRAN
                               Units      -- PRANU
                               Class A
                               Warrants -- PRANW
---------------
(1) For a description of the voting and other rights of the Common Stock, see "Description of Securities -- Common Stock".


(2) Does not include 66,500 shares of Common Stock which are issuable upon exercise of options to be outstanding at the closing of the Offering at an exercise price of $5.00 and 233,500 shares of Common Stock reserved for issuance upon future grants of options to be issued under the Company's 1996 Stock Option Plan. See "Management -- 1996 Stock Option Plan".



(3) Does not include shares of Common Stock issuable upon exercise of (i) the Unit Purchase Option and the Class A Warrants underlying the Unit Purchase Option; (ii) the Class A Warrants forming part of the Units offered hereby;
    (iii) the Units included in the Underwriter's over-allotment option; and
    (iv) the 750,000 Class A Warrants to be issued to holders of the Bridge Warrants. See "Capitalization -- Bridge Financing", "Description of Securities", "Shares Eligible for Future Sale", and "Underwriting".

                         SUMMARY FINANCIAL INFORMATION

STATEMENT OF OPERATIONS DATA:


                                                                                    SIX MONTHS ENDED
                                                                                        JUNE 30,
                                                 YEAR ENDED        YEAR ENDED         (UNAUDITED)
                                                DECEMBER 31,      DECEMBER 31,   ----------------------
                                                    1995              1996         1996         1997
                                              -----------------   ------------   ---------   ----------
Net Sales...................................     $ 1,342,034       $  424,810    $ 353,144   $   67,656
Costs and Expenses..........................       1,153,891        1,337,148      695,607    1,019,502
Net income (loss)...........................         188,143         (912,338)    (342,463)    (951,846)
Net loss per common share...................                                                 $    (2.54)
Shares used in computing net loss per common
  share.....................................                                                    375,000
Pro forma net income (loss)(1)..............         109,123         (834,874)    (312,385)
Pro forma net income (loss) per common
  share:....................................     $      0.26       $    (2.11)   $   (0.75)
Shares used in computing pro forma net
  income (loss) per common share:...........         417,334          395,565      416,244


---------------
(1) From inception, until November 15, 1996, the Company elected to be treated as a Subchapter S corporation for federal income tax purposes. As such, all tax liability flowed through to the individual shareholders. The pro forma financial data presented herein is as if the Company had been a C corporation for federal income tax purposes from inception at an assumed tax rate of 42%.

BALANCE SHEET DATA:


                                                DECEMBER 31,                   JUNE 30, 1997
                                           ----------------------     -------------------------------
                                             1995        1996           ACTUAL        AS ADJUSTED(1)
                                           --------   -----------     -----------     ---------------
Current assets...........................  $491,086   $   493,506     $   304,197       $ 4,837,916
Working capital (deficit)................   173,926    (1,214,783)     (2,266,370)        4,563,350
Total assets.............................   521,166     1,053,870         964,841         4,913,201
Total liabilities........................   353,704     1,755,892       2,618,709           322,708
Stockholders' equity (deficit)...........   167,462      (702,022)     (1,653,868)        4,590,493


---------------

(1) Adjusted to give effect to the sale of the 1,600,000 Units offered hereby at an assumed initial public offering price of $5.00 per Unit less underwriter discounts, commissions and estimated expenses of the Offering and the repayment of the Bridge Notes and the Underwriter Notes. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Result of Operations".

                                  RISK FACTORS

     An investment in the securities offered hereby involves a high degree of risk and should only be made by investors who can afford the loss of their entire investment. Prospective investors, prior to making an investment decision, should give careful consideration, in addition to the other information contained in this Prospectus, to the following risk factors. This Prospectus contains "forward-looking statements," including statements regarding, among other items, the Company's growth strategy, future products, sales, ability to license future software programs and market products and anticipated trends in the Company's business. Actual results could differ materially from these forward-looking statements as a result of a number of factors, including, but not limited to, the Company's early stage of development, the need for additional financing, intense competition in various aspects of its business, the seasonal nature of its business, its dependence on third party authors and key personnel, and other factors described in the Risk Factors sections set forth below and elsewhere herein.


     EARLY STAGE COMPANY; LIMITED OPERATING HISTORY. The Company commenced operations in November 1994 and began shipping its products in August 1995. The Company's financial statements for the period ended December 31, 1996, reflect deficits for working capital as well as a total stockholders' deficit of $(702,022) and an accumulated deficit of $(212,519). The Company's financial statements for the six month period ended June 30, 1997, reflect deficits for working capital as well as a total stockholders' deficit of $(1,653,868) and an accumulated deficit of $(1,164,365). Although the Company was profitable during the fourth quarter of 1995, since that time it has incurred losses. The Company's profitability in 1995 was enhanced due to the fact that the Company had not then incurred expenses to develop necessary infrastructure nor incurred any significant overhead. The Company's founders did not begin drawing salaries until October 1995. In addition, the Company's working capital deficiency during the last three quarters of 1996 and the first half of 1997 materially hampered its ability to launch new products or sell sufficient quantities of existing products in accordance with its business strategy. Accordingly, past results are not indicative of future performance. The Company's ability to expand its operations is dependent upon a number of factors such as the availability of appropriate programs to the Company, the Company's marketing efforts, trends in personal computer sales and usage, changes in available technology, changes in the competitive environment of personal computer software and general economic conditions. Many of these factors are outside the Company's control and changes in these factors or the emergence of new competitive or other factors cannot be accurately predicted.



     ACCUMULATED DEFICIT; WORKING CAPITAL AND CAPITAL DEFICITS. To become profitable, the Company will need to substantially expand its product offerings. In the past, the Company's revenues have been concentrated in only a few products, with three products resulting in 90% of annual net sales for 1995, two products resulting in 78% of annual net sales for 1996 and three products resulting in 80% of net sales for the six month period ended June 30, 1997. However, the Company believes this concentration to be largely a result of the limited number of products offered to date, and the Company intends to market a broader variety and number of titles in the future consistent with its business strategy. In the past, the Company's ability to release new products as well as its ability to ship existing products in a timely manner and in sufficient quantities to meet customer demand have been hampered by its inability to generate sufficient cash flows from operations and its inability to raise capital from external sources. The Company's financial statements for the year ended December 31, 1996 and the six month period ended June 30, 1997 reflect deficits for total capital and working capital as well as an accumulated deficit in retained earnings. Furthermore, the Company does not have experience marketing a significant number of products, and there can be no assurance that it will be able to do so successfully. There can be no assurance that revenues will increase significantly in the future or that the Company will achieve ongoing profitable operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business".


     THE COMPANY'S ABILITY TO CONTINUE AS A GOING CONCERN. The Company has received a report from its independent auditors that includes an explanatory paragraph regarding uncertainty as to the ability of the Company to continue as a going concern. Among the factors raising substantial doubt as to the Company's ability to continue as a going concern is the Company's difficulty in generating sufficient cash flows from operations, and its subsequent working capital deficiency. The Company has incurred operating losses and may continue to do so in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Financial
Statements -- Report of Independent Auditors."

     NEED FOR ADDITIONAL FINANCING. The Company has significant cash requirements in connection with its business. In addition to its working capital requirements, the Company must fund the production and marketing of its products prior to the time the products are available for sale. Additionally, the Company in most cases pays upfront advances and/or guaranteed royalties to third party authors, which expenditures are expected to significantly increase as the Company expands its product lines. See "Risk Factors -- Dependence on Third Party Authors." The Company's potential receipt of revenues from product sales are subject to substantial contingencies, and there can be no assurances concerning the timing and amount of future revenues from product sales. Additionally, the Company generally does not receive payment from its retail and distribution customers until a period after products are sold to end-users. Historically, the Company has received such payments from between 90 to 120 days after shipment of its products. This slow revenue receipt cycle which has occurred in the past, and is expected to continue in the future, has resulted in the Company having inadequate working capital to maintain its distribution pipelines, fund publication of new products or otherwise fund its ongoing operations. Further, the Company's sales are seasonal and, accordingly, during a significant portion of its fiscal year the Company's revenues have been, and may in the future be, insufficient to fund its operating expenses. The Company will attempt to obtain credit, such as a revolving loan facility, to alleviate the effects of its cash flow cycles, but there can be no assurance that the Company will obtain such credit on satisfactory terms or at all.

     The Company expects that the net proceeds of this Offering will enable it to meet its liquidity and capital requirements for approximately 12 months following completion of the Offering, although the Company's capital requirements are subject to numerous contingencies associated with early-stage companies. The Company may be required to seek additional financing in the event of delays, cost overruns or unanticipated expenses associated with a company in an early stage of development, or in the event the Company does not realize anticipated revenues. In addition, the Company may require additional financing in the future to further expand its product offerings or to make strategic acquisitions. There can be no assurance that such additional financing will be available, or that, if available, such financing will be obtainable on terms favorable to the Company or its stockholders. The Company has no commitment for any such financing and in the event such necessary financing is not obtained, the Company's operations will be materially adversely affected and the Company will have to cease or substantially reduce operations. Any additional equity financings may be dilutive to stockholders, and debt financings, if available, may involve restrictive covenants. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations".


     SEASONALITY; FLUCTUATIONS IN QUARTERLY RESULTS. A significant portion of the Company's operating expenses are relatively fixed, and planned expenditures are based in part on sales forecasts. If net sales do not meet the Company's expectations, the Company's business, operating results and financial condition could be materially adversely affected. Further, the edutainment and games software business is highly seasonal. Net revenues are typically significantly higher during the fourth calendar quarter, due primarily to the increased demand for such software during the year-end holiday buying season. As the Company's profitability significantly depends on sales made in the fourth quarter, the Company's operations could be materially adversely affected by an economic downturn in any fourth quarter. Additionally, if product introductions planned for the peak holiday season are delayed, the Company's operating results could be materially adversely affected. Net revenues in other quarters are generally lower and vary significantly as a result of new product introductions and other factors. There can be no assurance that the Company will achieve consistent profitability on a quarterly or annual basis. As a result of its working capital deficiency during the last three quarters of 1996 and the six month period ended June 30, 1997, the Company's net sales were materially hampered by its inability to launch new products and, during the second and third quarters of 1996, to ship quantities of products sufficient to satisfy customer demand.


     The Company has experienced, and expects to continue to experience, significant fluctuations in quarterly operating results due to a variety of factors, including the size and rate of growth of the consumer multimedia software market, market acceptance of the Company's products and those of its competitors, development and promotional expenses relating to the introduction of new products or new versions of existing products, projected and actual changes in computing platforms, the timing and success of product introductions, product returns, changes in pricing policies by the Company and its competitors, the accuracy of retailers' forecasts of consumer demand, the timing of orders from major customers, order cancellations and delays in shipment. In response to competitive pressures, the Company may take certain pricing or marketing actions that could materially adversely affect the Company's business, operating results and financial condition. Products are generally shipped as orders are received, and accordingly the Company operates with little backlog. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     DEPENDENCE ON THIRD PARTY AUTHORS. The Company does not generally develop or own the source code to its products, but licenses software programs from third party developers. Although the Company believes that the lack of in-house program developers generally represents a cost advantage, currently the Company is entirely dependent on third party authors for the development of new software products. Additionally, as competition for products of third party authors increases, the Company may be required to pay significant sums to its third party developers in order to acquire desirable products. Such expenditures may, for some products, offset any cost advantage the Company may have over competitors who rely upon in-house developers. The Company typically receives many new programs each month for evaluation from independent software developers; however, there can be no assurance that the Company will continue to obtain a supply of quality software programs from independent authors. In order to generate a profit, the Company will need a substantial number of new products, and competition among software publishers for licenses with independent authors is intensifying. In the future, the Company may be required to provide significantly higher advance payments, guaranteed minimum royalties and/or greater royalty percentages to independent authors in order to compete for licenses of their products. If the Company is unable to license or acquire new products which are responsive to consumer preferences in a timely manner in order to offset decreasing revenue from products reaching the end of their life cycle, the Company's results of operations will be adversely affected. See "Business -- Products."

     The Company's success will be dependent upon, among other factors, its ability to identify and license products that will achieve significant market penetration and yield profitable margins. To the extent the Company licenses and markets products that do not gain market acceptance, its operating results will be adversely affected. In addition, such product failures could adversely impact the Company's reputation in the industry and impact its ability to secure access to retail shelf space and distribution channels and to attract new developers.

     INTENSE COMPETITION. The consumer software industry is intensely competitive and subject to rapid change. The Company believes that the principal competitive factors affecting the markets for its titles include content, quality, brand recognition, the Company's reputation, price, marketing, distribution, access to retail shelf space and critical reviews. These factors could be affected by the Company's ability to license products developed by third party authors which gain market acceptance and enhance the Company's reputation with distributors, retailers and consumers. In addition, consumer demand for particular software products may be adversely affected by the increasing number of competitive products from which to choose, making it difficult to predict the Company's future success in publishing packaged software products for the retail market. Rapid changes in technology, product obsolescence and advances in computer hardware require the Company to develop or acquire new products and to enhance its existing products on a timely basis. The Company's marketplace has recently experienced a higher emphasis on on-line and Internet related services and content tailored for these new media. To the extent that demand increases for on-line products and content, the demand for the Company's existing products and future performance may change.

     The consumer multimedia software market is highly fragmented with products offered by many vendors. The Company's products compete directly with those of large and established software companies, such as GT Interactive, Broderbund, and The Learning Company, as well as a large number of small independent publishers similar to the Company. Most of these competitors have greater financial, technical, marketing, sales and customer support resources, as well as greater name recognition and access to customers than the Company. Due to the low technical and economic barriers to entry into the multimedia software market, the Company anticipates facing additional competition from an increasing number of small, privately-held competitors. The Company will compete with such companies not only for retail shelf space and sales, but also for obtaining licenses for software programs being developed by third parties. In addition, many large companies with sophisticated product marketing and technical abilities and financial resources that do not presently compete with the Company may enter the multimedia software market. For example, entertainment companies have begun to produce and directly market their own titles, featuring their proprietary characters, to the consumer software market. To the extent that competitors, as a result of their purchasing capacity, have greater access to financial and other resources or achieve a performance, price or distribution advantage, the Company's business and results of operations could be adversely affected. Furthermore, the Company anticipates that there will be consolidation of the consumer multimedia market around a smaller number of vendors who may be better positioned and have greater resources with which to compete than the Company. The Company will also face increased competition as it seeks to deliver multimedia content through other new media, such as the World Wide Web, the Internet and on-line proprietary services. There is no assurance that the Company will have the resources required to respond to market or technological changes or to compete successfully in the future. See "Business -- Competition."

     COMPETITION FOR RETAIL SHELF SPACE AND PROMOTIONAL SUPPORT. The competition for shelf space in retail stores is intense. To the extent that the number of consumer software products and computer platforms increases, this competition for shelf space may further intensify. At present, the Company's products constitute a small percentage of a retailer's sales volume, and there can be no assurance that retailers will provide the Company's products with adequate levels of shelf space and promotional support. Increased competition could result in loss of shelf space for, and reduction in sell-through of, the Company's products at retail stores, as well as significant price competition, any of which could adversely affect the Company's business, operating results and financial condition.

     The retail multimedia software market has experienced rapid change in recent years, including consolidations and financial difficulties. These changes have resulted in a greater degree of unpredictability as to retailer customer accounts as well as increased competition for retail shelf space. To the extent any retailers upon which the Company is dependent were to suffer financial difficulties, the Company's operations could be materially adversely affected. Due to increased competition for limited retail shelf space and promotional resources, retailers and distributors are increasingly in a better position to negotiate favorable terms of sale, including price discounts and product return policies, as well as cooperative market development funds. Retailers often require software publishers to pay fees in exchange for preferred shelf space. The amounts paid to retailers by software publishers and distributors for preferred shelf space are generally determined on a case by case basis and there is, as of yet, no industry standard for determining such fees, although larger publishers and distributors will likely have a competitive advantage in this regard to the extent they have greater financial resources and negotiating leverage. See "Business -- Competition."


     COMPETITION FOR DISTRIBUTION CHANNELS; DISTRIBUTION RISKS. Sales to a limited number of distributors have and will continue to constitute a substantial portion of the Company's revenues. The Company's agreements with its distributors generally are terminable by either party, with or without cause and contain no minimum purchase obligations. During the year ended December 31, 1996, sales to three distributors accounted for approximately 21%, 18% and 11%, respectively, of the Company's net sales. During the six month period ended June 30, 1997, sales to three distributors accounted for approximately 35%, 12% and 10%, respectively, of the Company's net sales during such period. If the Company were to lose all or a significant portion of the revenue attributable to its principal distributors, or its principal distributors were to lose sales of the Company's products to their principal accounts, the loss could have a material adverse effect on the Company's operating results. In addition, the retail sales of the Company's products have in the past and may in the future be heavily concentrated among a few retailers. During the year ended December 31, 1996, sales to two retailers accounted for approximately 22% and 8% respectively, of the Company's net sales. During the six month period ended June 30, 1997, no single retailer accounted for more than 2%, of the Company's net sales during such period. However, management believes that its sales during such six month period are not necessarily indicative of the results that may be expected for future periods as its working capital deficiency experienced during such period prevented the Company from launching new titles. Competition for access to distributors, as well as for retail shelf space, is intense. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     The type and number of distribution channels is increasing to include non-traditional software retailers such as book, music, video, magazine, toy, gift, convenience, drug and grocery store chains. Additionally, as technology changes, the type and number of distribution channels will further change and new types of competitors, such as cable or telephone companies, and new distribution channels are likely to emerge. These new methods may include delivery of software using on-line services or the Internet, which will necessitate certain changes in the Company's business and operations, including without limitation, addressing operational challenges such as improving download time for pictures, images and programs, ensuring proper regulation of content quality and developing sophisticated security for transmitting payments. Rapid growth in the use of and interest in the Internet and the World Wide Web is a recent phenomenon. The Company cannot accurately predict the impact on-line media will have on the retail computer software industry. Should on-line distribution channels increase, the Company will be required to modify its existing technology bases in order for its products to be compatible and thereby remain competitive. It is critical to the success of the Company that, as these changes occur, it maintain access to such channels of software distribution in its market segments. See "Business -- Sales and Marketing".


     Even within traditional channels of distribution for consumer software products there has been rapid change among distributors, including consolidations and financial difficulties. These factors affecting distribution channels could negatively affect the Company's business and results of operations. With increasing concentration in the traditional channels of distribution, the Company's customers have increased leverage in negotiating favorable terms of sale, including price discounts and product return policies. In addition, a number of the Company's larger competitors have attempted, with some success, to enter into exclusive software distribution arrangements with certain retail outlets. If the occurrence of these exclusive arrangements increases and the Company is not able to offer a competing product line or arrangement, the Company's operating results may be negatively impacted. See "Business -- Competition."


     The Company's management believes that the establishment and maintenance of good relations with its retailers and distributors is directly related to its ability to gain access to limited shelf space and promotional resources. In connection with the Company's initial organization and start-up, members of its management and other employees expended significant resources towards the establishment of relationships with retailers, distributors and their respective buyers in anticipation of marketing its products to such distribution channels. As a result of the Company's inability to secure a revolving line of credit or other source of financing, the Company experienced a severe working capital deficiency during the last three quarters of 1996 and the first half of 1997. This deficiency hampered the Company's ability to capitalize upon new distributor relationships by shipping sufficient quantities of existing products to satisfy consumer demand and/or launch new products. While the Company believes that such limitations have not adversely affected its credibility with such distributors and retailers, there can be no assurances in this regard.



     LICENSING ARRANGEMENTS. The Company's rights to license most of its software products included in the multiple CD-ROM Piranha Packs are non-exclusive and, generally, of short duration. When licensing standalone, individually packaged titles, the Company attempts to obtain exclusive licenses for a longer term (to date, ranging from three years to six years). The Company's exclusive license arrangements, however, may become non-exclusive or terminate if the Company does not satisfy certain performance criteria, such as selling a minimum amount of units or paying a minimum amount of royalties. There is no assurance the Company will be able to continue to obtain new products from developers or to maintain or expand its market share in the event that a competitor offers the same or similar software products. In circumstances where the Company has non-exclusive rights, the Company's competitive advantage, if any, will be limited to its ability to obtain and market in a timely manner software which is responsive to consumer preferences.


     The Company has prepaid in the past, and anticipates that it will prepay in the future, royalties to third party developers. In addition, the Company anticipates that the amounts of prepaid royalties which it will pay in the future are likely to significantly exceed amounts previously paid. There can be no assurance that the sales of products associated with such royalties will be sufficient to cover the amount of such prepayment or any guaranteed minimum royalties. Companies with greater financial resources than the Company may be able to make higher offers or guarantees to developers of commercially desirable multimedia software products than the Company is able to make. As competition for products of independent developers intensifies, the Company may not be able to obtain the products that it desires, or may be required to reduce its profit margins and pay significantly greater royalties, signing bonuses and/or advances against royalties in order to license desired software programs. See "Business -- Intellectual Property Licenses and Distribution Agreements."

     POTENTIAL ADVERSE EFFECT OF REDEMPTION OF WARRANTS. Commencing one year from the date hereof, the Class A Warrants may be redeemed by the Company at a redemption price of $.05 per Warrant upon 30 days' notice provided the average closing bid price (as defined therein) of the Common Stock for any 30 consecutive trading days ending within 15 days of the notice of redemption exceeds $9.10 (subject to adjustment). Notice by the Company of its intent to redeem the Warrants could force the holders to exercise the Warrants and pay the exercise price at a time when it may be disadvantageous for the holders to do so, to sell the Warrants at the then current market price when they might otherwise wish to hold the Warrants, or to accept the redemption price, which is likely to be substantially less than the market value of the Warrants at the time of redemption. See "Description of Securities -- Redeemable Warrants".

     DEPENDENCE ON KEY PERSONNEL; NEED FOR ADDITIONAL PERSONNEL. The operations of the Company depend to a significant extent upon the efforts of Timothy M. Brannan, Chairman of the Board and President, who is substantially responsible for planning and guiding the Company's direction. In addition, the Company's success depends upon the contributions of Keith P. Higginson, Chief Financial Officer, J. Wade Stallings, II, Vice President and General Counsel, Douglas M. Brannan, Vice President of Sales, and Wyndi D. Ballard, Vice President of Marketing and Public Relations, each of whose responsibilities for the Company's operations and strategic planning are very substantial. The loss of any of these key employees would adversely affect the Company's business. The Company has obtained $2,000,000 key man life insurance policies on each of the lives of Messrs. Timothy M. Brannan, Higginson, Stallings and Douglas M. Brannan. See "Management".


     The Company currently has only twelve full-time employees, and will need to recruit, hire and train additional personnel in order to fulfill its business objectives. Because of the multifaceted and intensely competitive nature of the multimedia industry, key personnel often require a unique combination of creative and technical talents, as well as industry reputation. Such personnel are in short supply, and the competition for their services is intense. The process of identifying and recruiting key creative, technical and management personnel with the requisite combination of skills and other attributes necessary to execute the Company's strategy is expected to be lengthy. The Company has entered into three-year employment contracts with each of Messrs. Timothy M. Brannan, Higginson, Stallings, and Douglas M. Brannan and Ms. Ballard; however, all other employees are currently subject to at-will employment agreements, which are generally terminable at any time. The loss of the services of any key personnel or the Company's failure to attract additional qualified employees could have a material adverse effect on the Company's business and results of operations.


     PRODUCT DELAYS AND LIFECYCLES. The Company expends substantial resources in connection with the initial launch of a new product, which activities anticipate a particular retail availability date. Any failure to release a new product as scheduled could result in the inability to recoup such expenditures and loss of marketing opportunities, retailer fees and consumer interest. Consumer preference for multimedia software products is difficult to predict, and only a small percentage of such products enjoy sustained market acceptance. The Company's success depends upon its ability to publish new, commercially successful products and to replace revenues from products at the later stages of their life cycles. There can be no assurance that new products introduced by the Company will achieve any significant market acceptance or that if such acceptance occurs, it will be sustained for any significant period. If the Company does not anticipate and respond to changing demand for its products in a timely manner, the Company's business, operating results and financial condition will be materially adversely affected.

     The introduction of new products is subject to the inherent risks of development and manufacturing delays. The Company has in the past and may in the future experience delays in introducing its products. In the past, the Company's working capital deficiency has prevented it from shipping its products in a timely manner and in sufficient quantities to meet customer demand. A significant delay in the introduction of, or the presence of a defect in, one or more new products could have a material adverse effect on the ultimate success of such products and on the Company's business, operating results and financial condition, particularly in view of the seasonality of the Company's business. Delays in a product introduction near the end of the Company's third quarter may materially adversely affect operating results for the entire year, as initial shipments of a product may be delayed and result in an inability of the Company to capitalize upon the historical trend of the fourth quarter holiday season being the most significant, in terms of sales volume, each year. Any such delays could cause the Company to miss this important selling season or other opportunities and result in a corresponding negative impact on revenues and results of operations. See "Business -- Products," and "Business -- Sales and Marketing."


     PRICE PROTECTIONS AND PRODUCT RETURNS. Industry practice and competitive pressures generally require the Company to accept returns from distributors and retailers of the Company's unsold products, including defective, shelfworn and damaged products, or to reduce the price of previously shipped products to enable retailers to sell slow moving inventories. The Company's agreements with its distributors and retailers generally require that sales to a contracting distributor or retailer be made at a price no greater than that at which product is sold to any other like distributor or retailer, respectively, and provide price protection for on-hand inventory in the form of credits to the contracting distributor or retailer if the Company sells or discounts a particular product to another distributor or retailer at a price that is lower than the price at which that product was sold to the contracting distributor or retailer, respectively. In addition, the Company's agreements with its retailers and distributors require it to accept returns of products that are not sold. If all or a significant portion of products are not purchased by consumers, and distributors and retailers demand that the Company accept returns of the unsold products, the Company's business, operating results and financial condition could be materially adversely affected.

     At the time of product shipment, the Company establishes reserves, including reserves which estimate the potential for future returns based on seasonal terms of sale and distributor and retailer inventories of the Company's products, as well as other factors. The Company recognizes revenue from the sale of its products upon delivery except for sales made to certain distributors where the right of ownership does not pass at delivery. Product returns or price protection concessions that exceed the Company's reserves could materially adversely affect the Company's business, operating results and financial condition and could increase the magnitude of quarterly fluctuations in the Company's operating and financial results. Furthermore, if the Company's assessment of the creditworthiness of its customers receiving product on credit proves incorrect, the Company could be required to significantly increase the reserves previously established. There can be no assurance that such future write-offs will not occur or that amounts written off will not have a material adverse effect on the Company's business, results of operations and financial condition.

     SIGNIFICANT PRICE REDUCTIONS IN PERSONAL COMPUTER SOFTWARE. Recently, several major publishers of multimedia software have significantly reduced the prices of their products with the goal of gaining greater market share. Competition in Microsoft's Windows application segment from major software publishers is intensifying, and "competitive upgrade" price discounting among the major firms is eroding the traditional pricing structures that had previously existed in the software industry. The Company expects to encounter increasing price competition in the future. Competitive pressures could result not only in sustained price reductions, but also in a decline in sales volume. Such declines could result in a decrease in the revenues from, and gross margins on, sales of such products in the future and could result in lower cash flow or operating margins.

     RAPID TECHNOLOGICAL DEVELOPMENT AND SOFTWARE MARKET CHANGES. The market for interactive multimedia software titles continues to evolve and is dependent upon a number of variables, including consumer preferences, shipments of new multimedia PCs, the installed base of multimedia PCs and the number of other developers and publishers creating interactive multimedia software titles to satisfy market demand. In addition, consumer preferences for particular software products and titles are subject to rapid change and are highly reactive to changes in computer technology. Changes in technology and consumer preferences may render software being marketed by the Company obsolete. In particular, a continually expanding consumer demand for content-rich multimedia products has resulted in short life spans for software products. There can be no assurance that the Company will be able to acquire innovative new products reflecting technological change and consumer preferences, or that it will do so in a timely manner. The inability of the Company to publish multimedia software products for hardware technology with wide consumer acceptance and with high consumer appeal could result in a material adverse affect on the Company's business, results of operations and financial condition.

     CHANGING PRODUCT PLATFORMS AND FORMATS. The Company's software products are intended to be used on personal computer hardware systems built by third party manufacturers. The operating systems of machines currently being manufactured are characterized by several competing and incompatible formats or "platforms", and new platforms will likely be introduced in the future. Currently, Microsoft Corporation is the dominant supplier of computer operating systems and frequently coordinates its operating system marketing efforts with those for its applications software. In the future, interactive multimedia titles may be accessible through such platforms as telephone, cable network and direct broadcast satellite delivery. The Company's success is dependent upon, among other things, its ability to anticipate future changes in platforms and their acceptance by the market and to develop compatible software for such platforms, of which there is no assurance. If the Company invests in software products for a platform that does not achieve significant market penetration, the Company's planned revenues from those products will be adversely affected and it may not recover its development investment. If the Company does not choose to develop or is unable to develop, due to resource constraints or other factors, software products for a platform that achieves significant market success in a timely manner, the Company's revenues may also be adversely affected. Although the Company is optimistic that it can obtain, where necessary, licenses to use these platforms, no assurances can be given that such licenses can be obtained or that they can be obtained on commercially reasonable terms. The inability of the Company to obtain a license to use a particular platform or platforms could have a material adverse effect on the Company's business.

     To date, all of the Company's products have been produced, and all of its product development efforts are directed at creating new products, on CD-ROM format. Although the Company believes that it would be able to develop software compatible with new formats in a timely manner, a leveling off or decline in sales of CD-ROMs could have a material adverse effect on the Company's results of operations. In addition, although the Company believes that most elements of its operations and business strategy are applicable to and may be utilized in the creation of multimedia software products for additional platforms, there can be no assurance that the Company will be able to adapt its products and operations to emerging hardware platforms or to successfully create multimedia software titles for such platforms.


     DEPENDENCE ON PC SALES. Personal computer software sales are highly dependent upon sales of personal computers. During recent years, segments of the PC industry have experienced significant economic downturns characterized by decreased product demand and price erosion. Although the Company does not believe such factors have materially affected the Company in the past, there can be no assurance that the Company will not be materially adversely affected if such situation continues or worsens or by future events in the industry. See "Business -- Industry Overview."


     MANUFACTURING RISK. The production of the Company's products consists of pressing CD-ROM disks, assembling purchased product components, printing product packaging and user manuals and packaging finished products, all of which are performed for the Company by third party vendors in accordance with the Company's specifications and forecasts. Currently, the Company uses primarily one vendor for each of these services. While these services are available from multiple vendors and at multiple sites, there can be no assurance that an interruption in the manufacture of the Company's products could be remedied without undue delay and without materially and adversely affecting the Company's results of operations. The Company does not have contractual agreements with any of its third party vendors, which may result in an inability to secure adequate services in a timely manner. In particular, due to the seasonal nature of the software CD-ROM industry, it is critical that the Company secure adequate production resources to timely produce and deliver its products for fourth quarter sales. See "Business -- Manufacturing."


     USE OF PROCEEDS FOR PAST DEBT. A significant portion of the proceeds from this Offering will be used to repay past indebtedness. The Company expects to use (i) approximately $1,620,000 (26%) of the net proceeds from this Offering to redeem the Bridge Notes including interest, and (ii) approximately $597,000 (9%) of the net proceeds from this Offering to repay the Underwriter Notes owed to the Underwriter and a corporation controlled by a family member of the sole stockholder of the Underwriter, including interest. See "Use of Proceeds",
"Capitalization -- Bridge Financing", and "Underwriting."



     BROAD DISCRETION OVER USE OF PROCEEDS. Approximately $1,691,000 (or 27%) of the proceeds are allocated to working capital. Management will have broad discretion as to the use of such proceeds. See "Use of Proceeds".



     PROTECTION OF PROPRIETARY RIGHTS; RISK OF INFRINGEMENT CLAIMS. The Company regards its software products as proprietary and relies primarily on a combination of trademark, copyright and trade secret laws, as well as employee and third party nondisclosure agreements and other methods to protect its proprietary rights. The Company generally licenses its externally developed products rather than transferring title and, as is the industry practice, relies upon "shrink-wrapped," rather than signed, license agreements with end-users. The enforceability of such licenses has not been conclusively determined. As is also the standard practice in the industry, none of the Company's CD-ROM products include any mechanism to prevent or inhibit unauthorized copying. The Company is not aware of any unauthorized copying, reverse engineering or other unauthorized distribution of its products' proprietary information, but if such unauthorized copying were to occur, the Company's business, operating results and financial condition could be materially adversely affected. Further, the laws of foreign jurisdictions may not protect the Company's proprietary rights to the same extent as the laws of the United States. Policing unauthorized use of a broadly disseminated product such as PC software is very difficult. Software piracy has been, and can be expected to be, a persistent problem for participants in the shrink-wrap software industry, including the Company. See "Business -- Protection of Proprietary Rights."


     As the number of multimedia software products in the industry increases and the functionality of these products further overlaps, software publishers and developers may increasingly become subject to infringement claims. There can be no assurance that third parties will not assert infringement claims against the Company in the future with respect to current or future products. Although the Company makes reasonable efforts to ensure that its products do not violate the intellectual property rights of others, there can be no assurance that claims of infringement will not be made against the Company. In certain circumstances, litigation may be necessary to enforce and protect the Company's proprietary rights. Any such litigation, with or without merit, could be costly and divert management's attention, which could have an adverse effect on the Company's business, operating results or financial condition. Adverse determinations in litigation relating to any of the Company's products could result in the loss of the Company's proprietary rights, subject the Company to liabilities, require the Company to seek licenses from third parties or prevent the Company from selling that product.


     PRODUCT LIABILITY EXPOSURE. Sales of the Company's software products involve the inherent risk of product liability claims against the Company. The Company currently maintains product liability insurance coverage, however, product liability insurance is expensive, subject to various coverage exclusions, and may not be obtainable by the Company in the future on terms acceptable to the Company. Moreover, the amount and scope of any coverage may be inadequate to protect the Company in the event that a product liability claim is successfully asserted against the Company.



     CONTROL BY PRESENT STOCKHOLDERS; VOTING TRUST AND IRREVOCABLE PROXY AGREEMENT. The Company's present stockholders will own 1,600,000 shares of Common Stock, representing approximately 50% of the total combined voting power of all of the Common Stock to be outstanding immediately after the Offering. In addition, the present stockholders of the Company have entered into a voting trust agreement and irrevocable proxy agreement. Pursuant to the voting trust agreement and irrevocable proxy agreement, Timothy M. Brannan, the Company's Chairman and President, is granted the authority to vote all of the shares subject to the voting trust and the proxy on all matters on which the Company's stockholders are entitled to vote. Mr. Brannan, accordingly, will likely be able to elect all of the Company's Directors and thereby control the policies of the Company. See "Principal Stockholders".

     POSSIBLE ADVERSE EFFECT ON THE LIQUIDITY OF THE COMPANY'S SECURITIES DUE TO SECURITIES AND EXCHANGE COMMISSION INVESTIGATION OF THE UNDERWRITER AND BLAIR & CO. AND RECENT SETTLEMENT BY BLAIR & CO. WITH NASD. The Securities and Exchange Commission (the "Commission") is conducting an investigation concerning various business activities of the Underwriter and D.H. Blair & Co., Inc., a selling group member which will distribute a substantial portion of the Units offered hereby ("Blair & Co."). The Company has been advised by the Underwriter that the investigation has been ongoing since at least 1989 and that it is cooperating with the investigation. The Underwriter cannot predict whether this investigation will ever result in any type of formal enforcement action against the Underwriter or Blair & Co.



     In July 1997, Blair & Co., its Chief Executive Officer and its head trader consented, without admitting or denying any violations, to a settlement with the NASD Regulation, Inc. ("NASDR"), the regulatory oversight subsidiary of the National Association of Securities Dealers, Inc. ("NASD") District Business Conduct Committee for District No. 10 to resolve allegations of NASD rule and securities law violations in connection with mark-up and pricing practices and adequacy of disclosures to customers regarding market-making activities of Blair & Co. in connection with certain securities issues during the period from June 1993 through May 1995 where Blair & Co. was the primary selling group member. NASDR alleged the firm failed to accurately calculate the contemporaneous cost of securities in instances where the firm dominated and controlled after-market trading, thereby causing the firm to charge its customers excessive mark-ups. NASDR also alleged the firm did not make adequate disclosure to customers about its market-making activities in two issues. As part of the settlement, Blair & Co. has consented to a censure and has agreed to pay a $2 million fine, make $2.4 million in restitution to retail customers, employ an independent consultant for two years to review and make recommendations to strengthen the firm's compliance procedures, and has undertaken for twelve months not to sell to its retail customers (excluding banks and other institutional investors) more than 60% of the total securities sold in any securities offering in which it participates as an underwriter or selling group member. The Chief Executive Officer of Blair & Co. has agreed to settle failure to supervise charges by consenting to a censure, the imposition of a $225,000 fine and a 60-day suspension from associating with any NASD member firm and to take a requalification examination. The firm's head trader has agreed to settle charges against him by consenting to a censure, the imposition of a $300,000 fine and a 90-day suspension from associating with any member firm and has undertaken to take certain requalification examinations. The settlement with NASDR does not involve or relate to the Underwriter, its chief executive officer or any of its other officers or directors.



     The Company has been advised that Blair & Co. intends to make a market in the Company's securities after the Offering. The Company is unable to predict whether Blair & Co.'s settlement with the NASDR or any unfavorable resolution of the Commission's investigation will have any effect on such firm's ability to make a market in the Company's securities and, if so, whether the liquidity or price of the Company's securities would be adversely affected. See "Underwriting."



     POSSIBLE RESTRICTIONS ON MARKET-MAKING ACTIVITIES IN COMPANY'S
SECURITIES. The Underwriter has advised the Company that Blair & Co. intends to make a market in the Company's securities. Regulation M, which was recently adopted to replace Rule 10b-6, under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), may prohibit Blair & Co. from engaging in any market-making activities with regard to the Company's securities for the period of up to five business days (or such other applicable period as Regulation M may provide) prior to any solicitation by the Underwriter of the exercise of Warrants until the later of the termination of such solicitation activity or the termination (by waiver or otherwise) of any right that the Underwriter may have to receive a fee for the exercise of Warrants following such solicitation. As a result, Blair & Co. may be unable to provide a market for the Company's securities during certain periods while the Warrants are exercisable. In addition, under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Class A Warrants (the "Selling Securityholders' Warrants") to be issued to holders of the Bridge Warrants (the "Selling Securityholders") and offered for sale commencing one year from the date of this Prospectus may not simultaneously engage in market-making activities with respect to any securities of the Company for the applicable restricted period prior to the commencement of such distribution. Accordingly, in the event the Underwriter or Blair & Co. is engaged in a distribution of the Selling Securityholders' Warrants, neither of such firms will be able to make a market in the Company's securities during the applicable restrictive period. Any temporary cessation of such market-making activities could have an adverse effect on the market price of the Company's securities. See "Description of Securities -- Registration Rights", "Shares Eligible for Future Sale" and "Underwriting".



     FUTURE SALES OF COMMON STOCK; ESCROWED SHARES. Upon completion of this Offering, the Company will have 3,200,000 shares of Common Stock outstanding, excluding shares issuable upon the exercise of warrants and options. The 1,600,000 shares of Common Stock presently outstanding, including the 1,225,000 Escrow Shares, are subject to the volume, manner of sale and public information requirements of Rule 144 (described below) promulgated under the Securities Act of 1933, as amended (the "Securities Act"), unless registered under the Securities Act. The 1,225,000 Escrow Shares will be released only if the Company achieves certain levels of income or the bid price for shares of its Common Stock exceed certain thresholds. See "Principal Stockholders -- Escrow Arrangements." and "Underwriting".



     The Company has agreed to file a registration statement within nine months from the date of this Prospectus to register for resale all of the Selling Securityholders' Warrants, and the securities issuable upon exercise thereof and to cause such registration statement to become effective twelve months from the date of this Prospectus.


     Future sales, and the potential for sales of significant amounts, of Common Stock in the public market after this Offering could have an adverse effect on the then prevailing market price of the Common Stock.


     All of the shares of Common Stock currently outstanding are "restricted securities" as that term is defined under Rule 144 promulgated under the Securities Act and under certain circumstances may be sold without registration pursuant to such rule. The Company's Officers and Directors and holders of all of the shares of Common Stock and options to purchase Common Stock outstanding prior to this Offering have agreed with the Underwriter not to offer, sell or otherwise dispose of any of their shares of Common Stock or other securities issued by the Company for a period of 13 months after the date of this Prospectus without the prior written consent of the Underwriter. Upon expiration of such 13-month period, all of the shares of Common Stock will be eligible for resale under Rule 144. In addition, the Company is unable to predict the effect that sales made under Rule 144, or otherwise, may have on the then prevailing, market price of the Company's securities although any future sales of substantial amounts of securities pursuant to Rule 144 could adversely affect prevailing market prices. See "Principal Stockholders," "Description of Securities", "Shares Eligible For Future Sale" and "Underwriting".



     IMMEDIATE AND SUBSTANTIAL DILUTION. Purchasers of the Units offered hereby will incur immediate substantial dilution of approximately $2.68 (or 54%) in the per share net tangible book value of their Common Stock (attributing no value to the Warrants included in the Units). The current stockholders of the Company acquired their securities at an average price per share of less than $.01. Therefore, purchasers of the Units offered hereby will bear a proportionately greater risk of loss than the Company's current stockholders. See "Dilution".



     CHARGES ARISING FROM PRIVATE PLACEMENTS. The Company incurred approximately $281,000 of debt issuance costs and debt discount associated with the Bridge Financing completed in November and December 1996. A substantial portion of such fees will be charged to income upon the repayment of the Bridge Notes from the proceeds of this Offering and booked for the quarter ending September 30, 1997. This charge to income will adversely affect the Company's financial results for that quarter. See "Management's Discussion and Analysis of Financial Condition and Results of Operations".



     CHARGES AND POTENTIAL CHARGES TO EARNINGS. The Commission has taken the position with respect to escrow arrangements such as that entered into by the Company and its stockholders that in the event any shares are released from escrow to the holders who are Officers, Directors, employees or consultants of the Company, a compensation expense will be recorded for financial reporting purposes. Accordingly, in the event of the release of the Escrow Shares, the Company will recognize during the period in which the earnings thresholds are probable of being met or such Common Stock bid price levels achieved, a substantial noncash charge (not deductible for income tax purposes) to operations equal to the then fair market value of such shares, which would have the effect of significantly increasing the Company's loss or reducing or eliminating earnings, if any, at such time. The recognition of such compensation expense may have a depressive effect on the market price of the Company's securities. Notwithstanding the foregoing discussion, there can be no assurance that the Company will attain the targets which would enable the Escrow Shares to be released from escrow. "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Potential Charges to Income."

     DIVIDENDS UNLIKELY. The Company does not intend to declare or pay cash dividends on its Common Stock in the foreseeable future. The Company expects that it will retain all available earnings, if any, to finance and expand its business. See "Dividend Policy".


     ABSENCE OF PRIOR PUBLIC MARKET; ARBITRARY DETERMINATION OF OFFERING AND EXERCISE PRICES. Prior to this Offering, there has been no public market for any of the Company's securities and there is no assurance that any such market will develop, or, if one does develop, that it will be sustained. The initial public offering price for the Units and the exercise price of the Warrants have been determined by negotiation between the Company and the Underwriter and are not necessarily related to the Company's asset value, net worth or other established criteria of value.


     STOCK MARKET VOLATILITY. General market price declines or market volatility in the future could adversely affect the price of the Common Stock and the Warrants. In certain cases, volatility in the price of a given security can result from the short-term trading strategies of certain market segments. Such volatility can distort market value and can be particularly severe in the case of smaller capitalization stocks and immediately before or after an important corporate event such as a public offering. In recent years, the stock markets in general, and the securities of technology companies in particular, have experienced extreme price fluctuations in response to such occurrences as quarterly variations in operating results, changes in earnings estimates by analysts, announcements concerning new products, strategic relationships or technological innovations by individual software publishers and developers, general conditions in the software computer and entertainment industries and other events or facts. This pattern of extreme volatility in the stock market, which in many cases was unrelated to the operating performance of, or announcements concerning, the issuers of the affected stock may adversely affect the market price of the Common Stock.


     EFFECT OF OUTSTANDING OPTIONS AND WARRANTS. Upon completion of the Offering, the Company will have outstanding (i) 1,600,000 Class A Warrants to purchase an aggregate of 1,600,000 shares of Common Stock; (ii) the Selling Securityholders' Class A Warrants to purchase an aggregate of 750,000 shares of Common Stock; (iii) the Unit Purchase Option to purchase an aggregate of 160,000 Units; and (iv) options to purchase an aggregate of 66,500 shares of Common Stock. The Company has an additional 233,500 shares of Common Stock reserved for issuance under its 1996 Stock Option Plan. For the respective terms of such Warrants, options and the Unit Purchase Option, the holders thereof are given an opportunity to profit from a rise in the market price of the Company's Common Stock with a resulting dilution in the interests of the other stockholders. Further, the terms on which the Company may obtain additional financing during that period may be adversely affected by the existence of such options and warrants. The holders of the Warrants may exercise them at a time when the Company might be able to obtain additional capital through a new offering of securities on terms more favorable than those provided therein. In addition, holders of the Unit Purchase Option and the Selling Securityholders' Warrants have registration rights with respect to such option and warrants and the respective underlying securities. Exercise of such registration rights may involve substantial expense to the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Description of Securities" "Shares Eligible For Future Sale" and "Underwriting".


     NON-REGISTRATION IN CERTAIN JURISDICTIONS OF SHARES UNDERLYING THE WARRANTS; NEED FOR CURRENT PROSPECTUS. The Class A Warrants constituting part of the Units offered hereby are detachable immediately from the Units and may be traded separately. Although the Units will not knowingly be sold to purchasers in jurisdictions in which the Units are not registered or otherwise qualified for sale, purchasers may buy Units or the components thereof in the aftermarket in, or may move to, jurisdictions in which the shares underlying the Class A Warrants are not so registered or qualified during the period that the Class A Warrants are exercisable. In this event, the Company would be unable to issue shares to those persons desiring to exercise their Class A Warrants unless and until the underlying securities could be qualified in such jurisdiction. In addition, investors in this Offering will not be able to exercise their Class A Warrants, unless at the time of exercise the Company has a current prospectus covering the shares of Common Stock underlying the Class A Warrants. No assurances can be given that the Company will be able to effect any required registration or qualification or maintain a current prospectus. See "Description of Securities -- Redeemable Class A Warrants".


     POSSIBLE ADVERSE EFFECTS OF AUTHORIZATION OF PREFERRED STOCK; ANTI-TAKEOVER PROVISIONS. The Company's Board of Directors has the authority to issue up to 5,000,000 shares of preferred stock, $.001 par value ("Preferred Stock"), in one or more series and to determine the price, rights, preferences and privileges of the shares of each such series without any further vote or action by the stockholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any shares of Preferred Stock that may be issued in the future. The issuance of Preferred Stock could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company, thereby delaying, deferring or preventing a change of control of the Company. In addition, certain provisions in the Company's Articles of Incorporation and By-laws creating a staggered-term Board and relating to supermajority stockholder approval of certain business combinations by the Company, restrictions on calling special meetings of stockholders, restrictions on removal of Directors and restrictions on amendments to the By-laws may discourage or make more difficult any attempt by a person or group of persons to obtain control of the Company. See "Description of Securities -- Certain Statutory and Charter Provisions."


     LIMITATION OF LIABILITY OF DIRECTORS AND OFFICERS. The Company's Articles of Incorporation require the Company to indemnify each of its Officers and Directors against liabilities and reasonable expenses incurred in any action or proceeding, including stockholders' derivative actions, by reason of such person being or having been an Officer or Director of the Company, or of any other corporation for which he or she serves as such at the request of the Company, to the fullest extent permitted by Nevada law. The Company's Articles of Incorporation also limit the liabilities of the Directors and Officers of the Company for monetary damages for breach of fiduciary duty as a Director or Officer to the maximum extent permitted by Nevada law. Although such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission, the presence of these provisions in the Articles of Incorporation could prevent the recovery of monetary damages against Directors and Officers of the Company. See "Management -- Indemnification and Limitation of Liability".

     RISK OF LOW-PRICED STOCK; PENNY STOCK REGULATIONS. If the Company's securities were delisted from Nasdaq (See "Risk Factors -- Nasdaq Listing and Maintenance Requirements; Risk of Delisting"), they could become subject to Rule 15g-9 under the Exchange Act, which imposes additional sales practice requirements on broker-dealers which sell such securities to persons other than established customers and "accredited investors" (generally, individuals with net worth in excess of $1,000,000 or annual incomes exceeding $200,000, or $300,000 together with their spouses). For transactions covered by this rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. Consequently, such rule may adversely affect the ability of broker-dealers to sell the Company's securities and may adversely affect the ability of purchasers in this Offering to sell any of the securities acquired hereby in the secondary market.

     The Commission adopted regulations which generally define a "penny stock" to be any non-Nasdaq equity security that has a market price (as therein defined) of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to any transaction in a penny stock, of a disclosure schedule prepared by the Commission relating to the penny stock market. Disclosure is also required to be made about commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

     The foregoing required penny stock restrictions will not apply to the Company's securities if such securities are listed on Nasdaq and have certain price and volume information provided on a current and continuing basis or meet certain minimum net tangible assets or average revenue criteria. There can be no assurance that the Company's securities will qualify for exemption from these restrictions. In any event, even if the Company's securities were exempt from such restrictions, it would remain subject to Section

15(b)(6)of the Exchange Act, which gives the Commission the authority to prohibit any person that is engaged in unlawful conduct while participating in a distribution of a penny stock from associating with a broker-dealer or participating in a distribution of a penny stock, if the Commission finds that such a restriction would be in the public interest.


     If the Company's securities were subject to the existing or proposed rules on penny stocks, the market liquidity for the Company's securities could be severely adversely affected.

     NASDAQ LISTING AND MAINTENANCE REQUIREMENTS; RISK OF DELISTING. The Company proposes to list the Units, Common Stock and Warrants on the Nasdaq SmallCap Market. See "Cover Page". Under the rules for continued listing in the Nasdaq system, a company is required to maintain at least $2,000,000 in total assets, two market-makers, a public float of at least $200,000 and a minimum bid price of $1.00 per share or, if the share price criterion cannot be met, $2,000,000 in capital and surplus and a public float of $1,000,000. In addition, Nasdaq has proposed more stringent maintenance criteria for continued listing, which, among other things, would require that a company have at least $2,000,000 in "net tangible assets" ("net tangible assets" equals total assets less total liabilities and goodwill) or at least $35,000,000 in total market value or at least $500,000 in net income in two out of its last three fiscal years, as well as at least 500,000 shares in the public float, at least $1,000,000 in market value of the public float, a bid price of not less than $1.00 per share, and more stringent corporate governance standards. Adoption of any or all of the proposals could make it more difficult for the Company to maintain compliance with the listing criteria, assuming the Company is accepted for listing on the SmallCap Market. Upon notice of a deficiency in one or more of the maintenance requirements, the Company would be given 90 days (30 days in the case of the number of market-makers) to comply with the maintenance standards. Failure of the Company to meet the maintenance requirements of Nasdaq could result in the Company's securities being delisted from Nasdaq, with the result that the Company's securities would trade on the OTC Bulletin Board or in the "pink sheets" maintained by the National Quotation Bureau Incorporated. As a consequence of such delisting, an investor could find it more difficult to dispose of or to obtain accurate quotations as to the market value of the Company's securities. Among other consequences, delisting from Nasdaq may cause a decline in the stock price, the loss of news coverage about the Company and difficulty in obtaining future financing.

                                USE OF PROCEEDS


     The Company estimates that the net proceeds from the sale of the 1,600,000 Units offered hereby will be approximately $6,360,000 ($7,410,000 if the Underwriter's over-allotment option is exercised in full), assuming an initial public offering price of $5.00 per Unit, after deducting estimated underwriting discounts and commissions and estimated expenses of this offering. The Company intends to apply the net proceeds of this, as follows:



                                                                   APPROXIMATE
                            APPLICATIONS                             AMOUNT       PERCENTAGE
    -------------------------------------------------------------  ----------     ----------
    Repayment of Bridge Notes, and Underwriter Notes and related   $2,217,000          35%
      interest(1)................................................
    Acquisition of Software Programs.............................   1,702,000          27
    Marketing and Sales(2).......................................     750,000          11
    Working Capital(3)...........................................   1,691,000          27
                                                                   ----------         ---
         Total...................................................  $6,360,000         100%
                                                                   ==========         ===


---------------

(1) The Bridge Notes accrue interest at 10% per annum and are payable upon the earlier of one year after the date of issuance, or the completion of the public offering contemplated herein. The proceeds of the Bridge Notes were used for repayment of a $200,000 loan (and accrued interest thereon) made by the Underwriter to the Company in November 1996, payment of accrued Officer and employee salaries of $76,000, loans by Officers to the Company of $100,000, loans by others to the Company of $25,000 and working capital purposes including general and administrative expenses. The Underwriter Notes made by D. H. Blair Investment Banking Corp. and Rivkalex Corp., a corporation controlled by a family member of the sole stockholder of the Underwriter, in the aggregate principal amount of $575,000, accrue interest at 10% per annum and are payable upon the earlier of (i) the closing of this Offering, (ii) the closing of any other financing by the Company providing net proceeds of at least $500,000, or (iii) various dates from October 28, 1997 through February 1, 1998. The proceeds of the Underwriter Notes were used for working capital purposes, including general and administrative expenses. See "Capitalization -- Bridge Financing", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Underwriting".


(2) Represents funds to be used to implement the Company's marketing and sales program, including the hiring of additional personnel, exhibition at trade shows and production of brochures and sales literature. See
    "Business -- Marketing and Sales".

(3) As a result of the Company's relatively long payment cycles, the Company generally applies a significant portion of its working capital toward financing its accounts receivable and maintaining sufficient quantities of inventory on hand. The Company intends to use the portion of the net proceeds from this Offering allocated to working capital purposes in a manner consistent with its past practices.

     If the Underwriter's over-allotment option is exercised, the amount for which it is exercised will increase the amount of proceeds allocated to sales and marketing and working capital.

     Until applied as set forth above, all proceeds will be invested in short-term investment grade instruments or bank certificates of deposit. Income received from investments or from any Warrant exercise will be added to working capital and used to fund operations. Investment of the net proceeds in short-term securities rather than operations could adversely affect the Company's overall return on its capital.

     Although the Company presently has no plans, agreements or understandings to enter into any potential business combination, it does intend to actively seek and investigate such opportunities as they become available. The Company would likely finance any such transaction with cash, the issuance of equity or debt securities, incurrence of indebtedness or any combination of the foregoing. To the extent that any such transaction would be paid for by the Company in cash, the Company could decide to use a portion of the net proceeds from this Offering. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and
"Business -- Business Strategy."

     The foregoing represents the Company's present intentions and best estimate with respect to the allocation of the proceeds of this Offering based upon its present plans and business conditions. The Company expects that the net proceeds of this Offering will enable it to meet its liquidity and capital requirements for approximately 12 months following completion of the Offering, although the Company's capital requirements are subject to numerous contingencies associated with early-stage companies. The Company may be required to seek additional financing in the event of delays, cost overruns or unanticipated expenses associated with a company in an early stage of development, or in the event the Company does not realize anticipated revenues. In addition, the Company may require additional financing in the future to further expand its product offerings or to make strategic acquisitions. There is no assurance that unforeseen events or changed business conditions will not result in the application of the proceeds of this Offering in a manner other than as described in this Prospectus. This estimate is based on certain assumptions, which are subject to change. Future events, including changes in the Company's business plans, results and economic, competitive or industry conditions, may make shifts in the allocation of funds necessary or desirable. See "Risk Factors -- Need for Additional Financing," and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                                DIVIDEND POLICY


     In August 1997, the Company declared a dividend of approximately 0.33 share of Common Stock on each then outstanding share of Common Stock. However, the Company does not intend to declare or pay stock or cash dividends on its Common Stock (or any other securities) in the foreseeable future. The Company intends to retain all available earnings to finance and expand its business.

                                    DILUTION

     The following discussion and tables allocate no value to the Warrants issued as part of the Units.


     The net tangible book value of the Company as of June 30, 1997 was $(2,239,227) or $(5.97) per share of Common Stock. Net tangible book value per share is determined by dividing the number of shares of Common Stock outstanding (excluding 1,225,000 shares held in escrow) into the tangible net worth of the Company (tangible assets less total liabilities). Without taking into account any changes in such net tangible book value subsequent to June 30, 1997, other than to give effect to the sale of 1,600,000 Units by the Company at an assumed initial public offering price of $5.00 per Unit (after deducting the estimated underwriting discount and estimated offering expenses payable by the Company), the pro forma net tangible book value at June 30, 1997, would have been $4,590,493, or $2.32 per common share. This represents an immediate increase in net tangible book value of $8.29 per common share to existing shareholders and an immediate dilution of $2.68 per common share to persons purchasing Units in this Offering ("New Investors"). The following table illustrates this per share dilution:



        Assumed initial public offering price per Unit..............             $5.00
          Net tangible book value per common share at
             June 30, 1997..........................................  $(5.97)
          Increase in net tangible book value per common share
             attributable to the New Investors in the Units.........  $ 8.29
                                                                      ------
          Pro forma net tangible book value per common share
             after offering.........................................             $2.32
                                                                                 -----
        Dilution per common share to New Investors(1)(2)............             $2.68
                                                                                 =====


---------------

(1) If the Underwriter exercises the over-allotment option in full, the per share dilution to investors in the Units would be $2.46.



(2) If the 1,225,000 shares held in escrow were treated as outstanding, the per share dilution to New Investors would be $3.57.



     The following table sets forth on a pro forma basis at June 30, 1997, the differences between existing shareholders and the New Investors with respect to the number of shares of Common Stock purchased from the Company, the total consideration paid to the Company and the average price paid per share assuming an initial public offering price of $5.00 per Unit:



                                         SHARES PURCHASED
                           --------------------------------------------   TOTAL CONSIDERATION
                           NON-ESCROW    ESCROW       TOTAL               --------------------   AVERAGE PRICE
                             SHARES      SHARES      SHARES     PERCENT     AMOUNT     PERCENT     PER SHARE
                           ----------   ---------   ---------   -------   ----------   -------   -------------
Existing shareholders....    375,000    1,225,000   1,600,000      50%    $    4,959      0.1%      $  .003
New Investors............  1,600,000            0   1,600,000      50%    $8,000,000     99.9%      $ 5.00
                           ---------      -------   ---------     ---     ----------      ---
     Total...............  1,975,000    1,225,000   3,200,000     100%    $8,004,959      100%
                           =========      =======   =========     ===     ==========      ===



     The foregoing table assumes no exercise of the over-allotment option. If such option is exercised in full, the New Investors will have paid $9,200,000 for 1,840,000 shares of Common Stock, representing approximately 100% of the total consideration for approximately 53% of the total number of shares of Common Stock outstanding (including escrow shares). The foregoing table also assumes no exercise of the Underwriter's Unit Purchase Option or any other options or warrants of the Company and further assumes that all existing shareholders purchased the Common Stock held by them from the Company at the price at which such shares were originally sold by the Company. As of the closing of the Offering, there will be options outstanding to purchase an aggregate of 66,500 additional shares of Common Stock, which have an exercise price equal to the initial public offering price of the Units offered hereby. In connection with a potential product license agreement, the Company anticipates that it may grant at a date following the closing of this Offering options to purchase up to 70,000 shares of Common Stock at a price per share not less than the fair market value of the Common Stock on the date of grant. See
"Management -- 1996 Stock Option Plan".

                                 CAPITALIZATION


     The following table sets forth the actual capitalization of the Company as of June 30, 1997 and as adjusted to give effect to (i) the issuance and sale of the 1,600,000 Units offered hereby at an assumed initial offering price of $5.00 per Unit and (ii) the repayment of the Bridge Notes and the Underwriter Notes out of the net proceeds therefrom as set forth in "Use of Proceeds". This table should be read in conjunction with the Financial Statements and the Notes thereto included elsewhere in this Prospectus.



                                                                           JUNE 30, 1997
                                                                    ---------------------------
                                                                                         AS
                                                                      ACTUAL          ADJUSTED
                                                                    ----------       ----------
Underwriter Notes.................................................  $  410,000(1)    $        0
Notes payable -- Officers.........................................      38,270       $   38,270
Bridge Notes......................................................   1,469,120(2)             0
Preferred Stock, $.001 par value, 5,000,000 shares authorized,
  none issued.....................................................           0                0
Common Stock; $.001 par value; 20,000,000 shares authorized;
  1,600,000 shares issued and outstanding; 3,200,000 shares issued
  and outstanding as adjusted(3)..................................       1,600            3,200
Additional paid in capital........................................    (491,103)       5,867,297
Stockholders' equity (deficit)....................................  (1,653,868)       4,590,493
                                                                    ----------       ----------
          Total capitalization....................................  $  263,522       $4,628,763
                                                                    ==========       ==========


---------------

(1) Consists of 10% notes payable to the Underwriter in the aggregate principal amount of $410,000. Does not include $165,000 aggregate principal amount of Underwriter Notes, which were made subsequent to June 30, 1997. See "Underwriting".



(2) The amount set forth for Bridge Notes represents the price of the Units issued in the Bridge Financing less the unamortized portion of the value ascribed to the Bridge Warrants ($75,000). Bridge Notes accrue interest at the rate of 10% per annum and are payable upon the earlier of November 27, 1997 or completion of this Offering. See "Use of Proceeds" and "-- Bridge Financing".



(3) Does not include: (i) 240,000 shares of Common Stock included in Units which may be sold pursuant to the Underwriter's over-allotment option and 240,000 shares of Common Stock issuable upon exercise of the Class A Warrants included in such Units; (ii) 1,600,000 shares of Common Stock reserved for issuance upon exercise of the Class A Warrants included in the Units offered hereby; and (iii) 160,000 shares of Common Stock issuable upon exercise of the Unit Purchase Option and/or 160,000 shares of Common Stock issuable upon exercise of the Class A Warrants included in such option; (iv) 300,000 shares reserved for issuance under the Company's 1996 Stock Option Plan, of which options to purchase 66,500 shares will be outstanding at the closing of the Offering and (v) 750,000 shares of Common Stock issuable upon exercise of the Selling Securityholders' Warrants to be issued upon completion of this Offering. See "Principal Stockholders", "Description of Securities", and "Underwriting".


BRIDGE FINANCING


     In November and December 1996, the Company completed the Bridge Financing consisting of an aggregate of $1,500,000 principal amount of Bridge Notes and 750,000 Bridge Warrants from which it received net proceeds of approximately $1,294,000 (after deduction of the Placement Agent's commissions and expenses of such financing). The Bridge Notes are payable, together with interest at the rate of 10% per annum, on the earlier of November 27, 1997 or the closing of this Offering. See "Use of Proceeds". The Bridge Warrants entitle the holders thereof to purchase one share of Common Stock for $3.00, but will be exchanged automatically on the closing of this Offering for 750,000 Selling Securityholders' Warrants, each of which will be identical to the Class A Warrants included in the Units offered hereby (including the $6.50 exercise price). The Company has agreed to file a registration statement, registering the Selling Securi-tyholders' Securities for resale. Such registration statement shall be filed at the Company's expense nine months from the date of this Prospectus and declared effective twelve months from the date of this Prospectus. The Selling Securityholders have agreed not to exercise or transfer the Selling Securityholders' Warrants for a period of one year from the date of this Prospectus. See "Description of Securities -- Registration Rights" and "Shares Eligible for Future Sale".


                            SELECTED FINANCIAL DATA


     The selected financial data set forth below for the years ended December 31, 1995 and 1996 have been derived from the financial statements of the Company, which together with the notes thereto and the related report of Coopers & Lybrand L.L.P., are included elsewhere in this Prospectus. The selected financial data as of and for the six month periods ended June 30, 1996 and 1997 are derived from the Company's unaudited financial statements. The Company's unaudited financial statements include all adjustments, consisting of only normal recurring accruals, which the Company considers necessary for a fair presentation of the financial position and the results of operations for such periods. Operating results for the years ended December 31, 1995 and 1996 and the six month periods ended June 30, 1996 and 1997 are not necessarily indicative of the results that may be expected for future periods. The selected financial data set forth below should be read in conjunction with the financial statements of the Company and related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.



                                                                                    SIX MONTHS ENDED
                                                                                        JUNE 30,
                                                 YEAR ENDED        YEAR ENDED         (UNAUDITED)
                                                DECEMBER 31,      DECEMBER 31,   ----------------------
                                                    1995              1996         1996         1997
                                             ------------------   ------------   ---------   ----------
STATEMENT OF OPERATIONS DATA:
Net sales..................................      $1,342,034        $  424,810    $ 353,144       67,656
Costs and expenses.........................       1,153,891         1,337,148      695,607    1,019,502
Net income (loss)..........................         188,143          (912,338)    (342,463)    (951,846)
Net loss per common share..................                                                  $    (2.54)
Shares used in computing net loss per
  common share.............................                                                     375,000
Pro forma net income (loss)(1).............         109,123          (834,874)    (312,385)
Pro forma net income (loss) per common
  share:...................................      $     0.26        $    (2.11)   $   (0.75)
Shares used in computing pro forma net
  income (loss) per common share:..........         417,334           395,565      416,244


---------------
(1) From inception, until November 15, 1996, the Company elected to be treated as a Subchapter S corporation for federal income tax purposes. As such, all tax liability flowed through to the individual shareholders. The pro forma financial data presented herein is as if the Company had been a C corporation for federal income tax purposes from inception at an assumed tax rate of 42%.


                                                                                            JUNE 30, 1997
                                                DECEMBER 31, 1995     DECEMBER 31, 1996      (UNAUDITED)
                                                -----------------     -----------------     -------------
BALANCE SHEET DATA:
Current assets................................      $ 491,086            $   493,506             304,197
Working capital (deficit).....................        173,926             (1,214,783)         (2,266,370)
Total assets..................................        521,166              1,053,870             964,841
Total liabilities.............................        353,704              1,755,892           2,618,709
Stockholders' equity (deficit)................        167,462               (702,022)         (1,653,868)

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

     The following discussions should be read in conjunction with the financial statements and notes thereto set forth elsewhere in this Prospectus.

GENERAL

     The Company was incorporated in November 1994 to publish interactive multimedia software products for the home PC market. The Company generally licenses software programs being developed by independent third party developers in return for which the independent developers generally receive an advance royalty payment and a future royalty stream based on a percentage of the net sales of the product. The Company then generally produces, packages and markets the completed software products under its own name. In addition, the Company has in the past and may in the future enter into affiliate relationships with other publishers or developers ("Affiliates") pursuant to which the Company markets titles owned by an Affiliate under a revenue sharing arrangement.


     From inception until August 1995, the Company's activities included assembling its management team, and obtaining titles for publication. The Company recognized its first sales revenues in August 1995. As a result of its start up activity, the Company recorded revenues during only the final five months of 1995, and it recorded no revenues during the period from November 14, 1994 (inception) through December 31, 1994. In addition, during 1994 and the first nine months of 1995, the Company had not incurred the expenses necessary to develop infrastructure nor incurred any significant overhead. In addition, the founders of the Company did not draw or accrue salaries. Accordingly, general and administrative expenses during those periods were unusually low. Further, the home education and entertainment software market is highly seasonal, with demand typically higher during the year-end buying season. As a result of its working capital deficiency during the last three quarters of 1996 and the first half of 1997, the Company's net sales were materially hampered by its inability to launch new products, and in the second and third quarters of 1996, to ship quantities of products sufficient to satisfy customer demand. Consequently, the Company believes that the comparisons below in "Results of Operations" are neither meaningful nor representative of future results. In addition, the Company's product mix and distribution channels have changed significantly from past periods.


     The Company's initial strategy was to bring rapidly to market multiple products with high visibility in order to establish credibility in the retail channel. To implement that strategy, the Company relied primarily on licensing finished products for inclusion in multipack bundles and entering into Affiliate relationships for the non-exclusive rights to market products from other companies. As a result of this strategy, the Company sold over 70,000 units of budget category titles in the last five months of 1995. The Company, however, recognized minimal profit on these low margin, budget category titles, and in some cases actually lost money on certain titles. In addition, the Company experienced greater than expected customer price reductions and product returns on many of these products.


     After establishing an initial portfolio of products in the retail channel, the Company began to shift its strategy to publishing premium products with higher gross profit margins. In addition, the Company also began to expand its retail distribution base. As of December 31, 1995, one large national chain accounted for approximately 96% of all of the Company's sales. During 1996, however, the Company began to establish relationships with several distributors and more retail accounts. During the year ended December 31, 1996, sales to the Company's primary 1995 account declined as a percentage of net sales to 20%. In addition, sales to distributors accounted for 54% of the Company's net sales during the year ended December 31, 1996, and sales to an original equipment manufacturer ("OEM") represented 11% of net sales during such period. During the six month period ended June 30, 1997, sales to distributors accounted for 66% of the Company's net sales as compared to 59% of net sales for the six month period ended June 30, 1996. The Company had no OEM sales during the six month period ended June 30, 1997, compared to 12% of net sales for the comparable 1996 period.


     As is typical in the interactive multimedia software industry, the Company depends on the introduction of new titles or sequels to existing titles to replace declining revenues from older titles. In order to generate revenues in the future, it will be necessary for the Company to obtain rights to new titles that are developed for the appropriate platforms, are introduced in a timely manner and are able to achieve market acceptance for a significant period of time. Consequently, the Company will need to expend financial and other resources to obtain and market new products.

     The Company's quarterly operating results have in the past and are likely in the future to vary significantly depending on factors such as the timing of new hardware and software products, the degree of market acceptance of such products and the introduction of titles competitive with those of the Company. In addition, the home education and entertainment software business is highly seasonal. Typically, revenues are highest during the third and fourth calendar quarters (which includes the holiday buying season), decline in the first calendar quarter and are lowest in the second calendar quarter. This seasonal pattern is due primarily to the increased demand for home education and entertainment software titles during the year-end holiday buying season. In addition, as demand for fulfillment houses is also greatest in the third and fourth quarters due to publishers building inventory for holiday sales, an unanticipated delay in the manufacture of products, particularly during the fourth quarter, could result in a material adverse effect on the Company's financial condition and results of operations. Although the Company believes alternative sources are available, currently the Company utilizes single vendors for several of its manufacturing functions. The Company expects its future revenues and operating results will reflect these seasonal factors.

RESULTS OF OPERATIONS


  Comparison of Six Month Periods Ended June 30, 1997 and 1996



     Net Sales. Net sales decreased $285,488, or 81%, during the six month period ended June 30, 1997 as compared to the six month period ended June 30, 1996. Net sales for both six month periods were significantly adversely effected by the Company's ongoing working capital deficiency. Beginning in the second quarter of 1996, a working capital deficiency prevented the Company from shipping existing products in a timely manner and in sufficient quantities to meet customer demand and from acquiring, launching and marketing new products. This working capital deficiency, which continued through 1997, had an even greater impact on net sales for the first six months of 1997 as, in addition to the limited ability to launch new titles in 1997, the Company no longer had the benefit of continuing sales of products launched during the prior holiday buying season, which it had for the comparable six month period of 1996.



     The Company was dependent on four distributors and two retailers for approximately 69% of its net sales during the six months ended June 30, 1997. Allowances for product returns are determined by estimates on a product-by-product basis. Allowances were approximately $18,000 and $31,000 at June 30, 1997 and 1996, respectively.



     The following table summarizes the composition of the Company's net sales by product categories for the six-month periods ended June 30, 1996 and 1997.



                                                                  1996                1997
                                                            ----------------     ---------------
                                                               $          %         $         %
                                                            --------     ---     -------     ---
Products from Affiliate relationships.....................  $  7,269       2%         --       *
Theme Packs...............................................   172,133      49%     23,298      34%
Games.....................................................   150,638      43%     41,270      61%
Educational...............................................    22,274       6%      2,574       4%
Other.....................................................       830       *         513       1%
                                                            ----------   ---     -------     ---
                                                            $353,144     100%    $67,655     100%
                                                            ==========   ===     =======     ===


---------------

* Less than 1%.



     Gross Profit (Loss). The Company's gross profit decreased from $167,444, or 47% of net sales, during the six month period ended June 30, 1996 to a gross loss of $(29,286), or (43)% of net sales, during the corresponding 1997 period. Cost of goods sold declined from $185,700 during the six month period ended June 30, 1996 to $96,942 during the corresponding 1997 period. The decrease in gross profit margins in 1997 is attributable to insufficient sales during the 1997 period to offset the up-front design costs associated with the launch of two new products.



     The Company anticipates improved gross profit margins in the future due to higher sales volumes of new and future titles, which will offset up-front package design costs. The Company expects sales volume to increase as it launches new products and expands its marketing efforts and distributions channels, although there can be no assurance in this regard. In addition, the Company intends to continue to focus on entertainment and educational titles, which tend to have higher profit margins.



     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased to approximately $697,000 during the six month period ended June 30, 1997, compared with approximately $506,000 during the corresponding 1996 period. The increase was primarily attributable to the hiring of additional personnel and the Company's expanded marketing efforts related to new and future products during the six months ended June 30, 1997. Salaries and payroll taxes increased from approximately $177,000 during the 1996 period to approximately $291,000 in the 1997 period also as a result of such additional personnel. In addition, sales, advertising and marketing costs increased from approximately $198,000 during the 1996 period to approximately $260,000 during the 1997 period. The Company anticipates that future selling, general and administrative expenses will increase in the aggregate as the Company adds personnel, launches new products and expands its marketing efforts and distribution channels. Management expects, however, that such expenses will decrease as a percentage of net sales as the Company's gross revenues from product sales increase, although there can be no assurances in this regard.



     Interest expense. The Company's interest expense increased from $4,000 during the six month period ended June 30, 1996, to approximately $226,000 during the corresponding 1997 period. This increase is primarily attributable to interest accrued on the Bridge Notes and other short-term notes payable and amortization of the debt discount and deferred financing costs of the Bridge Financing. The Company expects future interest expense to decrease as a result of the repayment of principal and accrued interest on the Bridge Notes and other short-term notes payable with a portion of the net proceeds of this Offering. See "Use of Proceeds."



     Due to the above, the Company had a net loss for the six month period year ended June 30, 1997 of $(951,846) or $(2.54) per share, compared to pro forma net loss of $(312,385) or $(.75) per share for the six month period ended June 30, 1996.


  Comparison of Years Ended December 31, 1996 and 1995


     Net Sales. Net sales decreased $917,224, or 68%, during the year ended December 31, 1996 as compared to 1995, despite the fact that 1995 included sales for only five months, August through December. Net sales for 1996 were adversely affected by the Company's working capital deficiency in the latter part of the second quarter, all of the third quarter, and the initial part of the fourth quarter. This deficiency prevented the Company from shipping existing products in a timely manner and in sufficient quantities to meet customer demand and from acquiring and launching new products. In addition, net sales in 1995 included volume sales of low margin, budget titles. Net sales from products sold pursuant to affiliate relationships decreased significantly during fiscal 1996 as compared to the prior year. This reduction was primarily a result of the Company's business strategy of marketing these particular products for a limited period in order to establish credibility in the retail channel and generate initial revenues. The Company presently does not intend to focus on marketing products sold pursuant to Affiliate relationships, although it may sell such products from time to time. See "Business."



     The Company was dependent on six distributors and four retailers for approximately 86% of its net sales during 1996. Allowances for product returns are determined by estimates on a product-by-product basis. Allowances were approximately $17,000 and $47,000 at December 31, 1996 and 1995, respectively.

     The following table summarizes the composition of the Company's net sales by product categories for the years indicated.

                                                        1995                      1996
                                                 ------------------         ----------------
                                                     $           %             $          %
                                                 ----------     ---         --------     ---
    Products from Affiliate relationships....    $  571,505      43%        $  8,020       2%
    Theme Packs..............................       433,122      32%         247,085      59%
    Games....................................       334,219      25%         146,352      34%
    Educational..............................         3,188       *           22,007       5%
    Other....................................                                  1,346       *
                                                   --------     ---         --------     ---
                                                 $1,342,034     100%        $424,810     100%
                                                   ========     ===         ========     ===

---------------
* Less than 1%.


     Gross Profits. The Company's gross profit decreased from $441,067, or 33% of net sales, during the year ended December 31, 1995 to $105,872, or 25% of net sales, during 1996. Cost of goods sold declined from $900,967 during the year ended December 31, 1995 to $318,938 during 1996. The decrease in gross profit margins in 1996 is primarily attributable to the decrease in sales prices in 1996 on products which were released the prior year, the few number of new titles released in 1996, and an increase in 1996 in the reserve for obsolete and slow-moving inventory of approximately $40,000. The Company anticipates that gross profit margins may improve in the future due to increased emphasis on sales of higher margin products and decreased sales of budget products and theme multipacks, although there can be no assurance in this regard. In addition, the Company intends to continue to focus on entertainment and educational titles, which tend to have higher profit margins.



     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased to approximately $983,000 during the year ended December 31, 1996, compared with approximately $247,000 during 1995. The increase was attributable to the fact that the Company was in a start-up phase during the 1995 period, and the founders of the Company did not accrue or draw salaries during that period. In addition, the Company had marginal rent expense during the year ended December 31, 1995. Salaries and payroll taxes increased from approximately $84,000 during 1995 to approximately $397,000 in 1996. In addition, sales, advertising and marketing costs increased from approximately $66,000 during 1995 to approximately $259,000 during 1996. This increase was largely attributable to the Company's expansion of its distribution channels into new retailers and distributors, as well as the launch of new products. During 1996, the Company also substantially increased its reserves for bad debts. Due primarily to the bankruptcy filing of a large national software retailer in 1996, the Company increased its reserves for bad debts from $9,195 at December 31, 1995 to $45,000 at December 31, 1996. In addition, greater general and administrative costs were incurred in 1996 due to the Company's relocation to larger offices. The Company anticipates that future selling, general and administrative expenses will increase in the aggregate as the Company adds personnel, launches new products and expands its marketing efforts and distribution channels. Management expects, however, that such expenses will decrease as a percentage of net sales as the Company's revenues from product sales increase.



     Due to the above, the Company had a pro forma net loss for the year ended December 31, 1996 of $(834,874) or $(2.11) per share, compared to pro forma net income of $109,123 or $.26 per share for the year ended December 31, 1995.


LIQUIDITY AND CAPITAL RESOURCES


     Since its formation in 1994, the Company has financed its operations primarily through the equity investments of its founders and credit extended by its vendors. In recent periods, the Company's expenditures have exceeded its revenues. As a result of the Company's difficulty in generating sufficient cash flows from operations, the Company has received a report from its independent auditors that includes an explanatory paragraph regarding uncertainty as to the ability of the Company to continue as a going concern. The Company's operating activities used cash for operations of $944,710 and $602,422 during the year ended

December 31, 1996 and the six month period ended June 30, 1997, respectively, while revenues for the same periods were $424,810 and $67,656, respectively. The Company experiences long customer payment cycles for its products, which is typical in the CD-ROM industry. In addition, the Company's cash flow from operations can be affected significantly by greater than expected product returns and pricing reductions. The Company's allowance for estimated returns is established by taking into consideration historical return rates, sell-through information and data regarding the mix of products in the distribution channel. Returns are typically highest in the first two quarters of the calendar year, as distributors and retailers adjust their inventory product mix following the year-end holiday buying season.



     In November and December 1996, the Company completed the Bridge Financing of $1,500,000 principal amount of Bridge Notes and 750,000 Bridge Warrants (which will automatically convert into Class A Warrants upon completion of this Offering). See "Capitalization -- Bridge Financing." The net proceeds of the Bridge Financing were approximately $1,294,000 after deducting the Placement Agent's 10% commission and a 3% non-accountable expense allowance aggregating $195,000 and other expenses of the Bridge Financing. In addition, from the period of April 1997 to August 1997, the Underwriter and a corporation controlled by a family member of the sole stockholder of the Underwriter have loaned the Company an aggregate amount of $575,000 bearing interest at the rate of 10% per annum pursuant to the Underwriter Notes. The net proceeds of the Bridge Financing, and the Underwriter Notes were used to repay indebtedness, including accrued salaries and employee advanced business expenses, and trade payables and for working capital purposes, including general and administrative expenses and the production and marketing of products. The Company has allocated a portion of the net proceeds of this Offering to repay the principal and accrued interest on the Bridge Notes, and the Underwriter Notes. See "Use of Proceeds" and "Underwriting."


     The Company currently has no credit facility with a bank or other financial institution. The Company will attempt to obtain a credit facility to address short-term cash flow needs resulting from its slow payment cycles. There can be no assurance that any such financing will be available if needed, or, if available will be on terms acceptable to the Company. See "Risk Factors -- Need for Additional Financing."


     The Company is obligated under a long-term lease for its corporate offices through the year 1999, with minimum annual lease payments of $45,234 in 1997, $46,421 in 1998 and $43,551 in 1999. Effective November 1, 1996, the Company entered into three-year employment agreements with five of its executive officers. The Company expects to make aggregate cash payments and incur aggregate salary expense as a result of such agreements in the amounts of approximately $320,000, $320,000 and $266,667 for fiscal years 1997, 1998 and
1999, respectively, subject to increases after 1997 as determined by the Board of Directors. See "Management -- Employment Agreement" and "-- Certain Transactions." The Company had no other material capital commitments at June 30, 1997.


     The Company anticipates that its expenses will increase as it attempts to expand its business by acquiring new products and increasing sales and marketing efforts and other operations. The Company expects to continue to incur losses until such time as it is able to sell a sufficient volume of products at prices that provide adequate gross profit to cover operating costs. The Company's working capital requirements will depend upon numerous factors, including payment cycles for its shipped products, credit arrangements with suppliers, the scale-up of its sales and marketing resources, acquisition of new products and the terms upon which such products are acquired, competitive factors including costs associated with obtaining adequate levels of retail shelf space, and marketing activities. The Company expects that the net proceeds of this Offering will enable it to meet its liquidity and capital requirements for approximately 12 months following completion of the Offering, although the Company's capital requirements are subject to numerous contingencies associated with early-stage companies. The Company's capital requirements after such period will depend upon the extent to which its product sales are able to generate sufficient revenue to sustain its operations. The Company may be required to seek additional financing or alter its business plan in the event of product delays, cost overruns or unanticipated expenses.

     Although the Company presently has no plans, agreements or understandings to enter into any potential business combination, it does intend to actively seek and investigate such opportunities as they become available. The Company would likely finance any such acquisition with cash, the issuance of equity or debt securities, incurrence of indebtedness or any combination of the foregoing. To the extent that any such acquisition would be paid for by the Company in cash, the Company could decide to use a portion of the net proceeds from this Offering, use funds from its ongoing operations, seek financing from a commercial lender or some combination of the foregoing. To date, the Company has been unable to obtain commercial financing. In addition, any commercial financing obtained is likely to impose certain financial and other restrictive covenants upon the Company and result in increased interest expense. Further, any issuance of additional equity or debt securities to the sellers in any such acquisitions could result in further dilution to the existing investors, including those who purchase the Company's securities in this Offering. See "Risk Factors -- Need for Additional Financing" and "Business -- Business Strategy."

POTENTIAL CHARGES TO INCOME


     The Company expects to incur a charge to income of approximately $70,000 upon repayment of the Bridge Notes. The foregoing charge represents the unamortized portion of the debt discount, interest and deferred financing costs of the Bridge Financing. The charge to income will be recorded in the third quarter of 1997.



     Key employees, Officers, Directors and certain stockholders of the Company have placed 1,225,000 shares of Common Stock in escrow (the "Escrow Shares"), to be released only upon the Company attaining certain minimum earnings thresholds or the market price of the Company's Common Stock meeting certain minimum levels. In the event of the release of Escrow Shares, the Company will recognize during the period in which the earnings thresholds are probable of being met or such Common Stock bid price levels achieved, a substantial noncash charge (not deductible for income tax purposes) to operations equal to the then fair market value of such shares. By way of example, if (i) all of the Escrow Shares were released and (ii) on the date of such release, all of the holders of such shares were employed by the Company and the market price of the Common Stock was $16.50, the Company would be required to recognize compensation expense of approximately $20,212,500 with a corresponding increase to additional paid-in capital. However, there can be no assurance that either the market price of the Common Stock or the Company's earnings will meet the minimum thresholds necessary to release any of the Escrow Shares. See "Risk Factors -- Future Sales of Common Stock; Escrowed Shares" and "Principal Stockholders -- Escrow Arrangements."


INFLATION


     Management does not believe that inflation has had a material effect on the Company's sales during the past two fiscal years. However, to the extent a significant increase in the inflation rate were to adversely impact the rate of consumer purchases of PCs and CD-ROM software, the Company's results of operations would be adversely affected.


NET OPERATING LOSSES IN SUBCHAPTER S CORPORATION -- CONVERSION TO C CORPORATION FOR TAX PURPOSES


     Prior to November 15, 1996, the Company had elected to be taxed under Subchapter S of the Internal Revenue Code and corresponding provisions of Arizona tax laws. As a result of the election, Federal and state income taxes on the net income of the Company were payable personally by the shareholders. Accordingly, the statements of operations for all prior years do not include a provision for Federal and state income taxes. As of November 16, 1996, the Company became subject to Federal and state income taxes as a result of its conversion from a Subchapter S corporation to a C corporation.


OUTLOOK


     The Company's future operating results and many of the forward-looking statements contained in this document are dependent upon a number of factors, including economic factors affecting sales in the software market, the Company's dependence on key personnel, and the Company's ability to acquire and publish new software titles, add additional distribution channels and customers, address the impact of the World Wide Web and the Internet on its markets, enter successfully into new markets, react to changing technology and effectively manage resources, as well as other factors. See "Risk Factors." The retail multimedia software market has experienced rapid change in recent years, including consolidations and financial difficulties. These changes have resulted in a greater degree of unpredictability as to retailer customer accounts as well as increased competition for retail shelf space. To the extent any retailers upon which the Company is dependent were to suffer financial difficulties, the Company's operations could be materially adversely affected. As a result, the Company may experience higher product returns and lower product sales. The impact that market trends and the Company's actions may have on its operations cannot be accurately measured at this time. A key challenge to the Company's continued growth is to sell increased volumes of CD-ROMs at competitive prices and sufficient profit margins. There is a significant amount of competition in the home-based PC market and the Company's success is substantially dependent upon continued demand for existing PC products, its ability to market in a timely manner new products and its ability to meet the pricing and functionality requirements of the consumer.

                                    BUSINESS

     This Prospectus contains "forward-looking statements," including statements regarding, among other items, the Company's growth strategy, future products, sales, ability to license future software programs and market products and anticipated trends in the Company's business. Actual results could differ materially from these forward-looking statements as a result of a number of factors, including, but not limited to, the Company's early stage of development, the need for additional financing, intense competition in various aspects of its business, the seasonal nature of its business, its dependence on third party authors and key personnel, and other factors described under "Risk Factors" and elsewhere herein.


     The Company publishes interactive multimedia software products providing education and entertainment as well as reference and personal productivity titles for the home personal computer ("PC") market. The Company generally licenses software programs being developed by independent third party developers. The Company then directs and assists the developers in finishing the programs according to its specifications, imprints and duplicates the programs in a media format, packages them in a proprietary manner, and markets and distributes the finished products under the Piranha name as well as proprietary titles whenever possible. Since the release of its first title in August 1995, the Company has licensed and marketed seven titles under its own label including
(i) three "Piranha Packs," each of which offers 10 or 11 individual subject titles relating to a central theme and (ii) four standalone, individually packaged titles. In addition, the Company has marketed 13 titles under affiliate relationships with two third party publishers pursuant to revenue-sharing agreements. To date, the Company has published all of its titles in CD-ROM format. In the future, the Company may distribute its products in other media, such as digital versatile disc ("DVD"), on-line information services, television-based formats, telephone and cable networks and direct broadcast satellite, if market acceptance of such formats becomes widespread.



     The Company intends to focus its product offerings on "edutainment" titles, which combine entertainment and educational content, games, reference and personal productivity titles, and other content titles which it determines to have market potential. The Company has published and plans to publish titles in various categories, including entertainment (e.g. Majestic: Alien Encounter, a deep space adventure game), early childhood education (e.g. Treasure Tales Presents Alice's Adventures in Wonderland, a children's interactive storybook), reference (e.g. Academic Edge, a 10 CD educational theme pack), and personal productivity (e.g. Travel CD Piranha Pack, an 11 CD travel and recreational theme pack). When practicable, the Company publishes titles which are episodic in design, thereby facilitating the production of sequential products and the generation of increased customer loyalty. For example, Syn-Factor, the sequel to the Company's game, Majestic: Alien Encounter, was released in February 1997. The Company is also scheduled to release Dead Reckoning, a 3-D action game, and Cracking the Conspiracy [working title], a 3-D adventure game, during the fourth quarter of 1997.


     The Company's strategy is generally to license its software programs from independent, third party software developers. The Company believes this strategy enables it to avoid expending significant financial resources over a lengthy period of time towards the research and development of a product that may never achieve significant market acceptance, a substantial burden facing in-house software development companies. As competition for products from independent developers intensifies, however, the Company may be required to commit significant financial resources to third party developers in order to obtain desirable programs. By drawing upon independent developers the Company is able to capitalize upon the variety of creative products currently being developed by a growing number of software developers, an increase made possible in part by the availability of industry standard authoring tools which assist software programmers with the technical development of the titles. Pursuant to license agreements with these developers, the Company pays a royalty based upon sales of the product and in most instances an up-front advance and/or guaranteed minimum royalty payment. The Company has also designed one title, Preschool Mother Goose, with the assistance of consultants, which it then subcontracted to independent software programmers for development. The Company may follow the same procedure with additional future titles.

     The Company's growth strategy consists of (i) targeting the growing home-based, consumer PC market, (ii) building the brand recognition of "Piranha" title offerings, (iii) expanding and enhancing its portfolio of interactive multimedia software products by generally licensing software programs from third party developers who are in the process of developing such products, (iv) expanding the placement of Piranha products with retailers and distributors, and (v) seeking out appropriate strategic relationships, including the acquisition of other software publishers.

     The Company presently sells its products to retailers and distributors through its own direct sales and marketing efforts. The Company's marketing activities include channel marketing in partnership with its retailers and distributors; direct advertising in PC periodicals; Internet website demos and advertising; trade shows; and pre-release marketing. Since its inception in November 1994, the Company has entered into distribution agreements with several large national software distributors, as well as a number of other smaller and specialty distributors. The Company currently places its products with a number of the largest software retailers (in terms of software sales volume) in the United States.


     The Company's management team has worked closely together for the past three to six years and all have prior software publishing experience. The Company was incorporated in Arizona on November 14, 1994 and reincorporated in Nevada on November 22, 1996. Its corporate headquarters are located at 1839 West Drake, Suite B, Tempe, Arizona 85283, and its telephone number is (602) 491-0500. The Company's website address is http://www.piranhainteractive.com.


INDUSTRY OVERVIEW


     As a result of technological advances, increased functionality, and declining prices for entry level systems, the PC has become a mass market consumer electronics product. Industry analysts estimate that the U.S. installed base of PCs at the end of 1996 had grown to approximately 51 million units. The demand for multimedia PC software is expected to be largely driven by the rapid increase in home-based PC use. It is estimated that the installed base of multimedia home-based PCs in the U.S. will grow from approximately 25 million in 1996 to approximately 70 million by the year 2000. Additionally, the increased use of PCs in schools, increased quality of production, decreasing cost of PCs and multimedia software and the demographic increase in teen consumers (who tend to be heavily concentrated in entertainment software) all suggest significant future growth in the consumer multimedia software market. Home education and entertainment software products are currently the fastest growing categories of retail software sales.



     In recent years, tremendous advances in computer hardware and software, as well as the decreasing cost of such products, have resulted in a rapid expansion of the number of users in home environments prepared to consume new multimedia products. As a result, total sales of multimedia software in the U.S. have been projected to increase from approximately $1.7 billion in 1996 to $2.3 billion in 1997 and $3.0 billion in 1998. However, in recent years, the retail multimedia software industry has experienced a consolidating trend as regional and smaller retailers are acquired by retailers with greater resources and access to capital. As a result, competition among retailers has increased and total sales of multimedia products have increasingly become concentrated in fewer retailers. Most of the multimedia products have been delivered on CD-ROMs. In addition, other systems have evolved for delivery of multimedia products including the Internet, other proprietary on-line services and television-based systems. The Company believes that there will be an increasing convergence between CD-ROM and on-line distribution of multimedia content, with on-line information sources increasingly used in connection with CD-ROMs to update and supplement the CD-ROM experience. To the extent that these new delivery systems achieve significant market acceptance, management believes it will be able to capitalize on this increasing demand for high quality interactive multimedia.


BUSINESS STRATEGY

     As a result of management's experience in the software industry, the Company believes it has the foundation to become a successful provider of high quality multimedia software products for the consumer PC market. The Company intends to focus on the following strategic objectives.

     Target Growing Consumer PC Market. The Company is positioning its product portfolio to take advantage of the fast-growing consumer PC market. The Company's existing content-rich products -- entertainment, early childhood education, reference and personal productivity -- are intended for home-based

PC users from adults to teenagers to pre-schoolers. The Company endeavors to anticipate this market's demand for particular software in order to provide products that meet such demand. The Company also seeks to offer unique software products that will generate demand within this market as well as the education market.

     Publish a Portfolio of Multimedia Software Titles. The Company's objective is to publish an inventory of diverse software titles. As the installed base of multimedia PCs grows, consumers increasingly demand a greater variety of content rich, high quality software products. In response to this demand, independent software developers are generating a greater number and variety of products.

     The Company's strategy is generally to license software programs from independent developers. The Company intends to capitalize upon this growing pool of software developed by independent developers by identifying products which the Company believes have an ability to achieve significant market penetration. The Company uses a three-step selection process to identify such products. This process entails a preliminary technical review, sales and marketing analysis, and legal and financial review. By licensing software programs from third party developers, the Company generally reduces its front-end financial commitment and its risk of loss if the product is not ultimately successful. As competition for products of independent developers intensifies, however, the Company may be required to make significant front-end financial commitments in order to obtain desirable products.

     Develop Name Recognition for Piranha and its Products. Management believes that a recognized and respected brand name will enhance initial interest in and acceptance of new product offerings. In this regard, the Company selected its name and logo and develops a packaging and advertising concept designed to generate customer interest and create a Piranha brand image. At the same time, the Company seeks to build customer loyalty by providing high quality software products that satisfy customers. In order to create brand name recognition, the Company initially introduced software products in the lower price ranges in order to maximize its volume of products sold and secure retail shelf space. Soon thereafter, the Company began to offer theme-oriented Piranha Packs, each containing multiple CD-ROM titles, in order to enhance the perceived value and increase customer recognition of Piranha products. Although budget software and Piranha Packs will still be considered in appropriate circumstances, the Company now intends to focus primarily on publishing premium products with higher gross margins. The Company will continue to seek titles that enhance its name recognition.


     Place Piranha Products with Major Retailers and Distributors. The Company's strategy is to expand the number of retailers and distributors carrying its products. Management believes that its prior industry experience has resulted in a certain degree of credibility for the Company and its products with retailers and distributors. According to Computer Retail Week, in 1996 approximately 30 retailers accounted for over 90% of total U.S. retail software sales. To date, the Company has placed products with many of these retail chains. In addition, software distribution is dominated by several large distributors. The Company currently has distribution agreements with a few of these distributors. The Company intends to expand its retailer and distributor relationships by maintaining and improving its existing accounts and developing additional national, regional and specialty retail and distribution accounts. Its strategy is to maintain these relationships and add additional distributor relationships.



     Seek Strategic Partnerships and Acquisition Opportunities. The Company intends to expand its operations and product line by establishing strategic partnerships and acquiring other software publishers or developers when appropriate. Piranha has entered into marketing relationships with two national companies in connection with certain products lines. The Company's Academic Edge product was supplied to Apple Computers, Inc. ("Apple") for use by Apple in conjunction with a nationwide promotion of Apple's hardware through Sears retail outlets. Academic Edge was one of the products offered in the promotional material distributed by Apple. Through the promotion, schools were permitted to redeem free copies of the product from Apple. In addition, the Company was granted a license from United Airlines to include United's proprietary travel software package, United Connection, in the Travel CD Piranha Pack. The Company may also license some of its products near the end of their retail lifecycles to original equipment manufacturers ("OEMs"). In addition, the Company believes there are many companies with one or two attractive products but a limited number of total products or marketing resources, which may be attractive candidates for acquisition. The Company intends to pursue these opportunities to enhance its product portfolio, but there can be no assurance that any acquisition will be consummated. The Company does not currently have any plans, agreements or understandings, binding or non-binding, to enter into any potential business combination. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."


PRODUCTS


     Current Products. The Company has released and currently markets seven multimedia software titles under its name, three of which are thematic Piranha Packs of 10 or 11 CD-ROM titles, and also has two executed license agreements for titles expected to be launched during the fourth quarter of 1997. Preschool Mother Goose, the Company's most recent title, was shipped in May 1997. The Company is continually evaluating other titles submitted to it by independent developers as part of its ongoing product selection process. All of the Company's products to date have been released in CD-ROM format. The following table sets forth the titles released, or to be released, by the Company in each of its three current product families:



                                 PRODUCTS                                      RELEASE DATE
---------------------------------------------------------------------------  -----------------
THEME PACKS
Piranha Pack -- Something for Everyone.  The Company's first multipack             August 1995
  includes 10 CD-ROM titles offering a variety of title categories: games, business and home management, utilities, edutainment, pastimes and exercise. The Company does not intend to produce any further units of this product.
Academic Edge Piranha Pack.  The 10 CD Academic Edge Piranha Pack includes       November 1995
  nine curriculum-based titles for subjects such as Biology, Literature,
  World History, Art History and more, as well as quizzes to test comprehension. Also featured are Webster's New Collegiate Dictionary and the American Concise Encyclopedia. The Company's license for this product will terminate in November 1997, but the Company is entitled to sell its then existing inventory for a limited time.
Travel CD Piranha Pack.  This 11 CD Theme Pack is comprised of software              July 1996
  suited for the business and vacation traveler. It includes United
  Connection, which allows flight scheduling and reservations with over 500 airlines, 30,000 hotels and 50 car rental companies worldwide. Other titles include Street Wizard mapping and routing software, National
  Parks, Vacation Dreamer, Sports Fishing, Ballooning and Soaring,
  Adventures, White Water Rafting, Great Restaurants, Wineries and
  Breweries and Explore America.

EARLY CHILDHOOD EDUCATION
Treasured Tales Presents Alice's Adventures in Wonderland.  This program is      November 1995
  an adaptation of Lewis Carroll's classic tale Alice in Wonderland and is intended for young children. The program is an interactive storybook created specifically for Windows 95 containing hundreds of animations and a classical music score. The Company's license for this product has terminated, but the Company is entitled to sell its existing inventory.
Preschool Mother Goose.  This multimedia program leads children through six           May 1997
  animated learning activities accompanied by narrated direction. Preschool
  Mother Goose is designed to teach children the fundamentals of counting, reading, music appreciation, foreign language and other cognitive skills.
  The program includes parent and teacher icons that allow adults to extend the learning lessons.

                                 PRODUCTS                                      RELEASE DATE
---------------------------------------------------------------------------  -----------------
ENTERTAINMENT
Majestic: Alien Encounter.  This multimedia program is a deep space              November 1995
  adventure game. The S. S. Majestic, a luxury space cruiser which inexplicably disappeared on her maiden voyage, has suddenly reappeared in the Pleiades Nebula. The user's mission is to enter the craft, determine the fate of her crew and solve the mystery of her ill fated voyage.
Syn-Factor.  This multimedia sequel to the game Majestic contains a new          February 1997
  musical score, expanded gaming theater and improved 3-D graphics. The user's adventure begins as a crew member aboard a spaceship which has just been the target of a brutal attack by unknown forces. The ensuing investigation pits the user against the galaxy's largest corporation.
Dead Reckoning.  In this 3-D action game the user battles to the death in a      Scheduled for
  fight to save the human race. The game features 15 alien battle arenas,    Fourth Quarter of
  artificial intelligence and multiplayer internet gaming capability. The                 1997
  Company has launched a website, located at http://www.deadreck.com, devoted to generating consumer interest in and anticipation of this game.
Cracking the Conspiracy [working title]. In this 3-D adventure game              Scheduled for
  featuring interactive characters, the user conducts a personal             Fourth Quarter of
  investigation into the mysterious extraterrestrial events involving Area                1997
  51 and Roswell, New Mexico.


     In addition, the Company has marketed 13 titles in partnership with third party Affiliates, pursuant to revenue sharing arrangements. The Company has no proprietary rights in the products marketed under such arrangements and receives a lesser percentage of gross revenues on such products than it does on products proprietary to the Company.

     Product Development. The Company's strategy is to license software programs from independent software developers. The Company believes that this strategy minimizes the financial risks associated with in-house research and development activities and capitalizes upon the large pool of creative, high quality products currently produced by independent developers. While several publishers have spent millions of dollars on the research and development of a single new title, a number of the best selling entertainment software titles in the United States during recent years were developed by small, independent developers and were licensed to software publishers. The Company uses a variety of forums to identify high quality, completed or substantially completed software programs produced by independent developers which generally lack the sales, marketing and distribution resources offered by the Company and necessary to introduce their products into the retail marketplace.

     The Company has also designed one title, Preschool Mother Goose , with the assistance of consultants which it then subcontracted to independent software programmers for development. The Company may follow the same procedure with additional future titles. The Company has agreed to pay minimal advance royalties and future royalties based on product sales to the independent developers who designed Preschool Mother Goose. Although all of the Company's current products were developed by independent developers, the Company may fund in-house development at some time in the future if management deems it advisable.


     The Company's product development activities are conducted with constant attention given to the sales, marketing and technical support aspects of publishing a successful title. The Company seeks to identify and attract new developers through a variety of methods, including regular postings on the Internet and on-line developer forums, existing developer relationships, attendance at popular trade shows and conferences, referrals from retailers, industry reputation and contacts, and developers' agencies. See also "-- Sales and Marketing".


     Once the Company has identified a potential title for publication, the title is submitted to a three-step selection process. First, the Company conducts a preliminary technical review to (i) assess the title's technical operating stability, (ii) determine whether the title's technology and design meet or exceed the then current industry standards and (iii) assess the developer's technical proficiency. Next, the Company performs a sales and marketing review to assess (i) the potential market share for the product, (ii) the degree of consumer demand for, and media interest in, the product and (iii) the potential interest of the Company's retailers and distributors in the product. Finally, the Company reviews the legal and financial issues associated with publishing the potential title to determine (i) the cost to bring the product to market, (ii) the absence of any perceived risk of intellectual property infringement and (iii) acceptable license agreement terms.

     Before and after a title is published, the Company employs various quality assurance methods to measure consumer reaction to the product and the effectiveness of the various marketing programs utilized by the Company and its retailers and distributors. Focus groups, independent quality assurance teams, demonstrations and end-user questionnaires are among the methods which the Company uses in its quality assurance activities. The Company seeks to use the information received from consumers of its products to remain abreast of and satisfy consumer expectations for technical stability, performance, content and market image of its products.

     Recent advances in software authoring systems have removed many of the technical barriers previously associated with software development. These advances and the rapidly increasing base of installed multimedia hardware have resulted in an expanding pool of technically sound, content rich software programs. As a result, the current trend in development has shifted competition away from purely technical skills to creative ones. This newly emerging pool of independent developers generally lacks the sales, marketing and distribution resources offered by publishers such as the Company.


     The Company seeks to increase revenues, market predictability and product lifecycles and limit the effects of seasonality by endeavoring to create a mix of three types of titles: evergreen titles, hits, and sequels. Evergreen titles are intended to produce stable sales over a relatively long period of time. In addition, they may be revised and updated to extend their profitable lifecycles. Hit titles are developed in response to market trends and are promoted through aggressive product positioning and rigorous development and quality control management. Finally, sequels are titles intended to capitalize on the success of earlier titles by exploiting a consumer base loyal to such titles. Sequels tend to have a higher degree of market predictability. In the past, the Company's revenues have been concentrated in only a few products, with three products resulting in 90% of annual net sales for 1995, two products resulting in 78% of annual net sales for 1996 and three products resulting in 80% of net sales during the six month period ended June 30, 1997. However, the Company believes this concentration to be largely a result of the limited number of products offered to date, and the Company intends to market a broader variety and number of titles in the future consistent with its business strategy. See "Risk
Factors -- Accumulated Deficit; Working Capital and Capital Deficits."


SALES AND MARKETING

     Customers. The Company sells its products to distributors and directly to certain retailers. Currently, the retail merchandisers of the Company's products include computer "superstores", national and regional retail stores, mass merchandisers, corporate resellers, direct mail accounts, consumer electronic stores, warehouse clubs and office supply stores. The Company also distributes its products through several of the largest national distributors which have access to desirable retail accounts. By making its products available through a number of large distributors, the Company believes it is able to fill retailers' orders more quickly and increase the name recognition of the Company and its products.


     For the six month period ended June 30, 1997, 66% of the Company's net sales were to distributors, 3% of net sales were direct to retailers, and no sales were to OEMs. Three distributors accounted for 35%, 12% and 10%, respectively, of the Company's net sales during the first six months of 1997. Two retailers accounted for approximately 2% and 1%, respectively, of net sales during the first six months of 1997. Two retailers accounted for approximately 22% and 8%, respectively, during the year ended December 31, 1996. However, management believes that its sales during the six month period ended June 30, 1997 are not necessarily indicative of the results that may be expected for future periods as its working capital deficiency experienced during such period prevented the Company from launching new titles.Although the Company will seek to expand the number and variety of distribution channels for its products, sales of its products have in the past and may in the future be heavily concentrated among a few retailers. See "Risk Factors -- Competition for Distribution Channels; Distribution Risks" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." International sales accounted for 31% of the Company's sales during the six month period ended June 30, 1997. The Company believes that its concentration of international sales during the six month period ended June 30, 1997 is a result of decreased overall sales and is not indicative of future international sales concentration as a percentage of the Company's net sales. For the year ended December 31, 1996, 54% of the Company's net sales were to distributors, 32% of net sales were direct to retailers and 11% of net sales were to an OEM. Three distributors accounted for approximately 21%, 18% and 11%, respectively, of the Company's net sales during 1996. Two retailers accounted for approximately 20% and 7%, respectively, and one OEM accounted for 11%, of the Company's net sales during such period. International sales accounted for only 3% of the Company's net sales during the year. During the fiscal year ended December 31, 1995, one retailer accounted for substantially all of the Company's net sales.


     Sales Activities. The Company's sales activities are focused upon fostering familiarity among the buyers for the various retail chains with the Company and its products, whether they purchase Piranha products directly from the Company or through a distributor, building upon the philosophy that retail stores will put more effort behind and give better placement to products they are familiar with. In addition, management believes that the key to developing successful relationships with retail merchants of its products is the ability to develop an understanding of each retailer's customers, including, what they buy, how they make their purchases and which marketing programs are most successful in promoting a particular type of software title. The retail software market is intensely competitive in terms of shelf space and promotional support. Although the Company believes that it will continue to secure adequate shelf space and promotional support from retailers of its products, the competition for such access is intense and there can be no assurance that the Company will be successful in this regard.

     As the number of home-based PCs increases and the use of multimedia software becomes more widespread, the number and variety of software retailers have rapidly increased. Examples of new software retailers include bookstores, grocery, music and convenience stores and even specialty shops. The Company has already begun to access these new retail sales channels and has placed its products in record stores and book stores. In addition to these emerging retail sales channels, the Company markets its products to alternative markets, such as international sales, original equipment manufacturers and educational markets.

     In addition to its retail customers, the Company sells its products to distributors who resell such products to various retailers. The Company believes that access to these distributors permits the Company to more rapidly fill customer orders and increases the name recognition of Piranha and its products. To date, the Company has entered into distribution agreements with a few of the largest national distributors.

     Marketing Activities. The Company's marketing activities are organized around direct advertising, product packaging and public relations and media. The Company strives to create a highly visible and appealing brand image through its corporate name and logo, its customer service number, its World Wide Web site and the design and packaging of its products. The Company pays close attention to the brand image created through its product packaging and seeks to develop an appropriate packaging concept and design that will be attractive to its customers and end-users. The Company's packaging is designed not only to get the product on the shelf, but also to entice the customer to purchase the product.

     In order to generate consumer awareness, the Company advertises in various trade and general circulation publications. Additionally, the Company often participates in cooperative marketing efforts with its distributors and retailers. Retailer marketing programs include in-store premium shelf placement, flyers, in-store promotions, advertisements and customer service employee training. In addition, each distributor promotes its products with marketing programs, including trade publications and catalogs targeted at retail buyers and in-house education seminars designed to permit vendors such as the Company an opportunity to increase the distributors' sales force's familiarity with their products.

     The Company intends to aggressively market its new product releases. In connection with the launch of new products, the Company seeks to generate initial retailer and distributor interest by sending a "teaser" prior to the completion of the new product. The "teaser" is a marketing pre-mailer designed to draw attention to a product, which also contains brief information regarding the actual product and its functions.

     Once the product is completed, the Company focuses on sending advance copies of the product to the media and retail and distribution buyers for review. Management believes that maintaining a relationship with the media is crucial in receiving the recognition and product reviews needed to support new product releases and continuing product sales. A number of publications, including The New York Times and industry magazines, have previously responded to the Company's products with reviews.


     The Company seeks to anticipate consumer demands by establishing channels of communication between itself and consumers through registration cards, trade shows and user groups and to find additional avenues for increasing the visibility for its products and its name. Capitalizing on the rapid increase in consumer use of the Internet, the Company has developed its own website, which it uses in connection with its sales and marketing and product development activities. The website is designed for instant communication, feedback and product delivery to users. The website includes a Products Forum with full-page graphical product descriptions and downloadable, interactive game demos; a Sales Forum where customers can locate and contact resellers; and a Distributor's Forum with product descriptions and part numbers. In addition, the Company has launched a website, located at http://www.deadreck.com, devoted to generating consumer anticipation and interest in its game Dead Reckoning, scheduled to be released in the fourth quarter of 1997.


INTELLECTUAL PROPERTY LICENSES AND DISTRIBUTION AGREEMENTS

     Software Licenses. Each of the Company's software products is authored by a third party developer which creates each program's "source code", a unique set of program instructions which are translated into machine language and executed by an end-user's computer. Once created, each program's source code is proprietary in nature and is generally the property of the developer, unless there is an agreement in place to the contrary. The Company does not own the source code to the software contained in the Piranha Packs published to date, but has published the products with proprietary packaging and titles. As a result, the products contained in the Piranha Packs may be sold by the developers to other publishers, permitting the Company's competition to publish similar products. The Company's licenses for the software contained in its multiple CD-ROM Piranha Packs are generally non-exclusive and generally of short duration (to date ranging from one to two years). Two of the three Piranha Packs published to date have been in Windows only format and one has been published in dual platform formats, Windows and Macintosh. Piranha Pack licenses to date have not contained any rights of first refusal for any future products produced by the developers. The permitted sales territory for two of the Company's Piranha Packs is world-wide, while the territory for the third is limited to North America. All three Piranha Packs published to date are English language only. Technical support for the software programs in the three Piranha Packs published to date is the responsibility of the respective third party licensors.


     The Company's licenses for the software contained in its standalone, individually packaged titles are generally exclusive licenses for longer terms (to date ranging from three years to six years). However, generally the Company's exclusive license arrangements may become non-exclusive or terminate if the Company does not satisfy certain performance criteria, such as selling a minimum amount of units or paying a minimum amount of royalties. In September 1996, the Company's exclusive license for the title Treasured Tales Presents Alice's Adventures in Wonderland terminated when product sales failed to satisfy the required minimum threshold. Some of the Company's licenses have become, or will become, non-exclusive with the passage of specified time periods. The Company does not own the source code to the software contained in the licensed, standalone titles published to date, but the license agreements provide that the Company exclusively owns the proprietary packaging and titles that it develops for such software programs. One of the individual titles published to date has been in Windows only format and three titles have been published in dual platform formats, Windows and Macintosh. One licensed individual title which has yet to be published by the Company is intended for use on dual platforms, Windows and Macintosh and a second licensed individual title which has yet to be published by the Company is intended for use in Windows 95 format only. The Company has a right of first refusal to the sequels of three of its individual titles licensed to date.

     The Company has paid advances against royalties for four individual titles licensed to date and anticipates that it will likely pay advances against royalties for many future individual titles in order to obtain desirable content and technology. Such advances may be significantly greater in amount than those previously paid by the Company in order to obtain products. The permitted sales territory for the four individual titles published to date, and for the two additional individual titles which the Company plans to launch in the fourth quarter of 1997, is world-wide. The Company has the right to publish five of the individual titles in languages other than English, but the Company currently has no plans for such publication. The Company is required to supply technical support to the end users for all four published individual titles and for the additional titles planned for launch in the fourth quarter of 1997. The Company anticipates that it will be required to supply technical support for all such future titles as well.


     Distribution Agreements. The Company's distribution agreements generally permit the distributor to sell the Company's products on a non-exclusive basis for a limited term. Distributors are not generally required to purchase any minimum amount of products from the Company, and are entitled to make purchases at prices at least as favorable as those at which the Company sells comparable products to other distributors. In addition, most of these agreements permit the distributor to return unsold products and require the Company to indemnify the distributor against certain intellectual property and product design related liabilities. Generally, the distribution agreements require the distributors to pay the Company for products purchased within a specified period of time, however, two distribution agreements with significant distributors permit such distributors to delay payment until product is sold by the distributor to retail customers. Consequently, the Company incurs longer delays in cash receipts for products distributed through these channels. The Company's distribution agreements also permit distributors to apply credits against invoices for certain advertising and marketing efforts associated with the Company's products.

MANUFACTURING

     All of the Company's titles are currently pressed, reproduced, and packaged at third party fulfillment houses. The Company's printed materials are produced by third party vendors that ship such materials directly to the fulfillment house for product assembly and packaging. The Company places orders with such vendors for production of completed products in amounts specified by the Company based upon forecasted sales. Most products are shipped directly to distributors and retailers by the fulfillment houses. An unanticipated delay in the manufacture of products, particularly during the fourth quarter, could result in a material adverse effect on the Company's financial condition and results of operations. Demand for fulfillment houses is greatest in the third and fourth quarters, as publishers build inventory for holiday sales. Although the Company has been utilizing one particular fulfillment house, it is negotiating with several others in order to attempt to reduce such problems.

     Generally, the Company is obligated to pay its vendors within 30 days of shipment, although the Company's customers' payment cycles are often much longer, generally from between 90 to 120 days. Previously, this discrepancy in payment cycles has resulted in inconsistent cash flows for the Company, which condition may recur in the future. The Company does not have contractual agreements with any of its outside vendors, including its fulfillment house. As a result, the outside vendors are not committed to provide services or products to the Company when the Company may require such services or products, and the Company may not be able to seek indemnification from its vendors for potential product liability or other manufacturing defects.

COMPETITION

     Software Industry. The consumer software industry is intensely competitive and subject to rapid change. The Company believes that the principal competitive factors affecting the markets for its titles include content, quality, brand recognition, price, marketing, distribution, access to shelf space and critical reviews. In addition, consumer demand for particular software products may be adversely affected by the increasing number of competitive products from which to choose, making it difficult to predict the Company's future success in publishing packaged software products for the retail market. Rapid changes in technology, product obsolescence and advances in computer hardware require the Company to develop or acquire new products and to enhance its existing products on a timely basis. The Company's marketplace has recently experienced a higher emphasis on on-line and Internet related services and content tailored for this new delivery vehicle. To the extent that demand increases for on-line products and content, the demand for the Company's existing product format may decline.


     The consumer multimedia market is highly fragmented with products offered by many vendors. The Company's products compete directly with those of large and established software companies, such as GT Interactive, Broderbund, and The Learning Company, as well as a large number of small independent publishers like the Company. Most of these competitors have greater financial, technical, marketing, sales and customer support resources, as well as greater name recognition and access to customers than the Company. Due to the low technical and economic barriers to entry into the multimedia software market, the Company anticipates facing additional competition from an increasing number of small, privately-held competitors. In addition, many large companies with sophisticated product marketing and technical abilities and financial resources that do not presently compete with the Company may enter the multimedia software market. For example, content-rich companies such as Mattel and The Walt Disney Company have begun to produce and directly market their own titles to the consumer software market. To the extent that competitors, as a result of their purchasing capacity, have greater access to financial and other resources or achieve a performance, price or distribution advantage, the Company's business and results of operations could be adversely affected. Furthermore, the Company anticipates that there will be consolidation of the consumer multimedia market around a smaller number of vendors who may be better positioned and have greater resources to compete than the Company. The Company will also face increased competition as it seeks to deliver multimedia content through other new media, such as the World Wide Web, the Internet and on-line proprietary services.


     There is no assurance that the Company will have the resources required to respond to market or technological changes or to compete successfully in the future.

     Retail Shelf Space. The competition for shelf space in retail stores is intense. To the extent that the number of consumer software products and computer platforms increases, this competition for shelf space may further intensify. At present, the Company's products constitute a small percentage of a retailer's sales volume, and there can be no assurance that retailers will provide the Company's products with adequate levels of shelf space and promotional support. Increased competition could result in loss of shelf space for, and reduction in sell-through of, the Company's products at retail stores, as well as significant price competition, any of which could adversely affect the Company's business, operating results and financial condition.

     Due to increased competition for limited retail shelf space and promotional resources, retailers and distributors are increasingly in a better position to negotiate favorable terms of sale, including price discounts and product return policies, as well as cooperative market development funds. Retailers often require software publishers to pay fees in exchange for preferred shelf space. The amounts paid to retailers by software publishers and distributors for preferred shelf space are generally determined on a case by case basis and there is, as of yet, no industry standard for determining such fees, although larger publishers and distributors will likely have a competitive advantage in this regard to the extent they have greater financial resources and negotiating leverage.

     Distribution Channels. Competition for access to distributors, as well as for retail shelf space and inclusion in OEM sales programs is intense. In addition, the type and number of distribution channels is increasing to include non-traditional software retailers such as book, music, video, magazine, toy, gift, convenience, drug and grocery store chains. Additionally, as technology changes, the type and number of distribution channels will further change and new types of competitors, such as cable or telephone companies, and new distribution channels are likely to emerge. These new distribution channels may include delivery of software using on-line services or the Internet, which will necessitate certain changes in the Company's business and operations, including without limitation, addressing operational challenges such as improving download time for pictures, images and programs, ensuring proper regulation of content quality and developing sophisticated security for transmitting payments. Even within traditional channels of distribution for consumer software products there has been rapid change among distributors, including consolidations and financial difficulties. These factors affecting distribution channels are likely to increase competition and negatively affect the Company's business and results of operations. With increasing concentration in the traditional channels of distribution, the Company's customers have increased leverage in negotiating favorable terms of sale, including price discounts and product return policies. In addition, a number of the Company's larger competitors have attempted, with some success, to enter into exclusive software distribution arrangements with certain retail outlets. If the occurrence of these exclusive arrangements increases and the Company is not able to offer a competitive product line or arrangement, the Company's operating results may be negatively impacted.

PROTECTION OF PROPRIETARY RIGHTS


     The Company regards its software as proprietary and relies primarily on a combination of trademark, copyright and trade secret laws, as well as employee and third party nondisclosure agreements and other methods to protect its proprietary rights. The Company generally licenses its externally developed products rather than transferring title and, as is the industry practice, relies upon "shrink-wrapped," rather than signed, license agreements with end-users. The enforceability of such licenses has not been conclusively determined. As is also the standard practice in the industry, none of the Company's CD-ROM products include any mechanism to prevent or inhibit unauthorized copying. The Company is not aware of any unauthorized copying, reverse engineering or other unauthorized distribution of its products' proprietary information, but if such unauthorized copying were to occur, the Company's business, operating results and financial condition could be materially adversely affected. Further, the laws of foreign jurisdictions may not protect the Company's proprietary rights to the same extent as the laws of the United States. Policing unauthorized use of a broadly disseminated product such as PC software is very difficult. Software piracy has been, and can be expected to be, a persistent problem for participants in the software industry, including the Company.


     As the number of multimedia software products in the industry increases and the functionality of these products further overlaps, software publishers and developers may increasingly become subject to infringement claims. There can be no assurance that third parties will not assert infringement claims against the Company in the future with respect to current or future products. Although the Company makes reasonable efforts to ensure that its products do not violate the intellectual property rights of others, there can be no assurance that claims of infringement will not be made against the Company. In certain circumstances, litigation may be necessary to enforce and protect the Company's proprietary rights. Any such litigation, with or without merit, could be costly and divert management's attention, which could have an adverse effect on the Company's business, operating results or financial condition. Adverse determinations in litigation relating to any of the Company's products could result in the loss of the Company's proprietary rights, subject the Company to liabilities, require the Company to seek licenses from third parties or prevent the Company from selling that product.


     The Company has a federally registered trademark for both the "Piranha Interactive Publishing" name and its stylized fish logo. The Company has not filed any other Federal trademark applications, although it may do so in the future.


     The Company believes that its products do not infringe upon the proprietary rights of third parties. The Company seeks whenever possible to obtain warranties and indemnification from its third party software developers to protect the Company from claims of infringement by third parties of their property rights. However, there can be no assurance that such warranties, indemnifications and disclaimers will protect the Company from liability arising from such claims or from any resulting material adverse effects to its business.

EMPLOYEES


     The Company currently has twelve full-time employees and expects to hire at least four additional full-time employees in the next six months. None of the Company's employees are represented by labor unions. The Company believes that its relations with its employees are good.

PROPERTY

     The Company subleases its principal offices in Tempe, Arizona, which are used to house all of its operations, including marketing, sales and all administrative operations. The 4,750 square foot facility is subleased pursuant to an agreement under which the Company is obligated to make minimum annual rental payments of $45,234 in 1997, $46,421 in 1998 and $43,551 in 1999. The
sublease has a four-year term which expires in November 1999. The Company believes that its facilities are adequate for its current and foreseeable operations over the next 12 months.

LEGAL PROCEEDINGS

     The Company is not a party to any pending or threatened legal proceedings that it believes will have a material impact on the Company's business.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The Directors, Director-Nominees and Executive Officers of the Company, and their respective ages and positions with the Company, are as follows:


               NAME                    AGE                        POSITION
-----------------------------------    ---     -----------------------------------------------
Timothy M. Brannan.................    39      President, Chief Executive Officer and Chairman
                                               of the Board of Directors
Keith P. Higginson.................    33      Vice President, Chief Financial Officer and
                                               Director
J. Wade Stallings, II..............    36      Vice President, General Counsel and Director
Douglas M. Brannan.................    31      Vice President, Sales
Wyndi D. Ballard...................    28      Vice President, Marketing and Public Relations
George W. Gregg....................    30      Vice President, Product Planning and
                                               Development
Ian D. Berman......................    42      Director-Nominee
Michael D. Flink...................    37      Director-Nominee


DIRECTORS AND OFFICERS

     TIMOTHY M. BRANNAN. Mr. Brannan has served as President, Chief Executive Officer and Chairman of the Board of the Company since its inception in November 1994. Mr. Brannan served as Executive Vice President for Software Marketing Corporation ("SMC"), a privately held software publisher, from November 1991 until October 1994. Mr. Brannan served as Executive Vice President for Automap, Inc. ("Automap"), also a privately held publisher of interactive software, from November 1991 until June 1993. Mr. Brannan attended Arizona State University where he studied Business and Marketing.

     KEITH P. HIGGINSON. Mr. Higginson has served as Vice President, Chief Financial Officer and a Director of the Company since its inception in November 1994. From January 1993 until October 1994, Mr. Higginson served as Controller for SMC. From January 1993 until June 1993, Mr. Higginson also served as Controller of Automap. Mr. Higginson was self-employed as an accountant from March through December 1992. From August 1991 until February 1992, Mr. Higginson was employed as Controller for TimeMax Corporation, a provider of corporate training and time management materials. Mr. Higginson received a Bachelor's Degree in Accounting from San Diego State University.

     J. WADE STALLINGS, II. Mr. Stallings has served as Vice President, General Counsel and a Director of the Company since its inception in November 1994. From February through October 1994, Mr. Stallings served as Vice President and General Counsel to SMC. Prior thereto, Mr. Stallings was the Coordinator of the Office of Properties for the Baha'i World Center, an international non-profit organization from February 1990 until February 1994. Mr. Stallings received a Bachelor's Degree in Management from the University of Alabama and a Juris Doctor Degree from Washington and Lee University School of Law.


     DOUGLAS M. BRANNAN. Mr. Brannan has served as Vice President, Sales for the Company since October 1995. Prior thereto, Mr. Brannan served as Director, Western Sales for Softkey International (subsequently renamed The Learning Company), a publicly traded software company, from September 1994 until October 1995. From January 1992 until September 1994, Mr. Brannan was Vice President, Sales, for SMC. In addition, from January 1992 until June 1993, Mr. Brannan was Director of Sales for Automap. Mr. Brannan received a Bachelor's Degree in Health Science from San Diego State University.


     WYNDI D. BALLARD. Ms. Ballard has served as Vice President, Marketing & Public Relations for the Company since April 1995. From November 1994 to April 1995, Ms. Ballard served as Director of Public Relations for SC&T International, a publicly traded corporation developing and marketing sound enhancement products for the personal computer and video game markets. From June 1991 until October 1994, Ms. Ballard served as Director of Public Relations and Director of Marketing for SMC. In addition, from June 1991 to June 1993, Ms. Ballard served as Director of Public Relations and Marketing for Automap. Ms. Ballard attended University of Wyoming and Phoenix College where she studied Business and Marketing.

     GEORGE W. GREGG. Mr. Gregg has been employed as the Company's Vice President, Product Planning and Development, since June 1995. From November 1992 through May 1995, Mr. Gregg served as Project Director, Lead Software Developer and Operations Manager for Mythos Software Corporation, a software developer which Mr. Gregg also co-founded. In addition, Mr. Gregg worked with several members of the Company's management while serving as an independent software design consultant to SMC during the Fall of 1992. Mr. Gregg was employed as a Research Associate for the Department of Chemistry at the University of Georgia during the Spring of 1992. Mr. Gregg received a Bachelor's Degree in Chemistry from Arizona State University and a Master's Degree in Chemistry from the University of Southern California.

     IAN D. BERMAN. Mr. Berman has agreed to become a director of the Company effective upon the closing of the Offering. In 1991, Mr. Berman co-founded Frost & Berman Incorporated, an investment banking and financial advisory consulting firm. Since that time, Mr. Berman has served as Managing Director for the firm, which focuses exclusively on the entertainment and education software industry. From 1985 to 1991, Mr. Berman served as a Senior Manager with the Capital Markets Group for Touche Ross. From 1983 to 1985, Mr. Berman served as a Senior Analyst with Salomon Brothers, Inc. Mr. Berman is a Certified Public Accountant and received a Bachelor of Commerce Degree in Accounting and a Master's Degree in Finance from the University of Witwatersrand University (Johannesburg).

     MICHAEL D. FLINK. Mr. Flink has agreed to become a Director of the Company effective upon the closing of the Offering. Since October 1995, Mr. Flink has served as the Senior Vice President, Merchandising & Advertising for Communication EXPO, a communication products superstore. From January 1994 until September 1995, Mr. Flink served as Vice president of Computer City, a division of Tandy Corporation, where he was responsible for all merchandising, advertising and strategic planning functions for the computer and software retailer. From 1992 through December 1993, Mr. Flink served as Consumer Brand and Product Management Consultant to IBM. From 1990 through 1992, Mr. Flink served as President and Chief Operating Officer of R&R Electronics and Appliance, a regional chain of consumer electronics and appliance superstores. From 1978 through 1990, Mr. Flink served in various management capacities with Tandy Corporation's Radio Shack division. Mr. Flink received a Bachelor of Arts in Communication from North Carolina State University.


     Messrs. Douglas M. Brannan and Timothy M. Brannan are brothers. No other Directors or Officers are related by blood or marriage.


CLASSIFIED BOARD


     Pursuant to the Company's Articles of Incorporation and Bylaws, the Board of Directors is divided into three classes, as nearly equal in number as is feasible. Each class serves for a term of three years, and election of the classes is staggered so that one class is elected each year. The Director serving in Class III, which class term expires in 2000, is Timothy M. Brannan. The Director serving in Class II, which class term expires in 1999, is Keith P. Higginson and the Director serving in Class I, which class term expires in 1998, is J. Wade Stallings, II. Upon the effective date of the Registration Statement of which this Prospectus forms a part, the number of Directors on the Board will be increased to five and Michael D. Flink and Ian D. Berman, two non-employee directors, will be appointed as Directors to serve in Classes II and I, respectively. At the Company's 1998 Annual Meeting of Stockholders, stockholders will vote to elect Class I of the Board.


BOARD COMMITTEES


     The Board of Directors has authorized a Compensation Committee that will commence upon the effective date of the Registration Statement of which this Prospectus forms a part. The Compensation Committee will be comprised of Timothy
M. Brannan, Michael D. Flink and Ian D. Berman. The Compensation Committee will review and recommend to the Board of Directors the compensation and benefits of all Officers of the Company and also administer the Company's stock plans, pursuant to which stock options are granted to Officers, Directors, key employees and consultants. The Board of Directors has also authorized an Audit Committee to commence upon the effective date of the Registration Statement of which this Prospectus forms a part. The Audit Committee will be comprised of Michael D. Flink and Ian D.

Berman. The Audit Committee will review, with the Company's independent accountants, the annual financial statements of the Company, and also review the effectiveness of the Company's financial and accounting functions and organization and make recommendations to the Board of Directors in that regard.

DIRECTORS' COMPENSATION

     Directors are not currently compensated for their services in that capacity or for serving on committees but are reimbursed for their reasonable expenses incurred in connection with serving as Directors. Non-employee Directors serving on the Company's Board currently receive an initial grant of options to purchase 10,000 shares of Common Stock at the time they commence service to the Company and may receive additional future options at the discretion of the Board. See "-- 1996 Stock Option Plan".

INDEMNIFICATION AND LIMITATION OF LIABILITY


     The Company's Articles of Incorporation and Bylaws require the Company to indemnify each of its Officers and Directors against liabilities and reasonable expenses incurred in any action or proceeding, including stockholders' derivative actions, by reason of such person being or having been an Officer or Director of the Company, or of any other corporation for which he or she serves as such at the request of the Company, to the fullest extent permitted by Nevada law. Pursuant to Nevada law, the Company has adopted provisions in its Articles of Incorporation and Bylaws that eliminate, to the fullest extent available under Nevada law, the personal liability of its Directors and Officers to the Company or its stockholders for monetary damages incurred as a result of the breach of their duty of care. These provisions neither limit the availability of equitable remedies nor eliminate Directors' or Officers' liability for engaging in intentional misconduct or fraud, knowingly violating a law or unlawfully paying a distribution.


     The Company has been advised that it is the position of the Commission that insofar as the foregoing provision may be invoked to disclaim liability for damages arising under the Securities Act, such provision is against public policy as expressed in the Securities Act and is therefore unenforceable.

EXECUTIVE COMPENSATION


     The following table sets forth the compensation paid or accrued by the Company for the services rendered during each of the fiscal years ended December 31, 1996 and 1995, respectively, to the Company's Chief Executive Officer (the "Named Executive Officer"). No executive officer of the Company earned in excess of $100,000 during that period.


                           SUMMARY COMPENSATION TABLE

                                                                           ANNUAL
                                                                      COMPENSATION(1)
                                                                     ------------------
                        NAME AND POSITION                   YEAR     SALARY      BONUS
        --------------------------------------------------  ----     -------     ------
        Timothy M. Brannan................................  1996     $50,250     $1,083
          Chairman, President                               1995     $12,926     $    0

---------------
(1) The Company was not formed until November 14, 1994 and no salaries were paid until October 1995. Effective November 1, 1996, Mr. Brannan became subject to an employment agreement pursuant to which he is compensated thereafter at an annual base rate of $75,000.


     During each of the Company's fiscal years ended December 31, 1996 and 1995, respectively, Mr. Brannan did not receive any other annual compensation, long-term compensation or other compensation.


EMPLOYMENT AGREEMENTS

     Effective November 1, 1996, the Company entered into three-year employment agreements with its senior executive officers, Timothy M. Brannan, Keith P. Higginson, J. Wade Stallings, II, Douglas M. Brannan and Wyndi D. Ballard. The agreements provide for base salaries of $75,000, $65,000, $65,000,

$65,000 and $50,000 for Mr. Timothy M. Brannan, Mr. Higginson, Mr. Stallings, Mr. Douglas M. Brannan and Ms. Ballard, respectively, subject to review at least annually by the Board of Directors. The executives may receive bonuses at the discretion of the Board. The Company may unilaterally terminate the agreements for "Cause," which includes (i) conviction of a felony, or (ii) failure to diligently cure a specified deficiency in the executive's performance within 30 days.


     In the event the Company terminates the executive's employment during the term of the agreement without Cause, or in the event the executive terminates the agreement for "Good Reason" (as defined in the agreements), which includes certain changes in the executive's duties or a change in control of the Company, the Company shall pay to such executive (i) his/her salary through the termination date plus any accrued but unpaid bonuses and (ii) with respect to executives other than Timothy M. Brannan, a severance payment equal to the executive's then current annual salary and an amount equal to the average of all bonuses paid to the executive in the three years immediately preceding termination, which the Company has the option to pay over one year. With respect to Timothy M. Brannan, the severance payment would be equal to two times his then current annual salary and an amount equal to the average of all bonuses paid to him in the three years immediately preceding termination, which the Company has the option to pay over two years. In addition, the Company must maintain until the first to occur of (i) the executive's attainment of substitute employment or (ii) two years from the date of termination with respect to Timothy M. Brannan and one year from the date of termination with respect to the other executives, the executive's benefits under the Company's benefit plans to which the executive and his/her eligible beneficiaries were entitled immediately prior to the date of termination. If the executive requests, the Company must also assign to the executive any assignable insurance policy on the life of the executive owned by the Company and at the end of the period of coverage. If the executive is terminated for Cause or if the executive terminates his/her employment other than for Good Reason, the Company's only obligation is to pay the executive his/her base salary and accrued vacation pay through the date of termination. If any of the executives are terminated without Cause or resign for Good Reason following a change in control of the Company, the executive is entitled to two years' severance compensation including benefits until obtaining alternate employment.



     If the executive is incapacitated due to physical or mental illness during the term of his/her employment, the agreements provide that the Company shall pay to the executive a lump sum equal to the executive's then current base salary and the average of all bonuses paid to the executive in the three years preceding the date of termination due to illness. If the executive dies during his/her employment, his/her salary through the date of his/her death, any accrued but unpaid bonuses and any benefits payable pursuant to the Company's survivor's benefits insurance and other applicable programs and plans then in effect are payable to his/her estate.


     If the executive's employment is terminated, the Company has agreed to indemnify the executive for claims and expenses associated with certain personal guarantees, if any, made by the executive. The Company also has agreed to use its best efforts to secure the release of such personal guarantees following the Offering. In addition, the Company has agreed to indemnify the executive against all costs incurred in enforcing his/her rights under the agreement following a change in control of the Company. See "Certain Transactions."

1996 STOCK OPTION PLAN


     The Company's 1996 Stock Option Plan (the "1996 Plan") authorizes the Board to grant options to Directors, Officers, employees and consultants of the Company to purchase shares of Common Stock. An aggregate of 300,000 shares of Common Stock are reserved for issuance upon exercise of options granted or to be granted under the 1996 Plan. Directors, Officers, employees and consultants (including independent contractors and software developers) of the Company who, in the opinion of the Board of Directors, are responsible for the continued growth and development and the financial success of the Company are eligible to be granted options by the Board under the 1996 Plan. Options may be nonqualified options, incentive stock options, or any combination of the foregoing. In general, options granted under the 1996 Plan are not transferable and expire ten years after the date of grant. The per share exercise price of any incentive stock option granted under the 1996 Plan may not be less than the fair market value of the Common Stock on the date of grant. Incentive stock options granted to persons who have voting control over 10% or more of the

Company's capital stock are granted at 110% of the fair market value of the underlying shares on the date of grant and expire five years after the date of grant. No option may be granted after December 13, 2006.



     The 1996 Plan provides the Board of Directors with the discretion to determine when options granted thereunder will become exercisable. Generally, such options may be exercised after a period of time specified by the Board of Directors at any time prior to expiration. No option granted under the 1996 Plan is transferable by the optionee other than by will or the laws of descent and distribution, and each option is exercisable during the lifetime of the optionee only by the optionee. As of the closing date of the Offering, options to purchase an aggregate of 66,500 shares of Common Stock at an exercise price of $5.00 per share will be outstanding under the 1996 Plan. In connection with a potential product license agreement, the Company anticipates that it may grant at a date following the closing of this Offering options to purchase up to 70,000 shares of Common Stock at a price per share not less than the fair market value of the Common Stock on the date of grant. The Company has agreed with the Underwriter that it will not, without the prior written consent of the Underwriter, grant any options to employees that are exercisable at a price below the public offering price of the Units set forth on the Cover or the fair market value on the date of grant, for a period of 18 months from the date of this Prospectus.



     Possible Need for Additional Plan Securities or Plans. It may become necessary for the Company to grant options for more shares of Common Stock than are available under the 1996 Plan in order to attract additional members to its Board of Directors or Officers, consultants or employees. In such event, additional shares may be required to be added to the Company's 1996 Plan or new plans may be adopted with shares reserved for exercise thereunder, either of which events may have a dilutive effect to shareholders.


                              CERTAIN TRANSACTIONS


     On November 15, 1994, in connection with the founding of the Company, the Company issued 1,436 shares of Common Stock to Timothy M. Brannan, 1,000 shares of Common Stock to J. Wade Stallings, II and 1,000 shares of Common Stock to Keith P. Higginson. On January 1, 1995, the Company issued 564 shares of Common Stock to Douglas M. Brannan, 564 shares of Common Stock to Wyndi D. Ballard and 282 shares of Common Stock to George Gregg. The per share consideration received by the Company in each of the aforementioned transactions was $1.00. In November 1996, pursuant to the Company's recapitalization and reincorporation in the State of Nevada, all of the outstanding shares of Common Stock of the Company, including the aforementioned shares, were split on an approximately 242-for-1 basis. On August 11, 1997, the aforementioned shares were increased as a result of a stock dividend declared by the Company's Board of Directors in the amount of approximately 0.33 share of Common Stock on each then outstanding share of the Company's Common Stock.



     Effective November 1, 1996, the Company entered into three year employment agreements with Messrs. Timothy M. Brannan, Keith P. Higginson, J. Wade Stallings, II and Douglas M. Brannan, each an executive officer of the Company. These agreements provide for a base salary of $75,000, $65,000, $65,000 and $65,000, respectively, to be paid by the Company to such employees. See "Management -- Employment Agreements."



     On December 4, 1996, the Company reimbursed Timothy M. Brannan, the Company's President, in the amount of $67,805 for certain business expenses incurred by Mr. Brannan.


     In January 1997, the Company engaged Frost & Berman Incorporated, an investment banking and financial advisory consulting firm of which Ian Berman, a Director-Nominee, is Managing Director. Pursuant to this arrangement, Frost & Berman has agreed to provide financial consulting services to the Company on a month-to-month basis for a monthly fee of approximately $830.


     The Company believes that none of the foregoing transactions were entered into on terms no less favorable to the Company than may have been available from a third party. All future transactions between the Company and its Officers, Directors and 5% stockholders will be on terms no less favorable to the Company than could be obtained from independent third parties and will be approved by a majority of the disinterested Directors and a majority of the entire Board of Directors.

                             PRINCIPAL STOCKHOLDERS


     The following table sets forth, as of August 15, 1997, certain information concerning the beneficial ownership of the Company's Common Stock, by (i) each stockholder known by the Company to own beneficially 5% or more of the outstanding Common Stock of the Company, (ii) each Director, (iii) each Director-Nominee, (iv) the Named Executive Officer and (v) all executive Officers, Director-Nominees and Directors of the Company as a group, and their percentage ownership before and after this Offering and voting power after this Offering. See "Description of Securities" for a discussion of the voting and other rights of holders of the Company's capital stock.



                                                                       COMMON STOCK
                                                            -----------------------------------
                                                            NUMBER OF     % BEFORE     % AFTER
                           NAME(1)                          SHARES(2)     OFFERING     OFFERING
    ------------------------------------------------------  ----------    --------     --------
    Timothy M. Brannan(3).................................   1,600,000         100          50
    Keith P. Higginson(4).................................     306,836       19.18        9.59
    J. Wade Stallings, II.................................     306,836       19.18        9.59
    Douglas M. Brannan....................................     173,055       10.82        5.41
    Wyndi D. Ballard......................................     173,055       10.82        5.41
    Ian D. Berman.........................................           0           0           0(5)
    Michael D. Flink......................................           0           0           0(5)
    All Directors, Director-Nominees and executive
      officers as a group (8 persons)(3)(5)...............   1,600,000         100          50


---------------

(1) Except as otherwise noted, each of the parties listed above has sole voting and investment power over the securities listed. The address for all Officers and Directors of the Company is 1839 West Drake, Suite B, Tempe, Arizona 85283.



(2) Includes Escrow Shares as follows: Timothy M. Brannan, 337,348 shares; Keith
    P. Higginson, individually, 117,460 shares and as trustee, 117,461 shares;
    J. Wade Stallings, II, 234,921 shares; Douglas M. Brannan, 132,495 shares; Wyndi D. Ballard, 132,495 shares; and George W. Gregg, 66,247 shares.

    See "-- Escrow Arrangements".


(3) Includes (i) 887,652 shares subject to a Voting Trust Agreement, of which Timothy M. Brannan is Voting Trustee, and (ii) 271,730 shares subject to an Irrevocable Proxy Agreement, of which Timothy M. Brannan is proxy holder. Except as disclosed herein, Mr. Brannan expressly disclaims beneficial interest in any of such shares. See "-- Voting Trust Agreement and Irrevocable Proxy Agreement."



(4) Includes 153,418 shares held by a trust of which Mr. Higginson is trustee and has sole voting power, but in which he disclaims any beneficial interest.



(5) Excludes options to purchase up to 10,000 shares of Common Stock to be granted to each of Messrs. Berman and Flink in connection with their respective appointments to the Board of Directors effective upon the closing of this Offering.


VOTING TRUST AGREEMENT AND IRREVOCABLE PROXY AGREEMENT


     Nine stockholders of the Company owning an aggregate of 1,600,000 shares of Common Stock, which will represent 50% of the total voting power immediately after the Offering (47% if the over-allotment option is exercised in full), entered into a Voting Trust Agreement and an Irrevocable Proxy Agreement ("Proxy Agreement"), in November 1996. Of the 1,600,000 shares, 1,225,000 shares (which shares have been placed in Escrow, see "-- Escrow Arrangements", below), are subject to a Voting Trust Agreement or held directly by the voting trustee, and 375,000 shares are subject to the Proxy Agreement or held directly by the proxy holder. All 1,600,000 shares also are subject to 13-month Lock-Up Agreements. See "Underwriting".


     Timothy M. Brannan, the President and Chairman of the Company, is designated as both the trustee of the Voting Trust Agreement and the proxy holder under the Proxy Agreement, and is empowered to vote all shares subject to the Voting Trust Agreement and the Proxy Agreement with respect to any matter subject to a vote by the Company's stockholders. Such matters include voting in favor of the election of himself as a Director and an Officer of the Company and in favor of ratification or approval of acts of himself as a Director and an Officer in the conduct of business affairs of the Company, and other acts relating to the Company, including, but not limited to, dissolution, liquidation, a merger or consolidation of the Company or the sale of all, or substantially all, of its assets. Consequently, after the Offering, by virtue of the Voting Trust Agreement and Proxy Agreement, Mr. Brannan will effectively control 50% of the total voting power (47% if the over-allotment option is exercised in full) of the Company.


     The agreement of the stockholders to deposit their shares in the Voting Trust and to grant their proxy under the Proxy Agreement is irrevocable for 13 months following the date of this Prospectus. Thereafter, parties to the Proxy Agreement may withdraw their respective shares on ten days prior written notice to the Trustee if they sell them to third parties. Parties to the Voting Trust Agreement may also withdraw their shares on ten days prior notice if such shares are not then subject to the Escrow Agreement. The Voting Trust Agreement and the Proxy Agreement both terminate upon the earliest of five years, the date on which Mr. Brannan ceases to be an employee of the Company or resigns as Trustee or Proxy Holder, as applicable, or dies, or upon termination of the Voting Trust Agreement or the Proxy Agreement by the unanimous written agreement of the holders of the shares (other than Timothy M. Brannan) subject to the Voting Trust Agreement or the Proxy Agreement, as applicable.

ESCROW ARRANGEMENTS


     In connection with this Offering, present holders of the Company's Common Stock placed into escrow, on a pro rata basis, an aggregate of 1,225,000 shares pursuant to an Escrow Agreement, before this Offering (the "Escrow Agreement"). Such stockholders will continue to vote the Escrow Shares, all of which, except those held by Timothy M. Brannan, are subject to the Voting Trust described above of which Mr. Brannan is the trustee. The Escrow Shares are not further assignable or transferrable.


     Escrow Shares will be released from the escrow and placed in the Voting Trust if the Voting Trust is in existence and, if not, to the stockholders as follows:


     1. 300,000 shares held in escrow shall be released therefrom if:



          (a) the Company's net income before provision for income taxes and exclusive of any extraordinary earnings (all as audited and determined by the Company's independent public accountants) (the "Minimum Pretax Income") equals at least $2,000,000 during the fiscal year ending on December 31, 1998 or 1999; or



          (b) the Minimum Pretax Income equals at least $3,000,000 during the fiscal year ending on December 31, 2000; or



          (c) the Minimum Pretax Income equals at least $4,000,000 during the fiscal year ending December 31, 2001; or



          (d) commencing at the effective date of the Registration Statement of which this Prospectus forms a part (the "Effective Date") and ending 18 months after the Effective Date, the Bid Price of the Company's Common Stock shall average in excess of $11.50 per share (subject to adjustment in the event of any stock splits, reverse stock splits or other similar events) for 30 consecutive business days; or


          (e) commencing 18 months after the Effective Date and ending 36 months after the Effective Date, the Bid Price shall average in excess of $15.00 per share (subject to adjustment in the event of any stock splits, reverse stock splits or other similar events) for 30 consecutive business days; or

          (f) the Company is acquired by or merged with or into another entity during either of the periods referred to above and as a result thereof the holders of shares of Common Stock not then subject to escrow (after giving consideration to the release from escrow of such 300,000 shares and subject to adjustment in the event of any stock splits, reverse stock splits or other similar events) receive per share consideration equal or greater than (i) $11.50 per share during the 18-month period commencing on the Effective Date; or (ii) $15.00 per share during the 18-month period commencing 18 months from the Effective Date.


     2. An additional 525,000 shares held in escrow shall be released therefrom if:



          (a) the Minimum Pretax Income equals at least $3,300,000 during the fiscal year ending on December 31, 1998 or 1999; or



          (b) the Minimum Pretax Income equals at least $4,400,000 during the fiscal year ending on December 31, 2000; or



          (c) the Minimum Pretax Income equals at least $5,500,000 during the fiscal year ending on December 31, 2001; or


          (d) commencing at the Effective Date and ending 18 months after the Effective Date, the Bid Price of the Company's Common Stock shall average in excess of $12.50 per share (subject to adjustment in the event of any stock splits, reverse stock splits or other similar events) for 20 consecutive business days; or

          (e) commencing 18 months from the Effective Date and ending 36 months after the Effective Date, the Bid Price shall average in excess of $16.50 per share (subject to adjustment in the event of any stock splits, reverse stock splits or other similar events) for 20 consecutive business days; or


          (f) the Company is acquired by or merged with or into another entity during either of the periods referred to above and as a result thereof the holders of shares of Common Stock not then subject to escrow (after giving consideration to the release from escrow of such 525,000 shares (and the 300,000 shares set forth above, if not previously released) and subject to adjustment in the event of any stock splits, reverse stock splits or other similar events) receive per share consideration equal or greater than (i) $12.50 per share during the 18-month period commencing on the Effective Date; or (ii) $16.50 per share during the 18-month period commencing 18 months from the Effective Date.



     3. The remaining 400,000 shares held in escrow shall be released therefrom if:



          (a) the Minimum Pretax Income equals at least $3,800,000 during the fiscal year ending on December 31, 1998 or 1999; or



          (b) the Minimum Pretax Income equals at least $5,100,000 during the fiscal year ending on December 31, 2000; or



          (c) the Minimum Pretax Income equals at least $6,400,000 during the fiscal year ending December 31, 2001; or



          (d) commencing at the Effective Date and ending 18 months after the Effective Date, the Bid Price of the Company's Common Stock shall average in excess of $12.50 per share (subject to adjustment in the event of any stock splits, reverse stock splits or other similar events) for 20 consecutive business days; or



          (e) commencing 18 months from the Effective Date and ending 36 months after the Effective Date, the Bid Price shall average in excess of $16.50 per share (subject to adjustment in the event of any stock splits, reverse stock splits or other similar events) for 20 consecutive business days; or



          (f) the Company is acquired by or merged with or into another entity during either of the periods referred to above and as a result thereof the holders of shares of Common Stock not then subject to escrow (after giving consideration to the release from escrow of such 400,000 shares, (and the 825,000 shares set forth above, if not previously released) and subject to adjustment in the event of any stock splits, reverse stock splits or other similar events) receive per share consideration equal to or greater than (i) $12.50 per share during the 18-month period commencing on the Effective Date; or (ii) $16.50 per share during the 18-month period commencing 18 months from the Effective Date.

     The Minimum Pretax Income amounts set forth in 1, 2, and 3 above, assume the release of all of the Escrow Shares and the conversion into Common Stock of any outstanding securities which are convertible into Common Stock solely upon surrender of such convertible securities without the payment of any additional consideration, but shall be increased proportionally to reflect the issuance of any other additional shares, including any shares that may be issued upon the exercise of the Class A Warrants or any other options or warrants presently outstanding or hereafter granted by the Company. The Minimum Pretax Income shall be calculated exclusive of any extraordinary earnings, including, but not limited to, any charge to income resulting from the release of the Escrow Shares. On March 31, 2002, all shares still held in escrow will be forfeited, which shares will then be placed in the Company's treasury for cancellation thereof as a contribution to capital.


     Distributions, in the event the Company is acquired or merged with or into another entity, will be made as follows:


          (a) if the merger or acquisition proceeds are sufficient to pay the non-escrowed Common Stock prior to such event up to the applicable amount per share price set forth in paragraphs 1(f), 2(f) or 3(f) above, then such number of shares of escrowed Common Stock shall be released from escrow, pro rata, to enable the holders thereof to participate in the balance remaining up to the applicable per share price.



          (b) if the merger or acquisition proceeds are sufficient to pay the then non-escrowed and the then escrowed Common Stock, the full amount set forth in paragraphs 1(f), 2(f) or 3(f) above, then distributions will be made pro rata on all Common Stock outstanding, whether or not subject to escrow.



     Any money, securities, rights, or property distributed in respect of the Escrow Shares, including any property distributed as dividends or pursuant to any stock split, merger, recapitalization, dissolution, or total or partial liquidation of the Company, shall be held in escrow until release of the Escrow Shares. Shares in escrow as to which the applicable earnings levels or average Bid Price criteria set forth above have not been met by March 31, 2002, as well as any dividends or other distributions made with respect thereto, will be contributed to the capital of the Company and canceled. The Company expects that the release of the Escrow Shares held by Officers, Directors, employees, and consultants of the Company will be deemed compensatory and, accordingly, will result in a substantial charge to reportable earnings, which would equal the fair market value of such shares on the date of release. Such charge could substantially eliminate the Company's net income for financial reporting purposes for the period(s) during which such shares are, or become probable of being, released from escrow. Although the amount of compensation expense recognized by the Company will not affect the Company's total stockholder's equity, it may have a negative effect on the market price of the Company's securities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 12 to the Company's Financial Statements.



     The earnings levels set forth above were determined by negotiation between the Company and the Underwriter and should not be construed to imply or predict any future earnings by the Company or any increase in the market price of its securities.

                           DESCRIPTION OF SECURITIES

GENERAL


     In November 1996, the Board of Directors and the stockholders of the Company approved the reincorporation of the Company from an Arizona corporation into a Nevada corporation, by means of a merger of the Arizona corporation into a Nevada corporation, which merger and the reincorporation became effective as of November 22, 1996. In connection with the merger, (i) all then outstanding shares of Common Stock of the Arizona corporation were exchanged for shares of Common Stock of the Nevada corporation on an approximately 242-for-1 basis, (ii) the authorized Common Stock was increased and a class of Preferred Stock was created, and (iii) the shares of the Company's former Common Stock, no par value, were exchanged for Common Stock, $.001 par value. The Company's authorized capital stock now consists of (i) 20,000,000 shares of Common Stock, $.001 par value per share, and (ii) 5,000,000 shares of "blank check" Preferred Stock, $.001 par value. On August 11, 1997, the Company declared a dividend of approximately 0.33 share of Common Stock on each then outstandintg share of Common Stock. As a result, immediately prior to this Offering, there were outstanding 1,600,000 shares of Common Stock (held by nine holders) and no outstanding shares of Preferred Stock. The Company reincorporated in Nevada primarily in order to take advantage of Nevada's modern and flexible corporation laws. In addition, the recent increase in the number of corporations domiciled in the State of Nevada has had the effect of increasing that state's body of law relating to corporations, which the Company believes is likely to result in a greater degree of predictability concerning the outcome of legal matters which may affect the Company from time to time.



     The foregoing and following summary descriptions of capital stock of the Company are qualified in their entirety by reference to the Company's Articles of Incorporation, as amended (the "Articles of Incorporation"), and Bylaws (the "Bylaws"), a copy of each of which is filed as an exhibit to the Registration Statement of which this Prospectus is a part.


UNITS

     Each Unit consists of one share of Common Stock and one redeemable Class A Warrant. Each Class A Warrant entitles the holder thereof to purchase one share of Common Stock. The Common Stock and Class A Warrants comprising the Units are separately transferable immediately upon issuance.

COMMON STOCK


     Holders of Common Stock have the right to cast one vote for each share held of record on all matters submitted to a vote of holders of Common Stock, including the election of Directors.



     Holders of Common Stock are entitled to receive dividends pro rata based on the number of shares held, when, as and if declared by the Board of Directors, from funds legally available therefor, subject to the rights of holders of any outstanding Preferred Stock. In the event of the liquidation, dissolution or winding up of the affairs of the Company, all assets and funds of the Company remaining after the payment of all debts and other liabilities, subject to the rights of the holders of any outstanding Preferred Stock, shall be distributed, pro rata, among the holders of the Common Stock. Holders of Common Stock are not entitled to preemptive, subscription, cumulative voting or conversion rights, and there are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are, and the shares of Common Stock offered hereby will be when issued, fully paid and nonassessable.



     See "Principal Stockholders -- Voting Trust Agreement and Irrevocable Proxy Agreement" and "-- Escrow Arrangements" regarding a Voting Trust and Irrevocable Proxy Agreement relating to 1,600,000 shares of Common Stock and escrow arrangements relating to 1,225,000 of such shares.


REDEEMABLE CLASS A WARRANTS

     Each Class A Warrant entitles the registered holder to purchase one share of Common Stock at an exercise price of $6.50 at any time until 5:00 P.M., New York City time, on the fifth anniversary of the date of this Prospectus. Commencing one year from the date of this Prospectus, the Class A Warrants are redeemable by the Company on 30 days' written notice at a redemption price of $.05 per Class A Warrant if the "closing price" of the Company's Common Stock for any 30 consecutive trading days ending within 15 days of the notice of redemption averages in excess of $9.10 per share. "Closing price" shall mean the closing bid price if listed in the over-the-counter market on Nasdaq or otherwise or the closing sale price if listed on The Nasdaq National Market or a national securities exchange. All Class A Warrants must be redeemed if any are redeemed.

     The Class A Warrants will be issued pursuant to a warrant agreement (the "Warrant Agreement") among the Company, the Underwriter and American Stock Transfer & Trust Company, New York, New York, as Warrant Agent, and will be evidenced by warrant certificates in registered form. The Warrants provide for adjustment of the exercise price and for a change in the number of shares issuable upon exercise thereof to protect holders against dilution in the event of a stock dividend, stock split, combination or reclassification of the Common Stock or upon issuance of shares of Common Stock at prices lower than the market price then in effect other than issuances upon exercise of options granted to officers, employees, Directors and consultants to the Company under the Company's stock option plans, other outstanding warrants on the date of this Prospectus or with respect to the Unit Purchase Option.

     The exercise price of the Class A Warrants was determined by negotiation between the Company and the Underwriter and should not be construed to be predictive of or to imply that any price increases in the Company's securities will occur.

     A Class A Warrant may be exercised upon surrender of the Warrant certificate on or prior to its expiration date (or earlier redemption date) at the offices of American Stock Transfer & Trust Company, New York, New York, as Warrant Agent, with the form of "Election to Purchase" on the reverse side of the Warrant certificate completed and executed as indicated, accompanied by payment of the full exercise price (by certified or bank check payable to the order of the Company) for the number of securities with respect to which the Class A Warrant is being exercised. Securities issued upon exercise of Class A Warrants and payment in accordance with the terms of the Class A Warrants will be fully paid and nonassessable.

     The Class A Warrants do not confer upon the Warrantholder any voting or other rights of a stockholder of the Company. Upon notice to the Warrantholders, the Company has the right to reduce the exercise price or extend the expiration date of the Class A Warrants.

PREFERRED STOCK

     The Articles of Incorporation of the Company authorize the issuance of up to 5,000,000 shares of Preferred Stock, none of which are currently outstanding. The Board of Directors, within the limitations and restrictions contained in the Articles of Incorporation and without further action by the Company's stockholders, has the authority to issue shares of Preferred Stock from time to time in one or more series and to fix the number of shares and the relative rights, conversion rights, voting rights, and terms of redemption, liquidation preferences and any other preferences, special rights and qualifications of any such series. Any issuance of Preferred Stock could, under certain circumstances, have the effect of delaying, deferring or preventing a change in control of the Company and may adversely affect the rights of holders of Common Stock. The Company has no present plans to issue any shares of Preferred Stock.

CERTAIN STATUTORY AND CHARTER PROVISIONS

     The Company's Articles of Incorporation and By-laws contain a number of provisions relating to corporate governance and the rights of stockholders. These provisions: (i) establish a classified Board of Directors; (ii) permit the removal of Directors only for cause and only by vote of stockholders owning two-thirds of the voting power of the Company; (iii) impose conditions on the ability of stockholders to nominate persons for the position of Director; (iv) prohibit stockholders from calling special meetings; and (v) require the consent of the Board of Directors or the "disinterested" members thereof and/or the affirmative vote of two-thirds of the Company's voting stock, excluding stock owned by interested stockholders, to effect certain business combinations with interested stockholders. An interested stockholder for purposes of this provision means a person who, together with affiliates or associates, beneficially owns, or beneficially owned within the preceding two-year period, 10% or more of the Company's combined voting power. For purposes of these provisions, at August 15, 1997, five of the Company's stockholders were deemed to be interested stockholders. The provisions included in the Company's Articles of Incorporation and certain provisions in the By-laws may not be amended or repealed without the affirmative vote of two-thirds of the Company's voting stock, excluding, with respect to the business combination provision, stock owned by interested stockholders. See "Management -- Indemnification and Limitation of Liability" for a discussion of certain indemnification provisions included in the Articles of Incorporation and By-laws.


     The Company believes that these provisions promote the stability and continuity of the Board of Directors of the Company and assure that stockholders will receive adequate notice of and an opportunity to consider actions by stockholders that could materially affect the Company. However, these provisions could have the effect of deterring unsolicited takeovers or delaying or preventing changes in control or management of the Company, including transactions in which stockholders might otherwise receive a premium for their shares over then-current market prices. In addition, these provisions may limit the ability of stockholders to approve transactions that they may deem to be in their best interest.


REGISTRATION RIGHTS



     The Company has agreed to file a registration statement registering all of the 750,000 Class A Warrants to be issued upon the completion of this Offering in exchange for the Bridge Warrants. See "Capitalization -- Bridge Financing." The Company has agreed to file such registration statement nine months from the date of this Prospectus, and to cause it to be effective twelve months from the date of this Prospectus and to maintain it for the current use by the Selling Securityholders upon the disposition of the Class A Warrants issued to them and the securities underlying such warrants. The Company is required to bear the expense of such registration (except underwriting discounts and commissions). In addition, the Company has granted certain demand and "piggyback" registration rights to the Underwriter related to the securities issuable upon exercise of the Unit Purchase Option. See "Shares Eligible For Future Sale" and "Underwriting."


TRANSFER AGENT AND WARRANT AGENT

     American Stock Transfer & Trust Company, New York, New York will serve as Transfer Agent for the Common Stock and Warrant Agent for the Warrants.

                        SHARES ELIGIBLE FOR FUTURE SALE


     Upon completion of this Offering, the Company will have outstanding an aggregate of 3,440,000 shares of Common Stock (assuming exercise in full of the Underwriter's over-allotment option). Of all such shares, the 1,840,000 shares of Common Stock included in the Units sold in this Offering (assuming exercise in full of the Underwriter's over-allotment option) will be freely transferable without restriction under the Securities Act except for any shares purchased by any person who is or thereby becomes an "affiliate" of the Company, which shares will be subject to the resale limitations contained in Rule 144 promulgated under the Securities Act. All of the other shares of Common Stock outstanding prior to this Offering are "restricted securities" as that term is defined under Rule 144.



     In general, under Rule 144, a person (or persons whose shares are aggregated), who has beneficially owned restricted securities for at least one year, may sell within any three-month period a number of restricted shares which does not exceed the greater of 1% of the then outstanding shares of such class of securities or the average weekly trading volume during the four calendar weeks prior to such sale. Sales under Rule 144 are also subject to certain requirements as to the manner of sale, notice and the availability of current public information about the Company. Rule 144 also permits, under certain circumstances, the sale of shares by a person who is not an affiliate of the Company, with respect to restricted securities that satisfy a two-year holding period, without regard to the volume or other resale limitations. For shares issued in consideration of an unsecured or nonrecourse promissory note, the holding period does not commence until the note is paid in full. The above is a brief summary of Rule 144 and is not intended to be a complete description of Rule 144.



     All of the current stockholders, including all of the principal stockholders, Officers and Directors of the Company (including Timothy M. Brannan as Voting Trustee and Proxy for or direct holder of an aggregate of 1,600,000 shares) holding in the aggregate approximately 1,600,000 shares of Common Stock, have agreed not to sell, assign or transfer or otherwise dispose publicly of any of their shares for a period of 13 months from the date of this Prospectus without the prior written consent of the Underwriter. Following the expiration of such period, all 1,600,000 of such shares of Common Stock will be freely transferrable subject to the requirements of Rule 144; provided, however, that 1,225,000 of such shares will remain subject to the provisions of the Escrow Agreement. See "Principal Stockholders -- Escrow Agreements". Prior to this Offering, there has been no market for any securities of the Company and the Company is unable to predict the effect that sales under Rule 144, pursuant to a registered public offering or otherwise, may have on the then prevailing market price of the Common Stock, but such sales may have a substantial negative effect on such market price.



     As of the closing date of this Offering, options to purchase a total of 66,500 shares of Common Stock will be outstanding under the Company's Stock Option Plan. An aggregate of an additional 233,500 shares are available for future option grants under the Plan. In connection with a potential product license agreement, the Company anticipates that it may grant at a date following the closing of this Offering options to purchase up to 70,000 shares of Common Stock at a price per share not less than the fair market value of the Common Stock on the date of grant. See "Management -- 1996 Stock Option Plan".



     Upon the completion of this Offering, the Company will issue an aggregate of 750,000 additional Class A Warrants in exchange for the Bridge Warrants issued in November and December 1996. See "Capitalization -- Bridge Financing". The Company has agreed to file a registration statement under the Securities Act within nine months from the date of this Prospectus for use by the Selling Securityholders upon disposition of the Selling Securityholders' Warrants and the shares of Common Stock issuable thereunder. The Company shall cause such registration statement to be declared effective twelve months from the date of this Prospectus. In addition, each of the Selling Securityholders has agreed not to transfer or exercise the Selling Securityholders' Warrants for a period of one year from the date of this Prospectus. Future sales of the Selling Securityholders' Warrants or the potential for such sales could have an adverse effect on the respective market prices of the Units, the Common Stock and the Warrants.



     In addition, the Company has agreed to register during the five-year period commencing one year from the closing date of this Offering, on two separate occasions upon request of the Underwriter, the securities issuable upon exercise of the Unit Purchase Option. The Company has also granted certain "piggyback" registration rights to holders of the Unit Purchase Option. See "Underwriting".

                                  UNDERWRITING


     D. H. Blair Investment Banking Corp., the Underwriter, has agreed, subject to the terms and conditions of the Underwriting Agreement, to purchase the 1,600,000 Units offered hereby from the Company on a "firm commitment" basis, if any are purchased. It is expected that Blair & Co. will distribute as a selling group member a substantial portion of the Units offered hereby. It is also expected that Blair & Co. will make a market in the Company's securities. Blair & Co. is owned by a corporation which is substantially owned by family members of J. Morton Davis. Mr. Davis is the sole stockholder and director of an entity which is the parent and sole stockholder of the Underwriter.


     The Underwriter has advised the Company that it proposes to offer the Units to the public at the public offering price set forth on the cover page of this Prospectus and that it may allow to selected dealers who are members of the National Association of Securities Dealers, Inc. concessions, not in excess of $. per Unit, of which not more than $. per Unit may be reallowed to certain other dealers. After this Offering, the public offering price, concessions and reallowances may be changed by the Underwriter.

     The Company has agreed to pay the Underwriter a non-accountable expense allowance equal to 3% of the aggregate offering price of the Units offered hereby (including any Units purchased pursuant to the over-allotment option), of which $40,000 has been paid.


     The Company has granted an option to the Underwriter, exercisable for 45 days from the date of this Prospectus, to purchase up to 240,000 additional Units at the public offering price set forth on the cover page of this Prospectus, less the underwriting discounts and commissions, solely to cover over-allotments, if any, made in connection with the sale of the Units offered hereby.



     The Company has agreed to sell to the Underwriter and its designees, for nominal consideration, the Unit Purchase Option to purchase up to 160,000 Units, substantially identical to the Units being offered hereby. The Unit Purchase Option will be exercisable during the three-year period commencing two years from the date of this Prospectus at an exercise price equal to $6.00 per Unit, subject to adjustment in certain events to protect against dilution, and are not transferable for a period of two years from the date of this Prospectus except to officers of the Underwriter or to members of the selling group, including Blair & Co. or its officers. The exercise price and all other terms of any Common Stock or Class A Warrants issuable to the Underwriter upon exercise of the Unit Purchase Option will be substantially identical to those sold in this Offering except that the Class A Warrants issued to the Underwriter are not subject to redemption by the Company. The Company has agreed to register during the five-year period commencing one year from the date of the closing of this Offering, on two separate occasions upon request of the Underwriter, the securities issuable upon exercise of the Unit Purchase Option under the Securities Act, the initial such registration to be at the Company's expense and the second at the expense of the holders. The Company has also granted certain "piggy-back" registration rights to holders of the Unit Purchase Option.


     The Company has agreed to indemnify the Underwriter against certain liabilities in connection with this Offering, including liabilities under the Securities Act.

     During the five-year period from November 27, 1996, in the event the Underwriter originates a financing or a merger, acquisition or transaction to which the Company is a party, the Underwriter will be entitled to receive a finder's fee in consideration for origination of such transaction. The fee is based on a percentage of the consideration paid in the transaction ranging from 7% of the first $1,000,000 to 2 1/2% of any consideration in excess of $9,000,000.

     In connection with the Bridge Financing in November and December 1996, the Underwriter served as placement agent and received an aggregate of $195,000 from the Company as commission and non-accountable expense allowance.


     In November 1996, the Underwriter loaned the Company $200,000, which bore interest at the rate of 10% per annum. The loan was repaid out of the proceeds of the Bridge Financing. From April through August 4, 1997, the Underwriter and Rivkolex Corp, a corporation controlled by a family member of the sole stockholder of the Underwriter, loaned the Company $575,000, which loans bear interest at a rate of 10% per annum. The proceeds of these loans were used by the Company for its general working capital purposes, including employee payroll. The Company intends to use approximately $575,000 (9%) of the net proceeds from this Offering to repay these loans, plus accrued interest thereon. See "Use of Proceeds".


     The Company has agreed not to solicit Warrant exercises other than through the Underwriter unless the Underwriter declines or is unable to make such solicitation. Except for any Warrants held by the Underwriter at the time of exercise, commencing one year form the date of this Prospectus, upon any exercise of the Class A Warrants, the Company will pay the Underwriter a fee (the "Warrant Fee") of 5% of the aggregate exercise price if (i) the market price of the Company's Common Stock on the date the Class A Warrants are exercised is greater than the then exercise price of the Class A Warrants; (ii) the exercise of the Class A Warrants was solicited by a member of the National Association of Securities Dealers, Inc. designated in writing by the Warrantholder as having solicited the exercise; (iii) the Class A Warrants are not held in a discretionary account; (iv) disclosure of compensation arrangements is made both at the time of the offering and at the time of exercise of the Class A Warrants; and (v) the solicitation of exercise of the Class A Warrants was not in violation of Regulation M promulgated under the Exchange Act. The Underwriter may reallow a portion of such fee to members of the National Association of Securities Dealers, Inc. The costs of the Underwriter's solicitation of exercise or redemption of the Class A Warrants will be borne by the Company.

     Regulation M, which was recently adopted to replace Rule 10b-6, of the Exchange Act may prohibit Blair & Co. from engaging in any market making activities with regard to the Company's securities for the period of up to five business days (or such other applicable period as Regulation M may provide) prior to any solicitation by the Underwriter of the exercise of Class A Warrants until the later of the termination of such solicitation activity or the termination (by waiver or otherwise) of any right that the Underwriter may have to receive a fee for the exercise of Class A Warrants following such solicitation. As a result, Blair & Co. may be unable to provide a market for the Company's securities during certain periods while the Warrants are exercisable.

     The Company has agreed to nominate a designee of the Underwriter to the Company's Board of Directors for a period of five years from the date hereof, if so requested by the Underwriter. Any such Director will receive the same compensation, if any, which is paid to Directors who are not employees of the Company and shall be reimbursed all reasonable expenses in connection with attending all meetings of the Board or any committees thereof. The Underwriter has not yet designated its nominee, and such nominee is not expected to be an officer, Director or affiliate of the Underwriter.


     All of the Company's current stockholders, Officers and Directors have agreed not to sell, assign, transfer or otherwise dispose publicly any of their shares of Common Stock for a period of 13 months after the date of this Prospectus without the prior written consent of the Underwriter.



     The Commission is conducting an investigation concerning various business activities of the Underwriter and Blair & Co., a selling group member which will distribute a substantial portion of the Units offered hereby. The Company has been advised by the Underwriter that the investigation has been ongoing since at least 1989 and that it is cooperating with the investigation. The Underwriter cannot predict whether this investigation will ever result in any type of formal enforcement action against the Underwriter or Blair & Co.



     In July 1997, Blair & Co., its Chief Executive Officer and its head trader consented, without admitting or denying any violations, to a settlement with the NASDR, District Business Conduct Committee for District No. 10 to resolve allegations of NASD rule and securities law violations in connection with mark-up and pricing practices and adequacy of disclosures to customers regarding market-making activities of Blair & Co. in connection with certain securities issues during the period from June 1993 through May 1995 where Blair & Co. was the primary selling group member. NASDR alleged the firm failed to accurately calculate the contemporaneous cost of securities in instances where the firm dominated and controlled after-market trading, thereby causing the firm to charge its customers excessive mark-ups. NASDR also alleged the firm did not make adequate disclosure to customers about its market-making activities in two issues. As part of the settlement, Blair & Co. has consented to a censure and has agreed to pay a $2 million fine, make $2.4 million in restitution to retail customers, employ an independent consultant for two years to review and make recommendations to strengthen the firm's compliance procedures, and has undertaken for 12 months not to sell to its retail customers (excluding banks and other institutional investors) more than 60% of the total securities sold in any securities offering in which it participates as an underwriter or selling group member. The Chief Executive Officer of Blair & Co. has agreed to settle failure to supervise charges by consenting to a censure, the imposition of a $225,000 fine and a 60-day suspension from associating with any NASD member firm and to take a requalification examination. The firm's head trader has agreed to settle charges against him by consenting to a censure, the imposition of a $300,000 fine and a 90-day suspension from associating with any member firm and has undertaken to take certain requalification examinations. The settlement with NASDR does not involve or relate to the Underwriter, its chief executive officer or any of its other officers or directors.



     The Company has been advised that Blair & Co. intends to make a market in the Company's securities after the Offering. The Company is unable to predict whether Blair & Co.'s settlement with the NASDR or any unfavorable resolution of the Commission's investigation will have any effect on such firm's ability to make a market in the Company's securities and, if so, whether the liquidity or price of the Company's securities would be adversely affected.


     Prior to this Offering, there has been no public market for the Company's securities. Accordingly, the offering prices of the Units offered hereby and the terms of the Class A Warrants have been determined by negotiation between the Company and the Underwriter and are not necessarily related to the Company's asset value, net worth or other established criteria of value. Among the factors considered in determining such prices and terms, in addition to prevailing market conditions, include the history of and the prospects for the industry in which the Company competes, the present state of the Company's development and its future prospects, an assessment of the Company's management and the Company's capital structure.

     The Underwriter has informed the Company that it does not expect sales to discretionary accounts to exceed 5% of the total number of the Units offered hereby.


     In connection with the Offering, the Underwriter and certain selling group members may engage in certain transactions that stabilize, maintain or otherwise affect the market price of the Units, the Common Stock and the Class A Warrants. Such transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M, pursuant to which such persons may bid for or purchase the Units, the Common Stock and the Class A Warrants for the purpose of pegging, fixing or maintaining the market price of such securities. The Underwriter may also create a short position in the Units by selling more Units in connection with the Offering than it is committed to purchase from the Company, and in such case the Underwriter may reduce all or a portion of that short position by purchasing the Units, the Common Stock and the Class A Warrants in the open market. The Underwriter also may also elect to reduce any short position by exercising all or any portion of the over-allotment option described herein. In addition, the Underwriter may impose "penalty bids" whereby selling commissions allowed to selling group members or other broker-dealers in respect of the Units sold in the Offering for their account may be reclaimed by the Underwriter if the securities comprising the Units are repurchased by the Underwriter or any selling group member in stabilizing or covering transactions. Any of the transactions described in this paragraph may stabilize or maintain the market price of the Units, the Common Stock and the Class A Warrants at a level above that which might otherwise prevail in the open market.



     Neither the Company nor the Underwriter makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Units or the securities underlying the Units. In addition, neither the Company nor the Underwriter makes any representation that the Underwriter will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

                                 LEGAL MATTERS

     Certain legal matters with respect to the Company and the validity of the securities offered hereby will be passed upon for the Company by Squire, Sanders & Dempsey L.L.P., Phoenix, Arizona. Certain legal matters will be passed upon for the Underwriter by Bachner, Tally, Polevoy & Misher, LLP, New York, New York.

                                    EXPERTS


     The balance sheets as of December 31, 1995 and 1996 and the statements of operations, stockholders' equity (deficit) and cash flows for the years ended December 31, 1995 and 1996 included in this Prospectus have been included herein in reliance on the report, which includes an explanatory paragraph concerning the substantial doubt about the Company's ability to continue as a going concern, of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.


                             AVAILABLE INFORMATION


     The Company has filed with the Commission a Registration Statement on Form SB-2 under the Securities Act with respect to the Units, Warrants and Common Stock offered hereby. This Prospectus constitutes a part of the Registration Statement and does not contain all of the information set forth therein and in the exhibits thereto, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Units, Warrants and Common Stock offered hereby, reference is hereby make to such Registration Statement and exhibits. Statements contained in this Prospectus as to the contents of any document are not necessarily complete and in each instance are qualified in their entirety by reference to the copy of the appropriate documents filed with the Commission.



     The Registration Statement and the reports and other information to be filed by the Company following the Offering in accordance with the Exchange Act can be inspected and copied at the principal office of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: 7 World Trade Center, New York, NY 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661. Copies of such materials may be obtained from the Public Reference Section of the Commission at its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the fees prescribed by the Commission. In addition, the Commission maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, such as the Company, that file electronically with the Commission.

                         INDEX TO FINANCIAL STATEMENTS


                                                                                        PAGE
                                                                                        ----
Report of Independent Accountants.....................................................  F-2
Financial Statements:
  Balance Sheets as of December 31, 1995 and 1996, and June 30, 1997 (unaudited)......  F-3
  Statements of Operations for the years ended December 31, 1995 and 1996, and the six month periods ended June 30, 1996 and 1997 (unaudited)...........................  F-4
  Statements of Stockholders' Equity (Deficit) for the years ended December 31, 1995 and 1996, and the six months ended June 30, 1997 (unaudited).....................  F-5
  Statements of Cash Flows for the years ended December 31, 1995 and 1996, and the six month periods ended June 30, 1996 and 1997 (unaudited)...........................  F-6
Notes to Financial Statements.........................................................  F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders
Piranha Interactive Publishing, Inc.

     We have audited the accompanying balance sheets of Piranha Interactive Publishing, Inc. (the "Company") as of December 31, 1995 and 1996, and the related statements of operations, stockholders' equity (deficit) and cash flows for the years ended December 31, 1995 and 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Piranha Interactive Publishing, Inc. as of December 31, 1995 and 1996, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.

     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has experienced difficulty in generating sufficient cash flows from operations which raises substantial doubt about its ability to continue as a going concern. Management's plans in regards to this matter are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


/s/ COOPERS & LYBRAND L.L.P.

---------------------------------------------------------
COOPERS & LYBRAND L.L.P.

Phoenix, Arizona
January 27, 1997,
except for Note 15, as to which the date is

August 14, 1997.

                      PIRANHA INTERACTIVE PUBLISHING, INC.

                                 BALANCE SHEETS

                 DECEMBER 31, 1995 AND 1996, AND JUNE 30, 1997



                                                       DECEMBER 31,     DECEMBER 31,      JUNE 30,
                                                           1995             1996            1997
                                                       ------------     ------------     -----------
                                                                                         (UNAUDITED)
                       ASSETS
Current assets:
  Cash and cash equivalents..........................    $202,216        $  246,732      $    25,961
  Accounts receivable, net of allowance for returns
     of $46,541, $17,221 and $18,000 and doubtful
     accounts of $9,195, $45,000 and $10,000,
     respectively....................................     137,663             4,420           12,626
  Inventories........................................     143,119           137,807          187,008
  Prepaid expenses...................................       8,088           104,547           78,602
                                                         --------        ----------
          Total current assets.......................     491,086           493,506          304,197
Property and equipment, net..........................      25,563            71,274           70,777
Deferred offering costs..............................                       297,587          500,600
Debt issuance costs..................................                       186,887           84,759
Other assets.........................................       4,517             4,616            4,508
                                                         --------        ----------
          Total assets...............................    $521,166        $1,053,870      $   964,841
                                                         ========        ==========
   LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable...................................    $248,052        $   68,964      $   320,540
  Accrued liabilities................................       5,000           207,397          364,907
  Accounts payable -- officers.......................      64,108                              6,000
  Notes payable......................................                     1,431,928        1,879,120
                                                         --------        ----------
          Total current liabilities..................     317,160         1,708,289        2,570,567
Notes payable -- officers............................      33,000            36,426           38,270
Other liabilities....................................       3,544            11,177            9,872
                                                         --------        ----------
          Total liabilities..........................     353,704         1,755,892        2,618,709
                                                         --------        ----------
Commitments (Note 12)
Stockholders' equity (deficit):
  Preferred stock, $.001 par value; 5,000,000 shares
     authorized; no shares issued and outstanding
  Common stock, $.001 par value; 20,000,000 shares
     authorized; 1,781,972, 1,600,000 and 1,600,000
     shares issued and outstanding, respectively.....       1,782             1,600            1,600
  Additional paid-in capital.........................       3,741          (491,103)        (491,103)
  Retained earnings (deficit)........................     161,939          (212,519)      (1,164,365)
                                                         --------        ----------
          Total stockholders' equity (deficit).......     167,462          (702,022)      (1,653,868)
                                                         --------        ----------
          Total liabilities and stockholders' equity
            (deficit)................................    $521,166        $1,053,870      $   964,841
                                                         ========        ==========


   The accompanying notes are an integral part of these financial statements.

                      PIRANHA INTERACTIVE PUBLISHING, INC.

                            STATEMENTS OF OPERATIONS

                FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1996,


       AND THE SIX MONTH PERIODS (UNAUDITED) ENDED JUNE 30, 1996 AND 1997



                                                                                   SIX MONTHS ENDED
                                                                              ---------------------------
                                                                               JUNE 30,        JUNE 30,
                                            DECEMBER 31,     DECEMBER 31,        1996            1997
                                                1995             1996         -----------     -----------
                                            ------------     ------------     (UNAUDITED)     (UNAUDITED)
Net sales.................................   $1,342,034       $  424,810       $ 353,144       $  67,656
Cost of goods sold........................      900,967          318,938         185,700          96,942
                                             ----------        ---------
  Gross profit (loss).....................      441,067          105,872         167,444         (29,286)
Selling, general and administrative
  expenses................................      247,458          982,827         505,907         697,027
                                             ----------        ---------
  Income (loss) from operations...........      193,609         (876,955)       (338,463)       (726,313)
Interest expense..........................        5,466           35,383           4,000         225,533
                                             ----------        ---------
  Net income (loss).......................   $  188,143       $ (912,338)      $(342,463)      $(951,846)
                                             ==========        =========
Net (loss) per common share...............                                                     $   (2.54)
Shares used in computing net (loss) per
  common share............................                                                       375,000
Pro forma net income (loss) data
  (unaudited):
  Income (loss) before income taxes.......   $  188,143       $ (912,338)      $(342,463)
  Pro forma income tax benefit
     (expense)............................      (79,020)          77,464          29,079
                                             ----------        ---------
  Pro forma net income (loss).............   $  109,123       $ (834,874)      $(312,385)
                                             ==========        =========
Pro forma net income (loss) per common
  share:..................................   $     0.26       $    (2.11)      $   (0.75)
                                             ==========        =========
Shares used in computing pro forma net
  income (loss) per common share:.........      417,334          395,565         416,244
                                             ==========        =========


   The accompanying notes are an integral part of these financial statements.

                      PIRANHA INTERACTIVE PUBLISHING, INC.

                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1996,


               AND THE SIX MONTHS (UNAUDITED) ENDED JUNE 30,1997



                                         COMMON STOCK        ADDITIONAL    RETAINED
                                      -------------------     PAID-IN      EARNINGS
                                       SHARES      AMOUNT     CAPITAL      (DEFICIT)        TOTAL
                                      ---------    ------    ---------    -----------    -----------
Balance, December 31, 1994..........  1,290,583    $1,291    $   2,709    $    (3,704)   $       296
Issuance of common stock............    491,389       491        1,032                         1,523
Distributions to stockholders.......                                          (22,500)       (22,500)
Net income..........................                                          188,143        188,143
                                      ---------    ------    ---------      ---------      ---------
Balance, December 31, 1995..........  1,781,972     1,782        3,741        161,939        167,462
Distributions to stockholders.......                                          (45,000)       (45,000)
Repurchase common stock.............   (181,972)     (182)        (382)        (5,182)        (5,746)
Reclassification of S Corporation
  accumulated deficit...............                          (588,062)       588,062
Issuance of warrants................                            75,000                        75,000
Issuance of stock options...........                            18,600                        18,600
Net loss............................                                         (912,338)      (912,338)
                                      ---------    ------    ---------      ---------      ---------
Balance, December 31, 1996..........  1,600,000    $1,600    $(491,103)   $  (212,519)   $  (702,022)
                                      ---------    ------    ---------      ---------      ---------
Net loss............................                                         (951,846)      (951,846)
                                      ---------    ------    ---------      ---------      ---------
Balance, June 30, 1997
  (unaudited).......................  1,600,000    $1,600    $(491,103)   $(1,164,365)   $(1,653,868)
                                      =========    ======    =========      =========      =========


   The accompanying notes are an integral part of these financial statements.

                      PIRANHA INTERACTIVE PUBLISHING, INC.

                            STATEMENTS OF CASH FLOWS

            FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1996, AND THE SIX MONTH PERIODS (UNAUDITED) ENDED JUNE 30, 1996 AND 1997



                                                                              SIX MONTHS      SIX MONTHS
                                                                                 ENDED           ENDED
                                                                               JUNE 30,        JUNE 30,
                                            DECEMBER 31,     DECEMBER 31,        1996            1997
                                                1995             1996         (UNAUDITED)     (UNAUDITED)
                                            ------------     ------------     -----------     -----------
Cash flows from operating activities:
  Net income (loss)........................  $  188,143       $ (912,338)      $(342,463)      $(951,846)
  Adjustments to reconcile net income
     (loss) to net cash provided by (used
     in) operating activities:
     Depreciation and amortization.........       6,256           41,187           6,371         150,673
     Interest on notes
       payable -- officers.................       3,000            3,426           4,267           1,844
     Allowance for bad debts and sales
       returns.............................      55,736            6,485           8,737         (34,120)
     Reserve for obsolescence..............                       39,494          26,331           1,330
     Issuance of stock options for
       services............................                       18,600
     Net changes in operating assets and
       liabilities:
       Accounts receivable.................    (193,399)         126,758         122,805          25,914
       Related party receivables...........       4,000
       Inventories.........................    (143,119)         (34,182)        (25,945)        (50,531)
       Prepaid expenses....................      (8,088)         (96,459)        (16,269)       (177,068)
       Accounts payable....................     248,052         (179,088)         31,088         251,577
       Accrued liabilities.................       5,000           33,774          48,192         181,111
       Other liabilities...................       3,544            7,633           8,389          (1,306)
                                              ---------        ---------
          Net cash provided by (used in)
            operating activities...........     169,125         (944,710)       (128,497)       (602,422)
                                              ---------        ---------
Cash flows from investing activities:
  Purchase of property and equipment.......     (32,196)         (60,686)        (40,177)        (10,748)
  Sale of property plant and equipment.....         600
  Increase in other assets.................      (3,662)            (320)
                                              ---------        ---------
          Net cash used in investing
            activities.....................     (35,258)         (61,006)        (40,177)        (10,748)
                                              ---------        ---------
Cash flows from financing activities:
  Proceeds from accounts and notes
     payable -- officers...................      89,326           63,309          19,693          22,000
  Proceeds from notes payable..............                    1,724,979                         410,000
  Deferred offering costs..................                     (128,964)                        (23,601)
  Repayment of accounts and notes
     payable -- officers...................                     (127,417)                        (16,000)
  Repayments of notes payable..............                     (224,979)
  Payment of debt issuance costs...........                     (205,950)
  Issuance of common stock.................       1,523
  Repurchase of common stock...............                       (5,746)         (5,746)
  Distributions to stockholders............     (22,500)         (45,000)        (45,000)
                                              ---------        ---------
          Net cash provided by (used in)
            financing activities...........      68,349        1,050,232         (31,053)        392,399
                                              ---------        ---------
Net increase (decrease) in cash and cash
  equivalents..............................     202,216           44,516        (199,727)       (220,771)
Cash and cash equivalents, beginning of
  year.....................................                      202,216         202,216         246,732
                                              ---------        ---------
Cash and cash equivalents, end of year.....  $  202,216       $  246,732       $   2,489       $  25,961
                                              =========        =========


   The accompanying notes are an integral part of these financial statements.

                      PIRANHA INTERACTIVE PUBLISHING, INC.

                         NOTES TO FINANCIAL STATEMENTS

1.  ORGANIZATION AND OPERATIONS:

     Piranha Interactive Publishing, Inc. (the "Company") was incorporated in Arizona on November 14, 1994. The Company publishes interactive multimedia software products providing education and entertainment as well as reference and personal productivity titles for the home personal computer market. The Company produces its products by generally licensing software programs being developed by independent third party developers, imprinting them in media format, duplicating, packaging, marketing and distributing them.


     On November 22, 1996, the Board of Directors and the stockholders of the Company approved the reincorporation of the Company from an Arizona corporation into a Nevada corporation, by means of a merger of the Arizona corporation into a Nevada corporation, which merger and the reincorporation became effective as of November 22, 1996. In connection with the merger (i) all outstanding shares of common stock of the Arizona corporation were exchanged for shares of common stock of the Nevada corporation on an approximately 242-to-1 basis, (ii) the authorized common stock was increased and a class of preferred stock was created, and (iii) the shares of the Company's former common stock, no par value, were changed into common stock, $.001 par value. The Company's authorized capital stock now consists of (i) 20,000,000 shares of common stock, $.001 par value per share, and (ii) 5,000,000 shares of preferred stock, $.001 par value. All references to the number of common shares outstanding and to per share information in the financial statements have been adjusted to reflect the conversion on a retroactive basis. See Note 15.


2.  SIGNIFICANT ACCOUNTING POLICIES:

  Basis of Presentation

     The financial statements have been prepared assuming the Company will continue as a going concern. The Company has experienced difficulty in generating sufficient cash flows from operations. Management is seeking additional financing to meet working capital needs for operations. In addition, the Company plans to increase revenues through new products while controlling costs. Since there is no assurance that management will complete their plans, there is substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.


  Newly Issued Accounting Standards



     In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, Earnings Per Share ("SFAS 128"). SFAS 128 will change the computation, presentation and disclosure requirements for earnings per share. SFAS 128 requires presentation of "basic" and "diluted" earnings per share, as defined, on the face of the income statement for all entities with complex capital structures. SFAS 128 is effective for financial statements issued for periods ending after December 15, 1997 and requires restatement of all prior period earnings per share amounts. The Company is studying the impact that this pronouncement will have on its earnings per share calculations.



     In June 1997, the FASB issued SFAS No. 130, Reporting Comprehensive Income ("SFAS 130"). This statement establishes standards for reporting and display of comprehensive income and its components (revenues, expenses and gains and losses) in a full set of financial statements and becomes effective for fiscal years beginning after December 31, 1997. The Company is currently studying the impact of this pronouncement.

                      PIRANHA INTERACTIVE PUBLISHING, INC.

  Interim Financial Information (Unaudited)



     The unaudited interim financial statements for the six month periods ended June 30, 1997 and 1996 have been prepared on the same basis as the audited financial statements and, in the opinion of management, include all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations in accordance with generally accepted accounting principles. The results of operations for the interim periods are not necessarily indicative of the operating results for the full year.


  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Cash and Cash Equivalents

     For purposes of the statements of cash flows, the Company considers all highly liquid investments with a maturity of three months or less at the time of acquisition to be cash equivalents.

  Inventories

     Inventories are stated at the lower of cost or market. Cost is determined on a first-in, first-out basis. Inventories consist primarily of finished goods, packaging, supplies and manuals.

  Debt Issuance Costs

     The costs incurred in connection with the notes payable have been capitalized. The capitalized costs are being amortized using the effective interest method over the term of the notes payable.

  Property and Equipment

     Property and equipment are stated at cost. Depreciation is provided on depreciable assets by the straight-line method over estimated useful lives while leasehold improvements are amortized by the straight-line method over the shorter of estimated useful lives or the remaining lease terms.

     When items are retired or disposed of, the cost and accumulated depreciation or amortization are removed from the accounts and any gain or loss is included in the statements of operations.

  Organizational Costs

     Costs incurred in organizing the Company have been capitalized and are included in other assets. Organizational costs are being amortized over five years using the straight-line method.

  Deferred Offering Costs

     Costs incurred, related to the Company's proposed public offering (Note
11), have been capitalized. Upon successful completion of the public offering, these costs will be offset against the proceeds received or if not successful will be expensed.

                      PIRANHA INTERACTIVE PUBLISHING, INC.

  Revenue Recognition

     The Company sells its products to original equipment manufacturers, distributors, and retailers. Revenues are recognized upon delivery except for sales made to certain distributors where the right of ownership does not pass at delivery. In those instances, revenue recognition is deferred until resale by the distributor. The Company's agreements with distributors and retailers allow for stock rotation. Reserves are provided for stock rotation and returns based on industry and past experience. These reserves are established at the time of shipment and reduce gross sales to arrive at net sales as presented in the accompanying statement of operations. These reserves are reflected as an allowance for returns. It is the policy of the Company's customers to offset any returns as reductions against payments on accounts receivable.

     On occasion, the Company purchases finished products from other software publishers for resale to the Company's customers. These purchases are made under the terms of revenue sharing arrangements. These transactions are accounted for as the purchase and resale of inventory.

  Royalties

     The Company, at times, is required to pay royalties to independent software developers. Up-front advances of a portion of these royalties may also be required. These prepayments are capitalized and included in prepaid expenses. The prepayments are amortized to cost of goods sold based on net sales. If and when it is determined sales of a product associated with a prepayment are not going to be sufficient to cover the prepayment, the prepaid royalties are expensed.

  Co-op Advertising

     Co-op advertising represents credits granted by the Company to its customers to advertise the Company's products in circulars, catalogs or other advertisements sponsored by the customer or for special shelf placement or other types of in-store promotion. Any such advertising is specifically approved by the Company and the associated costs are expensed as incurred.

  Stock-based Compensation

     The Company has elected to measure compensation expense related to employee stock purchase options using Accounting Principles Board Opinion No. 25, and has provided the necessary pro forma disclosures of net income and earnings per share as if the fair value based method of accounting, defined by Financial Accounting Standard No. 123, had been applied.

  Income Taxes

     Prior to November 15, 1996, the Company elected to be treated as a Subchapter S Corporation for federal income tax purposes. As such, all tax liability flowed through to the individual shareholders. Effective November 15, 1996, the Company became a C Corporation and began using the liability method for income taxes. Deferred income taxes reflect the impact of temporary differences between the amount of assets and liabilities recognized for financial reporting purposes and such amounts recognized for tax purposes. Deferred tax balances are adjusted to reflect tax rates, based on current tax laws, that will be in effect in the years in which the temporary differences are expected to reverse.

3.  CONCENTRATION OF RISK:

     Financial instruments subject to credit risk consist primarily of cash, cash equivalents, and accounts receivable. At times, the Company's cash deposited in financial institutions may be in excess of federally insured limits. In the normal course of business, the Company extends unsecured credit to its customers.

                      PIRANHA INTERACTIVE PUBLISHING, INC.

Additionally, the Company has certain sales concentrations. As of and for the year ended December 31, 1996, the following concentrations existed:

  Accounts Receivable

     Three customers comprised approximately 50%, 28% and 17%, respectively, of the accounts receivable balance as of December 31, 1996. One customer comprised approximately 69% of the accounts receivable balance as of December 31, 1995.

  Customer Sales

     Five customers comprised approximately 21%, 20%, 18%, 11% and 11%, respectively, of net sales for the year ended December 31, 1996. One customer comprised approximately 96% of net sales for the year ended December 31, 1995.

  Sales By Product

     Major product lines, as a percentage of net sales, for the years ended December 31, 1995 and 1996 were as follows:

                                                                         1995     1996
                                                                         ----     ----
        Product A......................................................   43%       2%
        Product B......................................................   25%      35%
        Product C......................................................   22%       3%
        Product D......................................................   10%      43%
        Product E......................................................            13%

  Manufacturing and Distribution

     All of the Company's titles are currently pressed, reproduced, and packaged at third party fulfillment houses. The Company's printed materials are produced by third party vendors that ship such materials directly to the fulfillment house for product assembly and packaging. The Company places orders with such vendors for production of completed products in amounts specified by the Company based upon forecasted sales. All products are shipped directly to distributors and retailers by the fulfillment houses. As demand for fulfillment houses is greatest in the third and fourth quarters due to publishers building inventory for holiday sales, an unanticipated delay in the manufacture of products, particularly during the fourth quarter, could result in a material adverse effect on the Company's financial condition and results of operations. Currently the Company has been utilizing one fulfillment house.

     The retail multimedia software market has experienced rapid change in recent years, including consolidations and financial difficulties. To the extent any retailers upon which the Company is dependent were to suffer financial difficulties, the Company's operations could be materially adversely affected.

4.  FAIR VALUE OF FINANCIAL INSTRUMENTS:

     The Company's financial instruments include cash and cash equivalents, accounts receivable, accounts payable and notes payable. The carrying amounts of cash equivalents, accounts receivable, accounts payable, and notes payable approximate fair value at December 31, 1995 and 1996 as a result of the short maturity of these instruments. The carrying value of the notes payable to officers approximates fair value at December 31, 1995 and 1996 based on the estimated interest rates for similar types of borrowing arrangements.

                      PIRANHA INTERACTIVE PUBLISHING, INC.

5.  INVENTORIES:

     Inventories consist of the following:


                                                                                   JUNE 30,
                                                DECEMBER 31,     DECEMBER 31,        1997
                                                    1995             1996         (UNAUDITED)
                                                ------------     ------------     -----------
        Packaging supplies and manuals........    $ 40,927         $ 30,909          82,253
        Finished goods........................     102,192          146,392         145,579
                                                  --------         --------         -------
                                                   143,119          177,301         227,832
        Less reserve for obsolescence.........                       39,494          40,824
                                                  --------         --------         -------
                                                  $143,119         $137,807         187,008
                                                  ========         ========         =======


6.  PROPERTY AND EQUIPMENT:

     Property and equipment consist of the following:

                                                             DECEMBER 31,     DECEMBER 31,
                                                                 1995             1996
                                                             ------------     ------------
        Office furniture...................................    $  8,834         $  8,834
        Office equipment...................................       5,969           27,481
        Computer equipment.................................      16,793           20,463
        Leasehold improvements.............................                       35,504
                                                                -------         --------
                                                                 31,596           92,282
        Less accumulated depreciation......................      (6,033)         (21,008)
                                                                -------         --------
                                                               $ 25,563         $ 71,274
                                                                =======         ========

7.  NOTES PAYABLE:

     Notes payable consist of the following:

                                                             DECEMBER 31,     DECEMBER 31,
                                                                 1995             1996
                                                             ------------     ------------
        Notes payable, interest at 10%, net of unamortized
          debt discount of $68,072, due on the earlier of
          November 27, 1997 or the close of the proposed
          initial public offering..........................    $               $1,431,928
        Notes payable -- officers, interest at 10%, due
          August 1, 1999...................................      33,000            36,426
                                                                -------        ----------
                                                                 33,000         1,468,354
        Less current portion...............................                     1,431,928
                                                                -------        ----------
                                                               $ 33,000        $   36,426
                                                                =======        ==========

     The outstanding balance of notes payable -- officers includes accrued interest of $3,000 and $6,426 at December 31, 1995 and 1996, respectively.

8.  RELATED PARTY TRANSACTIONS:

     At December 31, 1995, the Company owed $64,108 to several officers of the Company for Company expenses funded by these officers.

                      PIRANHA INTERACTIVE PUBLISHING, INC.

     The Company rented office space from an officer of the Company during 1995. Rental expense was approximately $6,000.


     On July 1, 1996, the Company entered into a one-year consulting agreement with a stockholder who is otherwise unaffiliated with the Company. As compensation for the stockholder's future services in pursuing and arranging potential business combinations, the Company has agreed to pay an amount not to exceed 2.5 percent of the total consideration involved in such a combination to the stockholder minus any retainer advanced to the stockholder. The agreement also calls for a $50,000 non-refundable retainer to be paid in monthly installments over the term of the agreement and a commitment to grant an option to purchase 12,000 shares of common stock (subsequently increased to 16,000 as described in Note 15) following the adoption of a stock option plan. The agreement is renewable for one-year terms by mutual consent of the parties. On December 4, 1996, the Company paid the outstanding balance of the retainer in full and is recognizing expense ratably over the term of the agreement.


9.  ADVERTISING:

     Total advertising expense, including co-op advertising, was $2,975 and $148,590 and for the years ended December 31, 1995 and 1996, respectively.

10.  INCOME TAXES:

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1996 are as follows:

                                                      DECEMBER 31,
                                                          1996
                                                      ------------
Deferred tax assets:
  Current:
     Net operating loss carryforwards...............    $ 40,886
     Allowance for bad debts and sales returns......      26,133
     Accrued expenses...............................       9,912
     Inventories....................................      16,587
                                                        --------
                                                          93,518
                                                        --------
Deferred tax liabilities:
  Non-current:
     Depreciation...................................       2,515
                                                        --------
Net deferred tax assets.............................      91,003
Valuation allowance.................................     (91,003)
                                                        --------
                                                        $      0
                                                        ========

     The reconciliation of the effective income tax rate to the federal statutory rate is as follows:

                                                        1996
                                                        -----
Federal income tax rate...............................   34.0%
Effect of net operating loss carryforward and
  valuation allowance.................................  (34.0)%
                                                        -----
Effective income tax rate.............................    0.0%
                                                        =====

                      PIRANHA INTERACTIVE PUBLISHING, INC.

11.  EQUITY:

  Preferred Stock

     The Company is authorized to issue up to 5,000,000 shares of preferred stock, with a par value of $.001, in one or more series and to fix the powers, designations, preferences, and rights of each series. No series have been issued to date.

  Stock Option Plan


     During December 1996, the Board of Directors of the Company established the 1996 Stock Option Plan ("1996 Plan") which authorizes them to grant options to directors, employees and consultants of the Company to purchase shares of common stock. An aggregate of 200,000 shares of common stock (subsequently increased to 300,000 as described in Note 15) are reserved for issuance upon exercise of options granted under the 1996 Plan. In general, options granted under the 1996 Plan are not transferable, expire ten years after date of grant and the exercise price may not be less than fair market value of common stock on grant date and no options may be granted with an exercise price less than the initial public offering price.



     On December 13, 1996, the Company issued an option under the 1996 Plan to purchase 12,000 shares of common stock (subsequently increased to 16,000 as described in Note 15) to a stockholder of the Company (see Note 8) at an exercise price of $5.00 per share. The option becomes fully vested on September 1, 1997, and may be exercised at any time prior to August 31, 2002. The compensation cost recognized in income for this option for the year ended December 31, 1996 was $18,600 based on the fair value of the option. This fair value was estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions: no dividends are expected to be declared; expected volatility of 75 percent, risk-free interest rate of 6 percent; options are not expected to be exercised for 4.5 years; and the estimated fair value of the underlying stock based on the historical stock prices of similar public entities following a comparable period in their lives, of $3.00 per share. As of December 31, 1996, no options have been exercised or forfeited.


  Warrants

     The Company issued 750,000 warrants in connection with the $1,500,000 of notes payable. The warrants entitle the holders to purchase one share of common stock for $3.00; however, these warrants will be exchanged automatically for 750,000 Selling Securityholders' Warrants upon the close of the proposed public offering, each of which will be identical to the Class A warrants (including the exercise price of $6.50) included in the Offering Units. These warrants were valued at $75,000 and recorded as notes payable discount, which is being amortized over the term of the notes payable using the effective interest method.

  Proposed Initial Public Offering


     The Company signed a letter of intent, in October 1996, with an underwriter for a proposed initial public offering (the "Offering") of 1,200,000 units ("Offering Units") (subsequently increased to 1,600,000 units as described in Note 15), consisting of one share of common stock, one Class A warrant and one Class B warrant. Each Class A warrant is exercisable at any time during the five years following the date of the Offering to purchase one share of common stock for $6.50, subject to adjustment. Each Class B warrant is exercisable at any time during the five years following the date of the Offering to purchase one share of common stock for $8.75, subject to adjustment. The Company may redeem such warrants at $.05 per warrant if the Company's stock price meets certain price levels. (See Note 15)



     In connection with the public offering, the present holders of the Company's common stock have been required to place 825,000 shares of common stock (subsequently increased to 1,225,000 shares as described in Note 15) in an escrow account to be released only upon the Company attaining certain minimum earnings thresholds or the market price of the Company's common stock meeting certain minimum levels. In the event

                      PIRANHA INTERACTIVE PUBLISHING, INC.

the requirements for the release of the escrow shares are attained, the Company will be required to recognize compensation expense based on the share price at the date of release. On March 31, 2001 (subsequently extended to March 31, 2002 as described in Note 15), all shares still held in escrow will be forfeited, which shares will then be placed in the Company's treasury for cancellation thereof as a contribution to capital.


12.  COMMITMENTS:

  Equity


     The Company has agreed to sell to the underwriter, for nominal consideration, the option to purchase up to 160,000 Units ("Unit Purchase Option"), substantially identical to the Offering Units. The Unit Purchase Option will be exercisable during the three-year period commencing two years from the date of the Offering at an exercise price equal of $6.00 per Unit, subject to adjustment. The Unit Purchase Option is not transferable for a period of two years from the date of the Offering except to officers of the underwriter or to members of the selling group. The exercise price and all other terms of any common stock, Class A warrants or Class B warrants (which B warrants were subsequently removed as described in Note 15) issuable to the underwriter upon exercise of the Unit Purchase Option will be substantially identical to those sold in the offering except that the warrants issued to the underwriter are not subject to redemption by the Company. (See Note 15)


     During the five-year period starting November 27, 1996, in the event the underwriter originates a financing or a merger, acquisition or transaction to which the Company is a party, the underwriter will be entitled to receive a finder's fee in consideration for origination of such transaction. The fee is based on a percentage of the consideration paid in the transaction.

  Royalties

     The Company has entered into several different license and distribution agreements (the "Agreements") with independent software developers. The Agreements generally provide that in return for the Company's exclusive right to produce, market and sell certain software products, the developers of these products are entitled to royalties based on a percentage of the product's net sales. If certain performance criteria are not met, such as selling a minimum amount of units or paying a minimum amount of royalties, the Company may lose its right for exclusivity or the agreement may terminate. The Agreements expire through October 2000. Royalty expense for the years ended December 31, 1995 and 1996 was $72,547 and $90,307, respectively, and was included in the cost of goods sold. Also, the Company was required to make certain up-front advances related to royalties. The unamortized up-front advances, included in prepaid expenses, were $8,008 and $62,169 at December 31, 1995 and 1996, respectively.

  Leases

     The Company is obligated under a long-term operating lease for its corporate offices through the year 1999. Annual rent commitments under this operating lease are as follows:

                                   YEAR ENDING
                                   DECEMBER 31,
            ----------------------------------------------------------
               1997...................................................  $ 45,234
               1998...................................................    46,421
               1999...................................................    43,551
                                                                        --------
                                                                        $135,206
                                                                        ========

     Rent expense amounted to $3,804 and $45,738 for the years ended December 31, 1995 and 1996, respectively.

                      PIRANHA INTERACTIVE PUBLISHING, INC.

13. UNAUDITED PRO FORMA DATA:

     The following pro forma data has been presented on the statements of operations:

          a. Income tax benefit (expense) has been presented as if the Company was a C corporation. The income tax benefit (expense) was calculated assuming an effective tax rate of 42%.

          The pro forma tax benefit (expense) consists of:

                                                          YEAR ENDED       YEAR ENDED
                                                         DECEMBER 31,     DECEMBER 31,
                                                             1995             1996
                                                         ------------     ------------
            Current benefit (expense):
              Federal..................................    $(63,969)        $ 62,746
              State....................................     (15,051)          14,718
                                                           --------          -------
                                                           $(79,020)        $ 77,464
                                                           ========          =======


          Total pro forma provision for income taxes differs from the "expected" pro forma tax expense of 34% principally due to state income taxes for all periods and only partial benefit from the net operating loss for the year ended December 31, 1996. A valuation allowance is required on the pro forma deferred tax asset resulting from the net operating loss for the year ended December 31, 1996 due to the uncertainty surrounding the realization of such asset.


          b. Net income (loss) per share is computed using the weighted average number of common shares outstanding during each period after giving retroactive effect to the recapitalization (see Note 1). As the conditions for release of the escrow shares (see Note 11) have not been met nor will they be met upon the mere passage of time, the escrow shares have been considered contingently issuable and, accordingly, have been excluded from the weighted average number of common shares outstanding used for the calculation of the primary net income (loss) per share. The escrow shares are considered common stock equivalents in determining fully diluted net income per share; however, in 1995 after giving effect to the higher level of earnings required under the escrow agreement, the escrow shares have been excluded from the computation as their effect would be antidilutive. All common stock equivalents are excluded from the computation of net loss per share as their effect would be antidilutive.

14.  SUPPLEMENTAL CASH FLOW INFORMATION:

                                                                       YEAR ENDED
                                                                      DECEMBER 31,
                                                                          1996
                                                                      ------------
            Cash paid for:
              Interest..............................................    $ 20,643
            Schedule of non-cash investing and financing activities:
              Issuance of stock options for services................    $ 18,600
              Warrants issued in connection with notes payable......    $ 75,000

15.  SUBSEQUENT EVENT


     On March 21, 1997, the Company and the Underwriter in the Offering agreed to revise the terms of the Offering Units to exclude the issuance of the Class B Warrant. The underwriter's unit purchase option was also revised to exclude the Class B Warrant. All other terms and conditions of the Offering remain unchanged.



     On April 29, 1997 and May 28, 1997, the Company issued short-term notes payable to the Underwriter for $160,000 and $250,000, respectively. The notes payable bear interest at 10% and mature on the earlier of

                      PIRANHA INTERACTIVE PUBLISHING, INC.

October 28, 1997 and November 28, 1997, respectively, or the closing of any public offering or other financing by the Company providing net proceeds of at least $500,000.



     On July 5, 1997 and August 4, 1997, respectively, the Company issued short-term notes payable to the Underwriter for $90,000 and to a corporation controlled by a family member of the sole stockholder of the Underwriter for $75,000. The notes payable bear interest at 10% and mature on the earlier of January 1, 1998 and February 1, 1998, respectively, or the closing of any public offering or other financing by the Company providing net proceeds of at least $500,000.



     On August 11, 1997, the Company and the Underwriter agreed to further revise the terms of the Offering by increasing the number of Offering Units from 1,200,000 to 1,600,000 units. The Company has also agreed to increase the number of units included in the Unit Purchase Option issuable to the Underwriter from 120,000 Units to 160,000 Units. In connection with these revisions, the present holders of the Company's common stock will be required to increase the number of common shares held in escrow from 825,000 to 1,225,000. The date at which any remaining shares in escrow are forfeited has been extended from March 31, 2001 to March 31, 2002.



     As of August 11, 1997, the Company declared a dividend equal to approximately 0.33 share of Common Stock as to each then outstanding share of Common Stock. All references to the number of common shares outstanding, common shares reserved for issuance under the 1996 Stock Option Plan, and per share information in the financial statements have been adjusted to reflect the dividend on a retroactive basis.



     On August 11, 1997, the Board of Directors of the Company authorized an additional 33,333 shares of common stock reserved for issuance upon exercise of options granted under the 1996 Stock Option Plan.

=========================================================

     NO DEALER, SALESMAN OR OTHER PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS WITH RESPECT TO THE OFFERING MADE HEREBY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH AN OFFER. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR IN THE BUSINESS OF THE COMPANY SINCE THE DATE HEREOF.

                               ------------------

                               TABLE OF CONTENTS


                                              PAGE
                                              ----
Prospectus Summary.........................     3
Risk Factors...............................     7
Use of Proceeds............................    21
Dividend Policy............................    22
Dilution...................................    23
Capitalization.............................    24
Selected Financial Data....................    25
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...............................    26
Business...................................    33
Management.................................    45
Certain Transactions.......................    49
Principal Stockholders.....................    50
Description of Securities..................    54
Shares Eligible for Future Sale............    57
Underwriting...............................    58
Legal Matters..............................    61
Experts....................................    61
Available Information......................    61
Financial Statements.......................   F-1


                               ------------------

     UNTIL        , 1997 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE UNITS, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.
=========================================================
=========================================================

                                  PIRANHA LOGO


                                1,600,000 UNITS

                            ------------------------

                                   PROSPECTUS
                            ------------------------
                             D.H. BLAIR INVESTMENT
                                 BANKING CORP.


                                AUGUST   , 1997


           =========================================================

                              PART II TO FORM SB-2

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.


     Article 12 of the Company's Articles of Incorporation and Article X of the Company's Bylaws limit, to the fullest extent permitted by the Nevada General Corporation law, as amended ("NGCL"), Officers' and Directors' personal liability to the Company or its stockholders for monetary damages or breach of fiduciary duty. Section 78.751 of the NGCL enables a corporation to eliminate or limit personal liability of officers and members of its board of directors for violations of their fiduciary duties. However, Nevada law does not permit the elimination of an officer's or a director's liability for engaging in any transaction from which the officer or director derived an improper personal benefit or for unlawfully paying a distribution. The statute has no effect on the availability of equitable remedies, such as an injunction or rescission, for breach of fiduciary duty.


ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the estimated costs and expenses of the Company in connection with the Offering other than underwriting discounts.


    SEC Registration Fee....................................................    $ 16,721
    NASD Filing Fee.........................................................       6,018
    Nasdaq Listing Fee......................................................      15,000
    Legal Fees and Expenses*................................................     200,000
    Accounting Fees and Expenses*...........................................      78,530
    Representative's Non-accountable Expense Allowance**....................     240,000
    Printing and Engraving Expenses*........................................     144,679
    Blue Sky Fees and Expenses*.............................................      47,500
    Miscellaneous*..........................................................     131,552
                                                                                --------
         Total..............................................................    $880,000
                                                                                ========


---------------
*  Estimated.


** $276,000 if Over-allotment option is exercised in full.


ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.

     During the period commencing November 14, 1994, the Company sold or issued the securities listed below without registration under the Securities Act of 1933, as amended.


     On November 15, 1994, the Company issued (i) 463,319 shares of Common Stock to Timothy M. Brannan for aggregate consideration of $1,436, (ii) 322,646 shares of Common Stock to J. Wade Stallings II for aggregate consideration of $1,000,
(iii) 322,646 shares of Common Stock to Keith P. Higginson for aggregate consideration of $1,000 and (iv) 181,972 shares of Common Stock to Douglas M. Brannan for aggregate consideration of $564.



     On January 1, 1995, the Company issued (i) 181,972 shares of Common Stock to Wyndi D. Ballard for aggregate consideration of $564, (ii) 181,972 shares of Common Stock to Richard J. Leitner for aggregate consideration of $564, (iii) 90,986 shares of Common Stock to George W. Gregg for aggregate consideration of $282 and (iv) 36,459 shares of Common Stock to Karen A. Timmons for aggregate consideration of $113.



     On December 13, 1996, the Company granted an option to purchase 16,000 shares of Common Stock to Milton Cohen, pursuant to a Consulting Agreement dated July 1, 1996. The per shares exercise price of the options is $5.00.



     On November 27, and December 5, 1996, the Company issued an aggregate of 30 Units, each Unit consisting of a Note for $50,000 and 25,000 warrants, each of such warrants is convertible on closing of this

Offering into one redeemable Class A Warrant to purchase one share of Common Stock. The aggregate consideration received by the Company for the Units was $1,500,000, less placement fees and Placement Agent expenses. All of the Units were sold to accredited investors, all of whom are the Selling Securityholders identified in the Alternate Prospectus contained in this Registration Statement.


     On November 22, 1996, the Company issued an aggregate of 1,200,000 shares of Common Stock to the shareholders of its predecessor corporation. All of these shares were issued on an approximate 242-for-1 basis in exchange for all of the outstanding shares of capital stock of the predecessor corporation in connection with the reorganization and reincorporation of the Company in Nevada. All of the foregoing information in this Item 26 reflects such exchange.



     On August 11, 1997, the Company declared an approximate 0.33 share of Common Stock dividend on each of its then outstanding shares of Common Stock. All of the foregoing information in this Item 26 reflects such dividend.


     Unless otherwise noted herein, the issuances of securities in the transactions described above were deemed to be exempt from registration under the Act either pursuant to the exemption from registration contained in Section 4(2) thereof, or under the provisions of Regulation D or Rule 701 promulgated under the Act. Restrictions have been imposed on the resale of such securities, including the placement of legends thereon noting such restrictions, and written disclosure of such restrictions were made prior to issuance of the securities.

ITEM 27.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (A) EXHIBITS.


EXHIBIT
NUMBER                                 DESCRIPTION                              METHOD OF FILING
------         ------------------------------------------------------------    -------------------
  1.1     --   Form of Underwriting Agreement                                           +
  3.1     --   Articles of Incorporation of Registrant                                  +
  3.2     --   Bylaws of Registrant                                                     +
  4.1     --   Form of Certificate for Common Stock                                     +
  4.2     --   Form of Class A Warrant                                                  +
  4.3     --   NO EXHIBIT
  4.4     --   Form of Bridge Note                                                      +
  4.5     --   Unit Purchase Option                                                     +
  4.6     --   Form of Bridge Warrant                                                   +
  4.7     --   Voting Trust Agreement dated November 13, 1996, among                    +
               certain stockholders of the Registrant
  4.8     --   Irrevocable Proxy Agreement dated November 13, 1996, among               +
               certain stockholders of the Registrant
  4.9     --   Form of Warrant Agreement                                                +
  4.10    --   Form of Amended and Restated Escrow Agreement between the               **
               Company, American Stock Transfer & Trust Company, as Escrow
               Agent, and certain stockholders of the Company
  5.1     --   Opinion and Consent of Squire, Sanders & Dempsey L.L.P.                  +
 10.1     --   Form of Employment Agreement between Registrant and                      +
               Executive Officers
 10.2     --   1996 Stock Option Plan                                                   +
 10.3     --   Software Distribution Agreement between Tech Data and                   +*
               Registrant, dated September 23, 1996

EXHIBIT
NUMBER                                 DESCRIPTION                              METHOD OF FILING
------         ------------------------------------------------------------    -------------------
 10.4     --   Computer Software Distribution Agreement between Navarre                +*
               Corporation and Registrant, dated January 8, 1996
 10.5     --   Ingram Micro Start-up Agreement between Ingram Micro Inc.               +*
               and Registrant, dated March 11, 1996
 10.6     --   Vendor Agreement between Registrant and American Software               +*
               and Hardware Distributors, Inc., dated April 23, 1996
 10.7     --   License Agreement between Registrant and Istvan Pely dated              +*
               October 20, 1995, as amended dated April 12, 1996
 10.8     --   Software Manufacturing and Distribution Agreement between               +*
               Registrant and Zane Publishing, Inc., dated August 30, 1995, as amended dated March 29, 1996, as further amended November
               22, 1996
 10.9     --   License Agreement between Registrant and Cambrix Publishing,            +*
               Inc., dated May 21, 1996
 10.10    --   Lease Agreement between Registrant and Phoenix Newspapers,               +
               Inc., dated December 15, 1995
 10.11    --   Merger and Acquisition Agreement between Registrant and D.H.             +
               Blair Investment Banking Corp., dated November 27, 1996
 11.1     --   Computation of Per Share Earnings                                        +
 23.1     --   Consent of Coopers & Lybrand L.L.P.
 23.2     --   Consent of Squire, Sanders & Dempsey L.L.P.                     Included in Exhibit
                                                                                       5.1
 24.1     --   Powers of Attorney                                                       +
 27.1     --   Financial Data Schedule
 99.1     --   Consent of Ian D. Berman                                                 +
 99.2     --   Consent of Michael D. Flink                                              +


---------------

* A complete copy of this document has been filed separately with the Securities and Exchange Commission pursuant to an order of confidential treatment. An excised version of the documents has previously been filed as an exhibit hereto.



** To be filed by amendment.


+  Previously filed.

     (B) FINANCIAL STATEMENT SCHEDULES.

     Not applicable.

ITEM 28.  UNDERTAKINGS.

     1. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission ("SEC") such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act, and will be governed by the final adjudication of such issue.

     2. The undersigned small business issuer will: (i) for determining any liability under the Act, treat the information omitted from the form of prospectus filed as a part of this Registration Statement in reliance upon Rule 430A and contained in a form or prospectus filed by the small business issuer under Rule 424(b)(1), or (4) or 497(h) under the Act as part of this Registration Statement as of the time the SEC declared it effective and (ii) for determining any liability under the Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

     3. The undersigned small business issuer will:

        (1) File, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

           (i)  Include any prospectus required by Section 10(a)(3) of the Act;

           (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar volume of securities offered would not exceed that which was registered) and any deviations from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more that a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

           (iii) Include any additional or changed material information on the plan of distribution.

        (2) For determining liability under the Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

        (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     4. The undersigned small business issuer will provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

                                   SIGNATURES


     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this amendment No. 3 to its registration statement to be signed on its behalf by the undersigned, in the City of Phoenix and State of Arizona on August 14, 1997.

                                        PIRANHA INTERACTIVE PUBLISHING, INC.,
                                        a Nevada corporation

                                        By: /s/    TIMOTHY M. BRANNAN

                                           -------------------------------------
                                                    Timothy M. Brannan

                                            Chairman of the Board and President

     In accordance with the requirements of the Securities Act of 1933, this registration statement was signed below by the following persons in the capacities and on the dates stated.


                 SIGNATURE                               TITLE                     DATE
-------------------------------------------  -----------------------------  -------------------


          /s/ TIMOTHY M. BRANNAN             Chairman of the Board and      August 14, 1997
-------------------------------------------  President (Principal
            Timothy M. Brannan               Executive Officer)

          /s/ KEITH P. HIGGINSON             Vice President, Chief          August 14, 1997
-------------------------------------------  Financial Officer and
            Keith P. Higginson               Director (Principal Financial
                                             and Accounting Officer)

         /s/ J. WADE STALLINGS, II           Vice President and Director    August 14, 1997
-------------------------------------------
           J. Wade Stallings, II

                                 EXHIBIT INDEX


EXHIBIT
NUMBER                                 DESCRIPTION                              METHOD OF FILING
------         ------------------------------------------------------------    -------------------
  1.1     --   Form of Underwriting Agreement                                           +
  3.1     --   Articles of Incorporation of Registrant                                  +
  3.2     --   Bylaws of Registrant                                                     +
  4.1     --   Form of Certificate for Common Stock                                     +
  4.2     --   Form of Class A Warrant                                                  +
  4.3     --   NO EXHIBIT
  4.4     --   Form of Bridge Note                                                      +
  4.5     --   Unit Purchase Option                                                     +
  4.6     --   Form of Bridge Warrant                                                   +
  4.7     --   Voting Trust Agreement dated November 13, 1996, among                    +
               certain stockholders of the Registrant
  4.8     --   Irrevocable Proxy Agreement dated November 13, 1996, among               +
               certain stockholders of the Registrant
  4.9     --   Form of Warrant Agreement                                                +
  4.10    --   Form of Amended and Restated Escrow Agreement between the               **
               Company, American Stock Transfer & Trust Company, as Escrow
               Agent, and certain stockholders of the Company
  5.1     --   Opinion and Consent of Squire, Sanders & Dempsey L.L.P.                  +
 10.1     --   Form of Employment Agreement between Registrant and                      +
               Executive Officers
 10.2     --   1996 Stock Option Plan                                                   +
 10.3     --   Software Distribution Agreement between Tech Data and                   *+
               Registrant, dated September 23, 1996
 10.4     --   Computer Software Distribution Agreement between Navarre                *+
               Corporation and Registrant, dated January 8, 1996
 10.5     --   Ingram Micro Start-up Agreement between Ingram Micro Inc.               *+
               and Registrant, dated March 11, 1996
 10.6     --   Vendor Agreement between Registrant and American Software               *+
               and Hardware Distributors, Inc., dated April 23, 1996
 10.7     --   License Agreement between Registrant and Istvan Pely dated              *+
               October 20, 1995, as amended dated April 12, 1996
 10.8     --   Software Manufacturing and Distribution Agreement between               *+
               Registrant and Zane Publishing, Inc., dated August 30, 1995, as amended dated March 29, 1996, as further amended November
               22, 1996
 10.9     --   License Agreement between Registrant and Cambrix Publishing,            *+
               Inc., dated May 21, 1996
 10.10    --   Lease Agreement between Registrant and Phoenix Newspapers,               +
               Inc., dated December 15, 1995
 10.11    --   Merger and Acquisition Agreement between Registrant and D.H.             +
               Blair Investment Banking Corp., dated November 27, 1996
 11.1     --   Computation of Per Share Earnings

EXHIBIT
NUMBER                                 DESCRIPTION                              METHOD OF FILING
------         ------------------------------------------------------------    -------------------
 23.1     --   Consent of Coopers & Lybrand L.L.P.
 23.2     --   Consent of Squire, Sanders & Dempsey L.L.P.                     Included in Exhibit
                                                                                       5.1
 24.1     --   Powers of Attorney                                                       +
 27.1     --   Financial Data Schedule
 99.1     --   Consent of Ian D. Berman                                                 +
 99.2     --   Consent of Michael D. Flink                                              +


---------------

 * A complete copy of this document has been filed separately with the Securities and Exchange Commission pursuant to an order of confidential treatment. An excised version of the documents has been previously filed as an exhibit hereto.



** To be filed by amendment.


 + Previously filed.